   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1998


                                                      REGISTRATION NO. 333-58609
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            OHIO                                  3641                              34-1803229
  (STATE OF INCORPORATION)            (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
                                      CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                               32000 AURORA ROAD
                                SOLON, OH 44139
                           TELEPHONE: (440) 519-0500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                WAYNE R. HELLMAN
                            CHIEF EXECUTIVE OFFICER
                      ADVANCED LIGHTING TECHNOLOGIES, INC.
                               32000 AURORA ROAD
                                SOLON, OH 44139
                           TELEPHONE: (440) 519-0500

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------

      The Commission is requested to send copies of all communications to:

           JAMES S. HOGG, ESQ.            JONATHAN B. MILLER, ESQ.
  COWDEN, HUMPHREY & SARLSON CO., L.P.A.      BROWN & WOOD LLP
           1414 TERMINAL TOWER             ONE WORLD TRADE CENTER
           CLEVELAND, OH 44113               NEW YORK, NY 10048
              (216) 241-2880                   (212) 839-5300

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM   PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE        AGGREGATE          AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED       PER UNIT(1)      OFFERING PRICE(1)   REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
8% Senior Notes due 2008................    $100,000,000           100%          $100,000,000          $29,500(2)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f).
(2) Previously paid.
                               ------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 1998


PROSPECTUS

                               ADVANCED LIGHTING

                               TECHNOLOGIES, INC.
Advanced Logo

                             OFFER TO EXCHANGE ITS
                            8% SENIOR NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                            8% SENIOR NOTES DUE 2008

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
                 TIME, ON             , 1998, UNLESS EXTENDED.
                            ------------------------

    Advanced Lighting Technologies, Inc., an Ohio corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount of its 8% Senior Notes due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 8% Senior Notes due 2008 (the "Old Notes" and, together with the New Notes, the "Notes"), of which $100,000,000 aggregate principal amount is outstanding.

    The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration rights and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, if the Exchange Offer is not consummated by September 13, 1998, the interest rate borne by the Old Notes will increase by 0.50% per annum following September 13, 1998 until the Exchange Offer is consummated. See "Description of the Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of March 18, 1998 (the "Registration Rights Agreement") between the Company and Morgan Stanley & Co. Incorporated (the "Placement Agent"), the Placement Agent of the Old Notes. The New Notes will be issued under the same Indenture (as defined herein) as the Old Notes, and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes" and "Description of the Old Notes."
    THE NEW NOTES ARE REDEEMABLE AT THE OPTION OF THE COMPANY, IN WHOLE OR IN PART, AT ANY TIME ON OR AFTER MARCH 15, 2003, AT THE REDEMPTION PRICES SET FORTH HEREIN. IN ADDITION, AT ANY TIME PRIOR TO MARCH 15, 2001, THE COMPANY MAY REDEEM UP TO 35% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE NOTES WITH THE PROCEEDS OF ONE OR MORE PUBLIC EQUITY OFFERINGS (AS DEFINED HEREIN), AT 108% OF THEIR PRINCIPAL AMOUNT; PROVIDED THAT AFTER ANY SUCH REDEMPTION NOTES REPRESENTING AT LEAST 65% OF THE AGGREGATE PRINCIPAL AMOUNT OF THE NOTES ORIGINALLY ISSUED REMAIN OUTSTANDING AND THAT NOTICE OF SUCH REDEMPTION IS MAILED WITHIN 60 DAYS OF ANY SUCH PUBLIC EQUITY OFFERING.

    THE OLD NOTES ARE, AND THE NEW NOTES WILL BE, UNSECURED SENIOR INDEBTEDNESS OF THE COMPANY RANKING PARI PASSU WITH THE COMPANY'S EXISTING AND FUTURE UNSUBORDINATED UNSECURED INDEBTEDNESS AND SENIOR IN RIGHT OF PAYMENT TO ALL SUBORDINATED INDEBTEDNESS OF THE COMPANY. THE NEW NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL SECURED INDEBTEDNESS OF THE COMPANY WITH RESPECT TO THE ASSETS SECURING SUCH INDEBTEDNESS AND WILL BE EFFECTIVELY SUBORDINATED TO ALL LIABILITIES OF THE COMPANY'S SUBSIDIARIES, INCLUDING TRADE PAYABLES. AT MARCH 31, 1998, THE COMPANY HAD APPROXIMATELY $119.8 MILLION OF INDEBTEDNESS OUTSTANDING, INCLUDING APPROXIMATELY $9.2 MILLION OF INDEBTEDNESS OF THE COMPANY'S SUBSIDIARIES, AND THE COMPANY'S SUBSIDIARIES HAD APPROXIMATELY $31.6 MILLION OF ADDITIONAL LIABILITIES. AT MARCH 31, 1998, THE COMPANY AND ITS SUBSIDIARIES ALSO HAD $77.7 MILLION AVAILABLE (SUBJECT TO FINANCIAL RATIO COMPLIANCE AND OTHER LIMITATIONS) TO BE DRAWN UNDER THE CREDIT FACILITY (AS DEFINED HEREIN), WHICH IS SECURED BY SUBSTANTIALLY ALL OF THE PERSONAL PROPERTY OF THE COMPANY AND ITS NORTH AMERICAN SUBSIDIARIES AND A PLEDGE OF STOCK OF EACH OF THE COMPANY'S PRINCIPAL SUBSIDIARIES.
                            ------------------------

FOR A DESCRIPTION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE NOTES, SEE
                      "RISK FACTORS" BEGINNING ON PAGE 15.
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS          , 1998.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters,
(b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date referred to below (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

     The New Notes will be a new issue of securities for which there currently is no market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than to the Placement Agent under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors -- Certain Consequences of a Failure to Exchange Old Notes."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

     Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York
City time, on             , 1998 (such time on such date being hereinafter
called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange
Offer -- Fees and Expenses." Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Old Note, from March 18, 1998. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New

Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after March 18, 1998.

     This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of             1998.

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY AT 32000 AURORA ROAD, SOLON, OHIO, 44139 (TELEPHONE (440) 519-0500)
ATTENTION: CORPORATE SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and at the regional offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or on the Internet at http://www.sec.gov. The Indenture will require the Company to file with the Commission and provide to Holders the reports and other information required to be filed with the Commission by the Exchange Act, whether or not the Company is then subject to such requirements. See "Description of the New Notes."

     This Prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits and schedules filed therewith for further information with respect to the Company and the New Notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed by the Company with the Commission and each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at the addresses described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;
(ii) portions of the Company's definitive proxy statement filed by the Company with the Commission on October 10, 1997 that have been incorporated by reference into the Annual Report on Form 10-K; (iii) the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998; and (iv) the Company's current reports on Form 8-K filed on January 14, 1998, March 4, 1998 and May 5, 1998.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Exchange Offer for the New Notes, or subsequent to the filing of the initial Registration Statement and prior to effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents incorporated by reference other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to the Company at: 32000 Aurora Road, Solon, Ohio, 44139 (telephone (440) 519-0500) Attention: Corporate Secretary.

                            ------------------------

     THIS PROSPECTUS CONTAINS STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY, ITS DIRECTORS OR ITS OFFICERS WITH RESPECT TO, AMONG OTHER THINGS: (I) POTENTIAL ACQUISITIONS OR JOINT VENTURES BY THE COMPANY; (II) THE COMPANY'S FINANCING PLANS; (III) TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS; (IV) CONTINUED GROWTH OF THE METAL HALIDE LIGHTING MARKET; (V) THE COMPANY'S OPERATING STRATEGY AND GROWTH STRATEGY; AND (VI) LITIGATION AFFECTING THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. THE ACCOMPANYING INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION THE INFORMATION SET FORTH UNDER THE HEADINGS "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," IDENTIFIES IMPORTANT FACTORS THAT COULD CAUSE SUCH DIFFERENCES.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. The Company was formed on May 19, 1995 and acquired ownership, primarily by merger (the "Combination"), of affiliated companies that were previously under common ownership and management (the "Predecessors"). Unless the context otherwise requires, the "Company" refers to Advanced Lighting Technologies, Inc., its subsidiaries and the Predecessors. Industry data in this Prospectus with respect to the lighting market is reported on a calendar year basis and includes the industrial, commercial and residential sectors, but not the automotive sector. Unless otherwise stated herein, such industry data is derived from selected reports published by the National Electrical Manufacturers Association ("NEMA").

                                  THE COMPANY

     Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. Metal halide lighting combines energy efficient superior illumination with long lamp (i.e., light bulb) life, excellent color rendition and compact lamp size. The Company believes that it is the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, the Company has developed substantial expertise in all aspects of metal halide lighting. The Company believes that this focus enhances its responsiveness to customer demand and has contributed to its technologically advanced product development and manufacturing capabilities.

     The metal halide market is the fastest growing segment of the domestic lighting market, demonstrated by metal halide lamp sales having grown at a compound annual rate of approximately 15% since 1993, although growth has varied substantially from year to year. The Company's strong market position, new product development capabilities and participation in international markets have enabled the Company to increase its revenues at rates in excess of the growth of the domestic metal halide market. The Company's sales from its continuing operations increased at a compound annual growth rate of 44.8% to $85.6 million in fiscal 1997 from $40.8 million in fiscal 1995. The Company has experienced growth in net sales in each of the past 19 consecutive quarters, and the Company's sales from continuing operations increased 83.9% to $110.9 million in the nine months ended March 31, 1998 from $60.3 million in the nine months ended March 31, 1997.

     The Company has integrated vertically to design, manufacture and market a broad range of metal halide products, including materials used in the production of lamps, and lamps and other components for lighting systems as well as complete metal halide lighting systems. The Company also manufactures and markets equipment used to produce metal halide lamps. The Company's materials and components are used in the manufacture of its own lighting systems for sale to end-users and are sold to third-party manufacturers for use in the production of their metal halide products. The vertical integration of the Company's approach to its products is illustrated below:

                             METAL HALIDE PRODUCTS
             Vertical Integration from Materials through Systems

Products for Manufacturers       Products for End Users                      Innovative Products
                                                                                for End Users
                                    Metal Halide
       MATERIALS                       Systems
                                   Produced by the
         LAMPS                         Company                                   New
                                                                                 Applications
    POWER SUPPLIES                                         Commercial/
                                                           Industrial/         -Fiber Optics
       CONTROLS                                              Outdoor           -Residential
                               Replacement Parts          Applications         -Headlights
   OPTICS/COATINGS             Sold to End Users                               -Projection TV

      EQUIPMENT                    Metal Halide Systems
                                       Produced by
                                      Third Parties

     The Company produces over 300 ultra pure metal halide salts and believes that it produces 100% of the metal halide salts used in the manufacture of metal halide lamps in the United States and over 80% of salts used worldwide. Metal halide salts are the primary ingredient within the arc tube of metal halide lamps and determine the lighting characteristics of the lamp. The Company currently markets over 240 specialty and 40 standard-type metal halide lamps, giving it the most diverse product line of any metal halide lamp manufacturer. In addition, the Company offers components such as more than 400 power supply products for metal halide and other discharge lamp systems. The Company also produces and markets metal halide systems, which consist of a lamp, power supply and related electronic controls and switches and other components. The Company also designs, manufactures and markets turnkey lamp production equipment groups, which it typically sells to international manufacturers.

METAL HALIDE

     Invented approximately 35 years ago, metal halide is the newest of all major lighting technologies and can produce the closest simulation to sunlight of any available lighting technology. Metal halide lighting is currently used primarily in commercial and industrial applications such as factories and warehouses, outdoor site and landscape lighting, sports facilities and large retail spaces such as superstores. In addition, due to metal halide's superior lighting characteristics, the Company believes many opportunities exist to "metal halidize" applications currently dominated by older incandescent and fluorescent lighting technologies. For example, a 100 watt metal halide lamp, which is approximately the same size as a household incandescent lamp, produces as much light as five 100 watt incandescent lamps and as much as three 34-watt, four-foot long fluorescent lamps. However, metal halide lamps are not compatible with the substantial installed base of incandescent and fluorescent lighting fixtures. While metal halide systems generally offer lower costs over the life of a system, the installation of a metal halide lighting system typically involves higher initial costs than incandescent and fluorescent lighting systems.

     While domestic sales of incandescent and fluorescent lamps grew at a compound annual rate of approximately 4% since 1993, domestic metal halide lamp sales have grown at a compound annual rate of approximately 15% over the same period, making metal halide the fastest growing segment of the approximately $2.9 billion domestic lamp market. In 1997, metal halide accounted for approximately 7% of domestic lamp sales by dollar volume.

     The Company believes that the majority of the growth of metal halide lighting has occurred in commercial and industrial applications. Recently, metal halide systems have been introduced in fiber optic, projection television and automotive headlamp applications. The Company believes that additional opportunities for metal halide lighting exist in other applications where energy efficiency and light quality are important. As a result of the Company's dominant position in metal halide materials and lamp production equipment, the Company expects to benefit from continued growth in metal halide markets. In addition, the Company expects to be a leader in metal halide's continued market expansion by providing innovative metal halide system components and integrated systems.

STRATEGY

     The Company's strategic objective is to remain focused on the metal halide market and expand its leadership position in the metal halide lighting industry by: (i) continuing to pursue vertical integration to expand the Company's ability to introduce new products and applications; (ii) strengthening the Company's relationships with original equipment manufacturers ("OEMs") and lighting agents (who package lamps and lighting systems for specific projects) to increase the number of metal halide applications and the penetration of the Company's products in new metal halide installations; and (iii) seeking to demonstrate the superiority of metal halide lighting solutions, thereby stimulating domestic and international demand for the Company's products.

     The Company seeks to achieve its strategic objective through internal growth and acquisitions and strategic investments. The Company acquires or invests in businesses that, when combined with the Company's existing capabilities and metal halide focus, provide technological, product or distribution synergies and offer the potential to enhance the Company's competitive position or accelerate development of additional metal halide market opportunities. The Company has made a number of acquisitions and investments since January 1997, as described under "Background of the Company -- Recent Acquisitions and Strategic Investments." On January 2, 1998, the Company acquired Ruud Lighting, Inc. ("Ruud Lighting"), a manufacturer of high-intensity discharge ("HID") lighting systems, principally focusing on metal halide installations for commercial, industrial, outdoor and related lighting applications, with expertise in direct marketing to contractors and end-users. The Company is currently considering other possible acquisition and strategic investment opportunities and will continue to do so in the future.

     The Company's growth strategy contains four key elements:

     - Introduce New Products and Systems. The Company intends to continue to develop new products and systems which should permit metal halide to penetrate lighting applications that are currently dominated by older lighting technologies. To further the Company's integrated systems and components strategy, the Company has acquired Ruud Lighting as well as two manufacturers of power supplies primarily for metal halide lighting systems. The Company can now manufacture and market complete metal halide lighting systems for end-users as well as complementary component packages for OEMs. The Company intends to develop, manufacture and market additional types of high performance and technologically advanced metal halide materials, components and systems. Capitalizing on its expanding production capability, design capability and unique metal halide focus, the Company expects to develop additional specialty systems, such as fiber optic lighting systems and projection television optical systems.

     - Increase Sales of Existing Products. By expanding existing relationships and developing new relationships with lighting agents and OEMs, the Company expects to increase sales of existing specialty lamps and power supplies. The Company also expects its sales of replacement lamps, as well as power supplies, to increase through its recently expanded distribution capability (resulting from the Ruud Lighting acquisition) and as the installed base of fixtures for the Company's specialty lamps increases.

     - Participate in Growing International Markets. Because the Company expects that international growth of metal halide lighting products and systems will exceed domestic growth, the Company intends to directly market its products in developed countries and to pursue joint venture arrangements in developing countries to accelerate metal halide's penetration of international markets.

     - Penetrate the Residential Lighting Market. Over the longer term, the Company intends to lead metal halide's penetration of the residential lighting market by: (i) expanding the marketing of its products, especially contractor-installed fixtures used in the construction of new and remodeled housing, building on Ruud Lighting's expertise in direct marketing to contractors; (ii) developing the use of metal halide fiber optic systems through a joint venture; and (iii) manufacturing components for compact metal halide lighting systems (e.g., table and floor lamps), using MICROSUN(TM) technology developed by the Company. Microsun Technologies, Inc. ("MicroSun"), currently a wholly-owned subsidiary of the Company, develops, designs, assembles, markets and distributes these portable fixtures. On May 5, 1998, the Company announced plans to spin off MicroSun, creating an independent company. See "Management's Discussion and Analysis of Financial Condition and Results of
       Operations -- Spin-Off of MicroSun Business."

                               THE EXCHANGE OFFER

The Exchange Offer.........  Up to $100,000,000 aggregate principal amount of
                             New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. Old Notes may be tendered for exchange in whole or in part in a principal amount of $1,000 and integral multiples thereof. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Notes. For a description of the procedures for tendering Old Notes, see "The Exchange
                             Offer -- Procedures for Tendering Old Notes."

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998 (such time on such date being hereinafter called the "Expiration Date") unless the Exchange
                             Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).
                             See "The Exchange Offer -- Expiration Date;
                             Extensions; Amendments."

Certain Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain conditions. The Company reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange,
                             (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer -- Expiration Date; Extensions; Amendments" and "--Certain Conditions to the Exchange Offer."

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The Exchange Offer -- Withdrawal Rights."

Procedures for Tendering
Old Notes..................  Tendering holders of Old Notes must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent (as defined below), either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. See "The Exchange Offer -- Procedures for Tendering Old Notes." Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange
                             Offer -- Exchange Agent."

Resales of New Notes.......  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

                             Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer -- Resale of New Notes," the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."

Exchange Agent.............  The exchange agent with respect to the Exchange
                             Offer is The Bank of New York (the "Exchange
                             Agent"). The addresses and telephone and facsimile numbers of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds............  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. See "Use of Proceeds."

Certain United States
Federal Income Tax
  Considerations...........  Holders of Old Notes should review the information set forth under "-- Certain United States Federal Income Tax Considerations" prior to tendering Old Notes in the Exchange Offer.

                                 THE NEW NOTES

Securities Offered.........  Up to $100,000,000 aggregate principal amount of the Company's 8% Senior Notes due 2008 which have been registered under the Securities Act.

                             The New Notes will be issued and the Old Notes were issued under an Indenture dated as of March 18, 1998 (the "Indenture") between the Company and The Bank of New York (the "Trustee"). The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes -- General." The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore are not subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration rights or other rights under the Registration Rights Agreement and (ii) the New Notes will not provide for any increase in the interest rate thereon. See "The Exchange
                             Offer -- Purpose of the Exchange Offer,"
                             "Description of the New Notes" and "Description of the Old Notes."

Maturity...................  March 15, 2008.

Interest...................  March 15 and September 15 of each year, commencing on the first such date following the original issuance of the New Notes.

Optional Redemption by the
  Company..................  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after March 15, 2003 at the redemption prices set forth herein. In addition, at any time prior to March 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of one or more Public Equity Offerings (as defined herein), at 108% of their principal amount; provided that after any such redemption Notes representing at least 65% of the Notes initially issued remain outstanding and that notice of such redemption is mailed within 60 days of any such Public Equity Offering. See "Description of the New Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See "Description of the New
                             Notes -- Repurchase of Notes upon a Change of Control."

Ranking....................  The Notes will be unsecured senior indebtedness ranking pari passu with existing and future unsubordinated unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries with respect to the collateral securing such indebtedness, and the Notes will be effectively subordinated to all liabili-ties of the Company's subsidiaries, including trade payables. (At March 31, 1998, the Company had approximately $119.8 million of indebtedness outstanding, including approximately $9.2 million of indebtedness of the Company's subsidiaries, and the Company's subsidiaries had approximately $31.6 million of additional liabilities. At March 31, 1998, the Company and its subsidiaries also had $77.7 million available (subject to financial ratio compliance and other limitations) to be drawn under the Credit Facility, which is secured by substantially all of the personal property of the Company and each of its North American subsidiaries and a pledge of stock of each of the Company's principal subsidiaries.) See "Risk
                             Factors -- Leverage" and "-- Priority of Secured Creditors; Holding Company Structure."

Certain Covenants..........  The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and, with respect to the Company, engage in mergers and consolidations. However, these limitations will be subject to a number of important qualifications and exceptions. See "Description of the New Notes -- Covenants."

                                  RISK FACTORS

     See "Risk Factors" beginning on page 15 for a discussion of certain factors relating to an investment in the Notes.

                             SUMMARY FINANCIAL DATA

     The following table presents (i) summary historical consolidated financial data of the Company as of the dates and for the periods indicated and (ii) summary unaudited pro forma financial data of the Company as of the dates and for the periods indicated, giving effect to the acquisition of Ruud Lighting and the issuance of the Notes as though they had occurred on the dates indicated herein. The summary unaudited pro forma financial data are not necessarily indicative of operating results that would have been achieved had these events been consummated on the dates indicated and should not be construed as representative of future operating results. The summary historical financial data for the years ended June 30, 1997, 1996 and 1995 have been derived from the audited consolidated financial statements of the Company. The summary historical consolidated financial data and unaudited pro forma financial data should be read in conjunction with the audited consolidated financial statements and related notes thereto of the Company, the audited financial statements of Ruud Lighting and related notes thereto, the "Unaudited Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                            NINE MONTHS ENDED
                                          PRO FORMA NINE        MARCH 31,          PRO FORMA         YEAR ENDED JUNE 30,
                                           MONTHS ENDED    -------------------    YEAR ENDED     ----------------------------
                                          MARCH 31, 1998     1998       1997     JUNE 30, 1997     1997      1996      1995
                                          --------------   --------   --------   -------------   --------   -------   -------
                                           (UNAUDITED)         (UNAUDITED)        (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT RATIO DATA)
OPERATING STATEMENT DATA:
Net sales...............................     $147,052      $110,891   $ 60,291     $153,543      $ 85,645   $54,636   $40,767
Cost of sales...........................       90,265        66,241     32,299       90,431        45,703    29,164    21,899
Gross margin............................       56,787        44,650     27,992       63,112        39,942    25,472    18,868
Operating expenses......................       74,216        65,292     20,494       44,634        28,849    20,524    13,440
Income (loss) from continuing operations
  before extraordinary charges..........      (23,105)      (22,132)     4,743        7,722         7,556     2,667     3,142
Net income (loss).......................      (31,001)      (30,028)     4,502        7,270         7,104     2,382     2,889
OTHER FINANCIAL DATA:
Interest expense(1).....................     $  6,485      $  1,649   $    749     $  8,620      $  1,513   $ 1,548   $ 2,107
Depreciation and amortization...........        4,686         3,335      1,829        3,807         2,579     1,638     1,399
EBITDA(2)...............................      (12,743)      (17,307)     9,327       22,285        13,672     6,586     6,827
Ratio of EBITDA to interest
  expense(1)(2).........................           --            --       12.5          2.6           9.0       4.3       3.2
Capital expenditures....................                   $ 21,565   $ 11,589                   $ 18,095   $ 5,050   $ 1,530
Cash flow from (used in) operations.....                    (18,063)    (6,534)                    (4,183)    1,326     4,464
Cash flow from (used in) investing......                    (83,129)   (29,436)                   (44,058)   (8,125)   (1,530)
Cash flow from (used in) financing......                    127,615     40,496                     50,757     7,451    (2,567)

                                                                MARCH 31, 1998
                                                                --------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments.........       $ 34,696
  Working capital...........................................         87,646
  Total assets..............................................        308,699
  Total long-term debt......................................        117,520
  Total shareholders' equity................................        148,778

---------------

(1) The pro forma Interest expense and Ratio of EBITDA to interest expense reflect the transactions described above.

(2) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is provided because it is a measure commonly used to evaluate a company's ability to service its indebtedness. EBITDA is presented to enhance the understanding of the Company's operating results and is not intended to represent cash flows or results of operations in accordance with generally accepted accounting principles ("GAAP") for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using GAAP are also presented in Other Financial Data. In the nine months ended March 31, 1998, EBITDA was inadequate to cover interest expense by $18,956 ($19,228 for the pro forma nine months ended March 31, 1998).

                                  RISK FACTORS

     Prospective purchasers should consider carefully the following factors, as well as the other information contained and incorporated by reference in this Prospectus, in evaluating an investment in the Notes.

DEPENDENCE ON METAL HALIDE

     The Company derives substantially all of its net sales and net income from the sale of metal halide materials, systems and components and production equipment and the Company's current operations and growth strategy are focused on the metal halide lighting industry. Metal halide is the newest of all commercial lighting technologies, and metal halide lamp sales represented approximately 7% of domestic lamp sales in 1997. Fluorescent and incandescent lamps represented approximately 87% of domestic lamp sales in 1997. The Company's success has been attributable to the increased usage of metal halide lighting in commercial and industrial applications and its future results are dependent upon the further growth of metal halide lighting in these and other applications. However, metal halide lamps are not compatible with the substantial installed base of incandescent and fluorescent lighting fixtures, and the installation of a metal halide lighting system typically involves higher initial costs than incandescent and fluorescent lighting systems. Accordingly, there can be no assurance that metal halide products will continue to gain market share within the overall lighting market or that better lighting technologies will not be introduced, displacing metal halide lighting in the market, which could have a material adverse effect on the Company, its results of operations and its ability to make payments on the Notes. See
"Business -- Lighting Industry."

LEVERAGE

     At March 31, 1998, the Company had approximately $119.8 million of total indebtedness outstanding and $148.8 million of shareholders' equity. At March 31, 1998, the Company and its subsidiaries also had $77.7 million available (subject to financial ratio compliance and other limitations) to be drawn under the Company's $85.0 million revolving credit facility entered into on January 2, 1998 (the "Credit Facility"). See "Description of Certain Indebtedness." The Indenture permits the Company and its subsidiaries to incur substantial amounts of additional indebtedness in the future. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired and (ii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited, and the Company may be more vulnerable in the event of a downturn in its business.

PRIORITY OF SECURED CREDITORS; HOLDING COMPANY STRUCTURE

     Although the Notes rank pari passu in right of payment with indebtedness outstanding under the Credit Facility, such indebtedness is secured by substantially all of the personal property of the Company and each of its North American subsidiaries and a pledge of stock of each of the Company's principal subsidiaries. The Notes are unsecured and therefore do not have the benefit of such collateral. If an event of default occurs under the Credit Facility, the banks party thereto will have preferential claims to those assets and may foreclose upon such collateral to the exclusion of the holders of the Notes, notwithstanding the existence of an event of default with respect to the Notes. Accordingly, in such an event, the Company's assets would first be used to repay in full amounts outstanding under the Credit Facility, resulting in virtually all of the Company's assets being unavailable to satisfy the claims of holders of the Notes until the indebtedness under the Credit Facility is repaid in full. Any remaining unpaid claims of creditors under the Credit Facility will be pari passu with the Notes and entitled to share in any of the Company's remaining assets.

     The Company conducts substantially all of its operations through subsidiaries and substantially all of its assets consist of the capital stock of its subsidiaries. Accordingly, the Notes will be effectively subordinated to liabilities of the Company's subsidiaries, including trade payables. At March 31, 1998, the total liabilities of the Company's subsidiaries, excluding intercompany debt but including trade payables, were approximately $40.8 million. At March 31, 1998, the Company and its subsidiaries also had $77.7 million available (subject to financial ratio compliance and other limitations) to be drawn under the Credit Facility, which is secured as described above.

     The Company's rights and the rights of its creditors, including holders of the Notes, to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject, in the case of any subsidiary, to the prior claims of such subsidiary's creditors, except to the extent that the Company itself may be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinated to any mortgage or other liens on the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. Accordingly, there can be no assurance that, after providing for all prior claims and all pari passu claims, there would be sufficient assets available to satisfy the obligations of the Company under the Notes.

     Because the Company conducts substantially all of its operations through its subsidiaries, the Company is and will be dependent upon the distribution of the earnings of its subsidiaries to service its debt obligations, including the Notes. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to make any funds available therefor.

ABILITY TO DEVELOP AND BROADEN PRODUCT CATEGORIES

     The Company has recently broadened its systems and components product line. The Company also has recently introduced a limited range of products for residential use and expects to develop additional types of metal halide lighting systems. The marketing efforts and strategies for such product extensions are substantially different from those associated with the Company's historical operations. There can be no assurance that the Company will be successful in adding new products to its current product categories or in developing new categories of products and the Company's ability to make payments on the Notes may depend on its ability to do so. See "Business -- Products."

DEPENDENCE UPON NEW PRODUCT INTRODUCTIONS

     The Company's historical success has been attributable, in large part, to the introduction of new products in each of its product lines to meet the requirements of its customers. The Company's future success will depend upon its continued ability to develop and introduce innovative products, and there can be no assurance of the Company's ability to do so. Even if a new product is developed for a particular type of lighting fixture or application, the product may not be commercially successful in the lighting market. In addition, competitors occasionally have followed the Company's introduction of successful products with similar product offerings. As a result of these and other factors, there can be no assurance that the Company will continue to be successful in introducing new products. The Company's ability to make payments on the Notes may depend on its ability to successfully introduce new products. See
"Business -- Product Design and Development."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH

     The Company has experienced significant growth in recent years, which has placed, and is expected to continue to place, a significant strain on its management, employees, finances and operations. Management has set aggressive growth objectives for the Company's net sales and net income. These objectives may be increasingly difficult to achieve. In pursuing these objectives, the Company will, among other things, seek to develop new products and applications for its products, seek to expand its distribution capabilities and pursue acquisitions and strategic investments, both in the United States and elsewhere. Any of the Company's efforts in pursuit of these objectives may expose it to risks that could adversely affect its results of operations and financial condition. To manage growth effectively, the Company must continue to implement changes in many aspects of its business, expand its information systems, increase the capacity and productivity of its materials, systems and components and production equipment operations, develop its metal halide systems capability and hire, develop, train and manage an increasing number of managerial, production and other employees. Certain of the Company's product line extensions have been, or will be, effected through acquisitions, and the success of these acquisitions will depend on the integration of the acquired operations with the Company's existing operations. If management is unable to anticipate or manage growth effectively, or unable to successfully integrate acquired operations and manage expenses and risks associated with integrating the administration and information systems of acquired companies, the Company's operating results and its ability to make payments on the Notes could be adversely affected. See "Business -- Strategy."

RISKS ASSOCIATED WITH ACQUISITION AND INVESTMENT STRATEGY

     In order to implement its business strategy, the Company will from time-to-time consider expansion of its products and services through joint ventures, strategic partnerships and acquisitions of, and/or investments in, other business entities. The Company has no agreement or understanding with any prospective acquisition or investment candidate in respect of a specific transaction, but it is engaged in preliminary discussions with certain candidates at the date of this Prospectus. There is no assurance that any agreement will result from such discussions or that management will be able to identify, acquire or manage future acquisition candidates profitably on behalf of the Company, or as to the timing or amount of any return or anticipated benefits that the Company might realize on any acquisition or investment. Acquisitions or investments could necessitate commitments of funds, which could reduce the Company's future liquidity. Possible future acquisitions or investments by the Company could result in the incurrence by the Company or its subsidiaries of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, as well as writeoffs of unsuccessful acquisitions, any or all of which could materially adversely affect the Company's financial condition, results of operations, and ability to make payments on the Notes. The Company has made several acquisitions since January 1997, including Ruud Lighting, the effect of which has been to almost double the Company's revenues on a pro forma basis. There can be no assurance that the Company will be able to integrate these acquisitions or to manage its expanded operations effectively. In addition, since that date the Company has made, and the Indenture will permit the Company to continue to make, substantial investments in entities it does not and will not be able to control. The Company may find it difficult or impossible to realize cash flows from such investments, or to liquidate such investments, which could adversely affect the Company's ability to make payments on the Notes.

RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS; FOREIGN CURRENCIES

     The Company has derived, and expects to derive in the future, a substantial portion of its net sales from its international business, with revenues from customers outside of the United States representing approximately 53% of the Company's net sales for the nine months ended March 31, 1998. The Company's international joint ventures and operations and its export sales are subject to the risks inherent in doing business abroad, including delays in shipments, adverse fluctuations in currency exchange rates, increases in import duties and tariffs and changes in foreign regulations and political climate. The Company's joint ventures and operations in foreign countries have been and will be granted rights to use the Company's technology. While the Company will attempt to protect its intellectual property rights in these foreign joint ventures and operations, the laws of many foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. See "Business -- Strategy."

     Approximately 17% of the Company's net sales in fiscal 1997, on a pro forma basis for the Ruud Lighting acquisition, were denominated in currencies other than U.S. dollars, principally Pounds Sterling, Australian dollars and Canadian dollars. A weakening of such currencies versus the U.S. dollar could have a material adverse effect on the Company and its ability to make payments on the Notes. The Company currently does not hedge its foreign currency exposure.

PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     The Company relies primarily on trade secret, trademark and patent laws to protect its rights to certain aspects of its products, including proprietary manufacturing processes and technologies, product research and concepts and trademarks, all of which the Company believes are important to the success of its products and its competitive position. There can be no assurance that the actions taken by the Company to protect its proprietary rights will be adequate to prevent imitation of its products, processes or technology, that the Company's proprietary information will not become known to competitors, that the Company can effectively protect its rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on the Company's intellectual property rights. No assurance can be given that others will not assert rights in, and ownership of, the patents and other proprietary rights of the Company.

     In recent years, the Company has successfully taken legal action to enjoin misappropriation of trade secrets by other parties. Any increase in the level of activities involving misappropriation of the Company's trade secrets or other intellectual property rights could require the Company to increase significantly the resources devoted to such efforts. In addition, an adverse determination in litigation, and specifically in potential patent litigation with respect to DSI, could subject the Company to the loss of its rights to a particular trade secret, trademark or patent, could require the Company to grant licenses to third parties, could prevent the Company from manufacturing, selling or using certain aspects of its products or could subject the Company to substantial liability, any of which could have a material adverse effect on the Company's results of operations and its ability to make payments on the Notes. See "Business -- Intellectual Property" and "-- Legal Proceedings."

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the continued services of Wayne R. Hellman, the Company's founder, President, Chief Executive Officer and principal shareholder. Mr. Hellman and the Company have entered into an employment agreement providing for a term ending December 31, 1998. The Company also is highly dependent on the services of Alan J. Ruud, the Company's Vice Chairman and a principal shareholder. Mr. Ruud and the Company have entered into an employment agreement providing for a term ending January 1, 2001. The loss of the services of Mr. Hellman or Mr. Ruud for any reason could have a material adverse effect on the Company and its ability to make payments on the Notes. The Company maintains key man life insurance with respect to Mr. Hellman in the amount of $13 million and Mr. Ruud in the amount of $2 million and in varying amounts on certain other members of senior management.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Mr. Hellman individually owns approximately 9.4% of the outstanding shares of the Company's common stock (the "Common Stock") and, individually and in other capacities, has the power to vote a total of 23.2% of the outstanding shares of Common Stock. Mr. Ruud individually owns approximately 7.5% of the outstanding shares of Common Stock and, individually and as a voting trustee, has the power to vote a total of approximately 14.9% of the outstanding shares of Common Stock. As a result, although Mr. Hellman and Mr. Ruud have no arrangement or understanding of any kind with each other as to the voting of their shares, either Mr. Hellman or Mr. Ruud, or the two of them together, may be able to significantly influence, and may be able effectively to control, all matters requiring shareholder approval, including the election of directors (and thereby the affairs and management of the Company), amendments to the Company's Articles of Incorporation, mergers, share exchanges, the sale of all or substantially all of the Company's assets, going private transactions and other fundamental transactions. The interests of the Company's stockholders may differ significantly from the interests of holders of the Notes. In particular, stockholders may be less risk averse than holders of the Notes in pursuit of growth. See "Principal Shareholders."

ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The Company believes that its business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operations of manufacturing plants entail risks in these areas, and there can be no assurance that the Company will not incur material costs or liabilities. In addition, potentially significant expenditures could be required to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future. The imposition of significant environmental liabilities on the Company could have a material adverse effect on the Company and its ability to make payments on the Notes. See "Business -- Environmental Regulation."

COMPETITION

     The Company competes with respect to its major products with numerous well-established producers of materials, components and systems and equipment, many of which possess greater financial, manufacturing, marketing and distribution resources than does the Company. In addition, many of these competitors' products utilize technology that has been broadly accepted in the marketplace and is better known to consumers than is the Company's metal halide technology. The Company competes with General Electric Company and its subsidiaries ("General Electric" or "GE"), Philips Electronics N.V. ("Philips") and Siemens A.G.'s OSRAM/Sylvania, Inc. subsidiary ("Sylvania") in the sale of metal halide lamps. The Company estimates, based on published industry data for 1997, that these three companies had a combined domestic market share of approximately 85% for metal halide lamps based on units sold and approximately 95% of the total domestic lamp market. Accordingly, these companies dominate the lamp industry and exert significant influence over the channels through which all lamp products, including those of the Company, are distributed and sold. The Company's component products and systems also face strong competition, particularly in the power supply market, in which the Company's two largest competitors each have a larger market share than the Company. There can be no assurance that the Company's competitors will not increase their focus on metal halide materials, systems and components, or expand their product lines to compete with the Company's products. Any such increase or expansion could have a material adverse effect on the Company and its ability to make payments on the Notes. See "Business -- Competition."

RELATIONSHIPS WITH GENERAL ELECTRIC AND OTHER MAJOR LAMP MANUFACTURERS

     Notwithstanding the fact that the Company competes with GE, Philips and Sylvania in the sale of certain of its products, the Company purchases a significant quantity of its raw materials and private label lamps from these three companies (aggregating $8.4 million in fiscal 1997, of which $4.0 million was from GE, and $13.0 million in the nine months ended March 31, 1998, of which $7.2 million was from GE) and derives significant revenue from sales of its materials and components and systems to each of these three companies (aggregating $9.3 million in fiscal 1997, of which $5.1 million was to GE, and $9.6 million in the nine months ended March 31, 1998, of which $4.1 million was to GE). Any significant change in the Company's relationships with these companies, or in the manner in which these companies participate in the manufacturing, distribution and sale of metal halide lighting products, could have a material adverse effect on the Company and its ability to make payments on the Notes. GE continues to hold the 535,887 shares of Common Stock issued to GE in December 1995, which represented approximately 2.7% of the issued and outstanding Common Stock of the Company as of May 6, 1998. See
"Business -- Lighting Industry."

RESTRICTIONS IMPOSED BY THE CREDIT FACILITY AND THE INDENTURE

     The Credit Facility and the Indenture contain certain restrictive covenants, including, among others, covenants: (i) limiting the Company's and certain of its subsidiaries' ability to incur additional indebtedness, pay dividends, make certain investments, consummate certain asset sales, enter into transactions with affiliates and incur liens and (ii) imposing restrictions on the ability of certain subsidiaries to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. Although the covenants are subject to various exceptions which are designed to allow the Company and its subsidiaries to operate without undue restraint, there can be no assurance that such restrictions will not adversely affect their ability to finance their future operations or capital needs or engage in other business activities which may be in the interest of the Company. See "Description of the New Notes -- Covenants." In addition, the Company is required under the Credit Facility to maintain specified financial ratios. The Company's growth will depend in part upon its ability to fund acquisitions and investments, any of which may make it more difficult to maintain financial ratios. See "Description of Certain Indebtedness." The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. A breach of any of these covenants or the inability to comply with the required financial ratios could result in a default under the Credit Facility that would entitle the lenders to accelerate the maturity of the Credit Facility. Such an event would adversely affect the Company's ability to make payments on the Notes. See "-- Priority of Secured Creditors; Holding Company Structure." As a growth company, the Company may need to amend or replace the Credit Facility prior to its maturity on December 31, 2000.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the outstanding principal amount thereof, together with accrued and unpaid interest. The Change of Control repurchase feature may make more difficult a sale or takeover of the Company. There can be no assurance that the Company will have the necessary financial resources to meet its obligations in respect of its indebtedness, including the required repurchase of the Notes, following a Change of Control. If an offer to repurchase the Notes is required to be made and the Company does not have available sufficient funds to pay for the Notes, an event of default would occur under the Indenture. The occurrence of an event of default could result in acceleration of the maturity of the Notes. See "Description of the New Notes." Furthermore, these provisions would not necessarily afford protection to holders of the Notes in the event of a highly leveraged transaction that does not result in a Change in Control. See "Description of the New Notes -- Repurchase of Notes upon a Change of Control."

LACK OF PUBLIC MARKET FOR THE NEW NOTES

     The New Notes are a new issue of securities for which there is currently no trading market. Therefore, there can be no assurance that a market for the New Notes will develop. In addition, if the New Notes are traded after their initial issuance, the prices thereof may vary depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company and expectations and ratings of securities analysts.

YEAR 2000 COMPLIANCE

     The Company utilizes and is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed and maintained by the Company and purchased software which is run on in-house computer networks. The Company has initiated a review and assessment of all hardware and software to determine whether it will function properly in the year 2000. To date, those vendors which have been contacted have indicated that their hardware or software is or will be year 2000 compliant in time frames that meet the Company's requirements. The Company presently believes that costs associated with the compliance efforts will not have a significant impact on the Company's ongoing results of operations although there can be no assurance in this regard. The Company also has initiated communications with its significant suppliers regarding the year 2000 issue. However, there can be no assurance that the systems of such suppliers, or of customers, will be year 2000 compliant. The failure of suppliers and customers to timely modify their systems to be year 2000 compliant could have a significant impact on the Company's results of operations and its ability to make payments on the Notes.

CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

     The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions applicable solely to the Placement Agent). The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

     To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

     The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New
Notes -- General."

     The Old Notes provide that, if the Exchange Offer is not consummated by September 13, 1998, the interest rate borne by the Old Notes will increase by 0.50% per annum following September 13, 1998 until the Exchange Offer is consummated. See "Description of the Old Notes." Following consummation of the Exchange Offer, the Old Notes will not be entitled to any increase in the interest rate thereon. The New Notes will not be entitled to any such increase in the interest rate thereon.

                           BACKGROUND OF THE COMPANY

HISTORY

     The Company's business was established in 1983 by Wayne R. Hellman, the Company's current Chief Executive Officer, and other members of the Company's senior management to focus on the design and manufacture of metal halide lamps. Management initially acquired an entity engaged in the production of metal halide salts necessary to make metal halide lamps and founded Venture Lighting International, Inc. ("Venture"), a lamp manufacturer, soon thereafter. By 1995, management had either formed or acquired 17 operating companies, each of which was engaged in some aspect of the metal halide lighting business and all of which were under common ownership (the "Predecessors"). In 1985, certain of the Predecessors produced their first metal halide lamps and, over the next several years, designed, introduced and manufactured a wide range of specialty metal halide lamps, as well as certain commodity lamps. In order to support the growth of their metal halide operations, the Predecessors manufactured and sold non-metal halide products such as high pressure sodium lamps. To gain entrance into the European lamp market, management acquired a German quartz halogen lamp manufacturer in 1984, which was sold in 1990, as described below.

     The Predecessors financed early operations through a combination of venture capital financing and significant bank borrowing. The Predecessors experienced significant growth between fiscal 1983 and fiscal 1989, with metal halide products representing slightly less than half of the Predecessors' net aggregate revenue in fiscal 1989. In January 1989, the senior lender to Venture, one of the 17 Predecessor companies, requested that it obtain alternative financing sources for the approximately $32.0 million of bank debt which Venture then had outstanding. However, Venture was unable to consummate alternative financing arrangements that would have retired the outstanding debt because of its venture capital investor's refusal to accept the terms and values offered for its investment in Venture in two potential transactions with major lamp manufacturers. In June 1990, Venture and the venture capital investor negotiated an exchange of the investor's preferred equity for subordinated notes of Venture. Following this exchange, Venture was able to reduce the $32.0 million of indebtedness owed to its senior lender to $6.7 million by December 1990 through dispositions of certain subsidiaries, including its German quartz halogen lamp manufacturer. As a result of these dispositions, non-metal halide product sales declined to approximately 17% of net sales in fiscal 1991.

     During fiscal 1992, Venture was unsuccessful in refinancing the remaining outstanding senior debt, which had risen to $8.0 million at June 30, 1992 and was limited to that amount by its senior lender. As a result, Venture experienced working capital constraints, and its management made a strategic decision to refocus its manufacturing operations on the core business of specialty metal halide lamps. Venture contracted its operations by significantly reducing the number of product lines it manufactured, reducing its work force and eliminating its second manufacturing shift.

     At the end of fiscal 1992, the senior lender expressed its intention not to further extend the term of the remaining bank debt of Venture. Although Venture was in default of certain covenants, it had never missed a scheduled interest or principal payment to the senior lender. Unable to obtain acceptable refinancing, Venture voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code on July 29, 1992. None of the other Predecessors filed for Chapter 11 protection. Venture successfully emerged from Chapter 11 protection in July 1993. The Predecessors' aggregate net sales declined to $25.5 million in fiscal 1993 from $26.4 million in fiscal 1992. During fiscal 1993, the Predecessors maintained substantially all of their relationships with existing customers and suppliers. As part of the plan of reorganization, Venture's management received complete ownership of Venture for an additional equity investment of $250,000. Venture's reorganization was facilitated by financing arrangements totalling $8.0 million provided by GE (the "GE Loan"), which were personally guaranteed by Mr. Hellman. In addition, at that time, GE was issued a warrant to purchase common stock of Venture (the "GE Warrant"). In connection with the Company's initial public offering in December 1995, GE received $3.0 million in cash plus 5.0% of the Company's then outstanding Common Stock in exchange for the cancellation of the GE Warrant and for other consideration. In addition, with approximately $400,000 of the proceeds of the initial public offering, the Company paid all amounts remaining to be paid pursuant to the plan of reorganization.

     The Company was formed as an Ohio corporation on May 19, 1995 for the purpose of acquiring ownership, primarily by merger, of the 17 affiliated Predecessors, including Venture, that were previously under common ownership and management and were each engaged in some aspect of the metal halide lighting business. The Combination was effected in October 1995 through a series of mergers or stock exchanges in which the Predecessors' shareholders received Common Stock of the Company, except that certain investors and former employees of the Predecessors received, in the aggregate, an insignificant amount of cash for their shares. See "Certain Transactions -- The Combination" and "Principal Shareholders."

RECENT ACQUISITIONS AND STRATEGIC INVESTMENTS

     To expand the Company's ability to develop and market new metal halide products and systems, the Company has made a number of acquisitions and strategic investments, the most notable of which completed since January 1997 are described below.

     On January 28, 1998, the Company completed the acquisition of Deposition Sciences, Inc. ("DSI"), of Santa Rosa, California. DSI is a leader in the development of sophisticated thin film deposition systems and coatings for lighting applications, with particular emphasis on coatings for metal halide lighting systems, and other applications, including aerospace, defense and automotive applications. The stock of DSI was acquired in a privately-negotiated transaction. The purchase price consisted of 599,717 shares of the Company's Common Stock and approximately $14.5 million in cash.

     On January 2, 1998, the Company acquired all of the capital stock outstanding of Ruud Lighting (the "Ruud Stock"), located in Racine, Wisconsin. Ruud Lighting manufactures and directly markets HID lighting systems, principally focusing on metal halide installations for commercial, industrial and outdoor lighting applications. The Ruud Stock was acquired from the five shareholders of Ruud Lighting in a privately negotiated purchase transaction. The purchase price for the Ruud Stock consisted of three million shares of the Company's Common Stock and approximately $35.5 million in cash.

     On December 31, 1997, the Company and Rohm and Haas Company ("Rohm and Haas") completed a series of agreements that resulted in the formation of Unison Fiber Optics Lighting Systems LLC ("Unison"), a joint venture that focuses on the manufacture and sale of fiber optic lighting systems. In consideration for a 50% interest in Unison, the Company contributed its subsidiary, Advanced Cable Lite Corporation, $2.0 million in cash, other optic lighting system assets and is obligated to contribute an additional $3.0 million in cash on January 1, 2000.

     In July 1997, the Company purchased an equity interest in Fiberstars, Inc. ("Fiberstars"), a marketer and distributor of fiber optic lighting products. On February 11, 1998, the Company increased its equity ownership to approximately 29% of Fiberstars' total shares outstanding. Pursuant to its agreements with Rohm and Haas, Rohm and Haas has the right to request that the Company divest its interest in Fiberstars. Upon such request, the Company agrees to complete such divestiture within two years subject to reasonable extension upon consent of Rohm and Haas.

     On June 2, 1997, the Company purchased the system component manufacturing and operating assets of W. J. Parry & Co. (Nottingham) Ltd. ("Parry"), a manufacturer and marketer of magnetic power supplies for high intensity discharge lighting systems, based in the United Kingdom. The purchase price for this acquisition was approximately $8.5 million in cash.

     On April 2, 1997, the Company invested approximately $3.8 million of cash in exchange for a 30% interest in Koto Luminous Co., Ltd. ("Koto"), a maker and distributor of lamps in Japan. After the Company's investment, Koto began doing business under the name Venture Lighting Japan. Using the proceeds of the investment and an additional investment by a Koto affiliate, Venture Lighting Japan has equipped a metal halide lamp manufacturing facility in Japan that began operations in December 1997.

     On February 11, 1997, the Company expanded its system components offerings by acquiring Ballastronix, Inc. ("Ballastronix"), a Canadian company focused on designing, manufacturing and marketing magnetic power supplies for high intensity discharge and fluorescent lighting systems. The consideration for the acquisition was approximately $5.5 million in cash and 38,024 shares of the Company's Common Stock.

EXECUTIVE OFFICES

     The Company's principal executive offices are located at 32000 Aurora Road, Solon, Ohio 44139 and its telephone number is (440) 519-0500.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for Old Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

     The net proceeds to the Company from the issuance and sale of the Old Notes was approximately $96.2 million.

     The Company used a portion of the net proceeds of the issuance of the Old Notes to repay borrowings outstanding under the Credit Facility (approximately $76.3 million). The loans under the Credit Facility mature in December 2000 and, as of March 18, 1998, carried a weighted average interest rate of 6.5% per annum. See "Description of Certain Indebtedness." The Company intends to use the balance of the net proceeds to fund capital expenditures, acquisitions and investments in joint ventures. Any remaining proceeds may be used for working capital and general corporate purposes. Pending application for such uses, the Company has invested the net proceeds of the offering of the Old Notes in high quality, short-term investments. As part of the implementation of its growth strategy, the Company reviews acquisition and strategic investment opportunities on a regular basis and from time to time enters into negotiations with respect to potential acquisitions or investments. As of the date of this Prospectus, the Company has no agreement or understanding with any significant prospective acquisition or investment candidate in respect of a specific transaction, but is engaged in preliminary discussions with prospective candidates. There can be no assurance that the Company will consummate any acquisitions or investments. See "Risk Factors -- Risks Associated with Acquisition and Investment Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

                                 CAPITALIZATION

     The table below sets forth the Company's cash, cash equivalents and short-term investments, short-term debt and current portion of long-term debt and capitalization at March 31, 1998. This table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                    AS OF
                                                                MARCH 31, 1998
                                                              ------------------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
Cash, cash equivalents and short-term investments...........      $  34,696
                                                                  =========
Short-term debt and current portion of long-term debt.......      $   2,247
                                                                  =========
Long-term debt:
  Bank borrowings and other.................................      $  17,520
  Old Notes.................................................        100,000
Shareholders' equity:
  Common Stock, $.001 par value; 80,000,000 shares
     authorized; 20,121,000 shares issued and outstanding...             20
  Additional paid-in capital................................        171,854
  Retained earnings (deficit)...............................        (23,096)
                                                                  ---------
     Total shareholders' equity.............................        148,778
                                                                  ---------
     Total capitalization...................................      $ 266,298
                                                                  =========

---------------

(1) Does not include (i) 869,117 shares of Common Stock reserved for issuance under the 1995 Incentive Award Plan, of which options to purchase 830,617 shares of Common Stock had been granted and were outstanding as of May 6, 1998, (ii) 800,000 shares of Common Stock reserved for issuance under the Billion Dollar Market Capitalization Incentive Award Plan, of which options to purchase 751,400 shares of Common Stock have been granted and were outstanding as of May 6, 1998, (iii) 1,500,000 shares of Common Stock reserved for issuance under the 1998 Incentive Award Plan, of which options to purchase 990,999 shares of Common Stock have been granted and were outstanding as of May 6, 1998 and (iv) 94,180 shares reserved for issuance under the Employee Stock Purchase Plan as of March 31, 1998.

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The accompanying unaudited pro forma condensed combined financial data are presented for illustrative purposes only.

     The unaudited pro forma condensed combined statements of operations for the year ended June 30, 1997, and the nine months ended March 31, 1998, give effect to the acquisition of Ruud Lighting and the issuance of the Old Notes as if the Ruud Lighting acquisition and the issuance of the Old Notes had occurred on July 1, 1996. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 1997 includes amounts derived from the audited consolidated statement of operations of the Company and the unaudited statement of operations of Ruud Lighting for the year ended June 30, 1997 and pro forma adjustments to reflect the Ruud Lighting acquisition and the issuance of the Old Notes. The unaudited pro forma condensed combined statement of operations for the nine months ended March 31, 1998 includes the unaudited condensed consolidated statement of operations of the Company for the nine months ended March 31, 1998 and the unaudited statement of operations of Ruud Lighting for the six months ended December 31, 1997 and pro forma adjustments to reflect the Ruud Lighting acquisition and the issuance of the Old Notes.

     The pro forma results are not necessarily indicative of the results of operations of the Company had the Ruud Lighting acquisition and the issuance of the Old Notes taken place at the beginning of the respective periods or of future results of the combined companies. The allocation of the purchase price is preliminary. Final amounts could differ from those reflected in the pro forma condensed statements of operations, and such differences could be significant. Upon final determination, the purchase price will be allocated to the assets and liabilities acquired based on fair value as of the date of the acquisition.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                                                    FOR THE NINE MONTHS ENDED MARCH 31, 1998
                                              ----------------------------------------------------
                                                     HISTORICAL                   PRO FORMA
                                              -------------------------    -----------------------
                                              COMPANY     RUUD LIGHTING    ADJUSTMENTS    COMBINED
                                              --------    -------------    -----------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales...................................  $110,891      $ 37,142        $   (981)a    $147,052
Costs and expenses:
  Cost of sales.............................    66,241        25,492            (981)a      90,265
                                                                                (487)b
  Marketing and selling.....................    16,854         3,497                        20,351
  Research and development..................     6,069         1,057                         7,126
  General and administrative................     7,307         3,914            (281)b      10,940
  Fiber optic joint venture formation
     costs..................................       212                                         212
  Purchased in-process research and
     development............................    18,220                                      18,220
  Special charges...........................    15,700                                      15,700
  Amortization of intangible assets.........       930                           737 c       1,667
                                              --------      --------        --------      --------
Income (loss) from operations...............   (20,642)        3,182              31       (17,429)
Other income (expense):
  Interest expense..........................    (1,649)         (335)         (4,501)d      (6,485)
  Interest income...........................     1,079                                       1,079
  Loss from equity investment...............        (2)                                         (2)
                                              --------      --------        --------      --------
Income (loss) from continuing operations
  before income taxes.......................   (21,214)        2,847          (4,470)      (22,837)
Income taxes................................       918            --          (1,792)e         268
                                                                               1,142 f
                                              --------      --------        --------      --------
Income (loss) from continuing operations....  $(22,132)     $  2,847        $ (3,820)     $(23,105)
                                              ========      ========        ========      ========
Loss per share -- basic and diluted:
  Loss from continuing operations...........  $  (1.26)                                   $  (1.32)
                                              ========                                    ========
Shares used for computing per share amounts
  Basic and diluted:........................    17,540                                      17,540
                                              ========                                    ========

---------------

Pro forma adjustments were made to reflect the following:

a. Elimination of Company sales to Ruud Lighting.

b. Decrease in depreciation expense relating to Ruud Lighting's property, plant and equipment based on estimated fair values over estimated useful lives.

c. Amortization of intangibles, such as tradename and customer service infrastructure, and excess of cost over net assets of businesses acquired ("goodwill") related to the Ruud Lighting acquisition on a straight-line method over 40 years.

d. Adjustments to interest expense resulting from the following:

Elimination of interest expense relating to the Company's
existing bank debt, excluding mortgage debt, assumed to be
paid in full with the proceeds of the offering of the Old
Notes.......................................................  $ 1,762
Interest charges on the debt resulting from the issuance of
the Old Notes...............................................   (6,000)
Amortization of estimated debt issuance costs of $3,500 over
the ten year life of the Notes..............................     (263)
                                                              -------
          Net increase in interest expense..................  $(4,501)
                                                              =======

e. Reduction of income taxes relating to the pro forma adjustments.

f. Income tax provision on Ruud Lighting's income before income taxes not included in the historical condensed combined statement of income as Ruud Lighting was a Subchapter S corporation.

        PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

                                                            FOR THE YEAR ENDED JUNE 30, 1997
                                                   --------------------------------------------------
                                                          HISTORICAL                 PRO FORMA
                                                   ------------------------   -----------------------
                                                   COMPANY    RUUD LIGHTING   ADJUSTMENTS   COMBINED
                                                   --------   -------------   -----------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales........................................  $ 85,645     $ 68,547        $  (649)a   $ 153,543
Costs and expenses:
  Cost of sales..................................    45,703       46,235           (649)a      90,431
                                                                                   (858)b
  Marketing and selling..........................    15,165        6,802                       21,967
  Research and development.......................     5,097        1,893                        6,990
  General and administrative.....................     7,133        6,098           (482)b      12,749
  Settlement of claims...........................       771                                       771
  Fiber optic joint venture formation costs......       286                                       286
  Amortization of intangible assets..............       397                       1,474c        1,871
                                                   --------     --------        -------     ---------
Income from operations...........................    11,093        7,519           (134)       18,478
Other income (expense):
  Interest expense...............................    (1,513)      (1,086)        (6,021)d      (8,620)
  Interest income................................       845                                       845
                                                   --------     --------        -------     ---------
Income from continuing operations before income
  taxes..........................................    10,425        6,433         (6,155)       10,703
Income taxes.....................................     2,869           --         (2,468)e       2,981
                                                                                  2,580f
                                                   --------     --------        -------     ---------
Income from continuing operations................  $  7,556     $  6,433        $(6,267)    $   7,722
                                                   ========     ========        =======     =========
Earnings per share -- basic:
  Income from continuing operations..............  $    .57                                 $     .58
                                                   ========                                 =========
Earnings per share -- diluted:
  Income from continuing operations..............  $    .55                                 $     .57
                                                   ========                                 =========
Shares used for computing per share amounts:
     Basic.......................................    13,269                                    16,269
                                                   ========                                 =========
     Diluted.....................................    13,558                                    16,558
                                                   ========                                 =========

---------------

Pro forma adjustments were made to reflect the following:

a. Elimination of Company sales to Ruud Lighting.

b. Decrease in depreciation expense relating to Ruud Lighting's property, plant and equipment based on estimated fair values over estimated useful lives.

c. Amortization of goodwill and other intangible assets, such as tradename and customer service infrastructure, related to the Ruud Lighting acquisition on a straight-line method over 40 years.

d. Adjustments to interest expense resulting from the following:

Elimination of interest expense relating to the Company's
existing bank debt, excluding mortgage debt, assumed to be
paid in full with the proceeds of the offering of the Old
Notes.......................................................  $ 2,329
Interest charges on the debt resulting from the issuance of
the Old Notes...............................................   (8,000)
Amortization of estimated debt issuance costs of $3,500 over
the ten year life of the Notes..............................     (350)
                                                              -------
          Net increase in interest expense..................  $(6,021)
                                                              =======

e. Reduction of income taxes relating to the pro forma adjustments.

f. Income tax provision on Ruud Lighting's income before income taxes not included in the historical condensed combined statement of income as Ruud Lighting was a Subchapter S corporation.

                            SELECTED FINANCIAL DATA

     The following table contains certain selected consolidated and combined financial data and is qualified by the more detailed Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus. The balance sheet data as of June 30, 1997 and 1996 and the income statement data for each of the fiscal years ended June 30, 1997, 1996 and 1995 are derived from the audited Consolidated Financial Statements of the Company included herein. The balance sheet data as of June 30, 1995, 1994 and 1993 and the operating statement data for the fiscal years ended June 30, 1994 and 1993 are derived from the audited Combined Financial Statements of the Company's Predecessor companies. The balance sheet data as of March 31, 1998 and the operating statement data for the nine months ended March 31, 1998 and 1997 have been derived from the Unaudited Consolidated Financial Statements of the Company, which have been prepared by management on the same basis as the audited Consolidated Financial Statements of the Company and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) which the Company considers necessary for a fair presentation of the results for such periods. The selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                           NINE MONTHS
                                              ENDED
                                            MARCH 31,                            YEAR ENDED JUNE 30,
                                       --------------------    --------------------------------------------------------
                                         1998        1997        1997        1996        1995        1994        1993
                                         ----        ----        ----        ----        ----        ----        ----
                                           (UNAUDITED)

                                                       (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
OPERATING STATEMENT DATA:
Net sales............................  $110,891    $ 60,291    $ 85,645    $ 54,636    $ 40,767    $ 30,938    $ 25,455
Costs and expenses:
  Cost of sales......................    66,241      32,299      45,703      29,164      21,899      17,253      17,033
  Marketing and selling..............    16,854      10,299      15,165       8,656       6,381       4,472       2,648
  Research and development...........     6,069       3,851       5,097       2,894       1,673       1,006       1,166
  General and administrative.........     7,307       5,378       7,133       6,152       5,452       3,928       2,852
  Settlement of claims...............        --         771(1)      771(1)    2,732(2)       --          --          --
  Fiber optic joint venture
    formation costs..................       212          --         286          --          --          --          --
  Purchased in-process research
    and development(3)...............    18,220          --          --          --          --          --          --
  Special charges(3).................    15,700          --          --          --          --          --          --
  Amortization of intangible
    assets...........................       930         195         397          90          55          55          55
  Restructuring......................        --          --          --          --        (121)        852       7,152
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from operations........   (20,642)      7,498      11,093       4,948       5,428       3,372      (5,451)
Other income (expense):
    Interest expense.................    (1,649)       (749)     (1,513)     (1,548)     (2,107)     (2,113)       (901)
    Interest income..................     1,079         610         845         232          33          18          18
    Loss from equity investment......        (2)         --          --          --          --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations before income taxes and
  extraordinary items................   (21,214)      7,359      10,425       3,632       3,354       1,277      (6,334)
Income taxes.........................       918       2,616       2,869         965         212          71          48
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) from continuing
  operations before extraordinary
  items..............................   (22,132)      4,743       7,556       2,667       3,142       1,206      (6,382)
Loss from discontinued operations,
  net of income tax benefits.........    (7,292)       (241)       (452)       (150)         --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) before extraordinary
  items..............................   (29,424)      4,502       7,104       2,517       3,142       1,206      (6,382)
Extraordinary items, net of
  applicable income tax..............      (604)(4)       --         --        (135)(5)     (253)(6)       --    11,368(7)
                                       --------    --------    --------    --------    --------    --------    --------
Net income (loss)....................  $(30,028)   $  4,502    $  7,104    $  2,382    $  2,889    $  1,206    $  4,986
                                       ========    ========    ========    ========    ========    ========    ========
Earnings (loss) per share -- Basic:
    Income from continuing
      operations.....................  $  (1.26)   $    .36    $    .57    $    .14    $    .11    $    .14    $  (1.03)
    Loss from discontinued
      operations.....................      (.42)       (.02)       (.03)       (.02)         --          --          --
    Extraordinary items..............      (.03)         --          --        (.01)       (.04)         --        1.56
                                       --------    --------    --------    --------    --------    --------    --------
    Net earnings (loss) per
      share -- Basic.................  $  (1.71)   $    .34    $    .54    $    .11    $    .07    $    .14    $    .53
                                       ========    ========    ========    ========    ========    ========    ========
    Shares used for computing
    per share amounts -- Basic.......    17,540      13,205      13,269       9,207       7,282       7,282       7,282
                                       ========    ========    ========    ========    ========    ========    ========

                                           NINE MONTHS
                                              ENDED
                                            MARCH 31,                            YEAR ENDED JUNE 30,
                                       --------------------    --------------------------------------------------------
                                         1998        1997        1997        1996        1995        1994        1993
                                         ----        ----        ----        ----        ----        ----        ----
                                           (UNAUDITED)

                                                       (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
Earnings (loss) per share -- Diluted:
    Income from continuing
      operations.....................  $  (1.26)   $    .35    $    .55    $    .14    $    .10    $    .13    $   (.96)
    Loss from discontinued
      operations.....................      (.42)       (.02)       (.03)       (.02)         --          --          --
    Extraordinary items..............      (.03)         --          --        (.01)       (.03)         --        1.45
                                       --------    --------    --------    --------    --------    --------    --------
    Net earnings (loss) per share --
      Diluted........................     (1.71)        .33    $    .52         .11         .07         .13         .49
                                       ========    ========    ========    ========    ========    ========    ========
    Shares used for computing
    per share amounts -- Diluted.....    17,540      13,503      13,558       9,479       7,818       7,818       7,818
                                       ========    ========    ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
Depreciation and amortization........  $  3,335    $  1,829    $  2,579    $  1,638    $  1,399    $  1,467    $  1,280
EBITDA(8)............................   (17,307)      9,327      13,672       6,586       6,827       4,839      (4,171)
Ratio of EBITDA to interest
  expense(8).........................        --       12.5x        9.0x        4.3x        3.2x        2.3x          --
Ratio of earnings to fixed
  charges(9).........................        --        6.3x        5.1x        2.1x        1.7x        1.5x          --
Capital expenditures.................  $ 21,565    $ 11,589    $ 18,095    $  5,050    $  1,530    $  1,043    $    900
Cash flow from (used in)
  operations.........................   (18,063)     (6,534)     (4,183)      1,326       4,464       1,403       2,691
Cash flow from (used in) investing
  activities.........................   (83,129)    (29,436)    (44,058)     (8,125)     (1,530)     (1,043)       (900)
Cash flow from (used in) financing
  activities.........................   127,615      40,496      50,757       7,451      (2,567)       (792)     (1,011)

                                                           AS OF                          AS OF JUNE 30,
                                                         MARCH 31,     -----------------------------------------------------
                                                            1998         1997        1996       1995       1994       1993
                                                        ------------     ----        ----       ----       ----       ----
                                                        (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...   $  34,696     $   8,273   $  1,682   $  1,030   $    663   $  1,095
  Working capital (deficit)...........................      87,646        42,380     17,341       (870)       (25)       853
  Total assets........................................     308,699       134,838     56,297     29,402     23,454     23,001
  Total long-term debt................................     117,520        35,908     11,034      8,853      7,821     10,246
  Total shareholders' equity (deficit)................     148,778        66,032     26,594     (1,035)     1,165       (320)

---------------

(1) On March 1, 1996, a former Venture shareholder, asserted a claim against certain officers and directors of the Company, and subsequently against the Company, seeking $3,600 in damages relating to the redemption of his Venture shares prior to the Combination. On August 23, 1996, another former Venture shareholder filed a similar claim against the Company and such officers and directors seeking damages of $1,600. On November 29, 1996, the Company and such officers and directors entered into a settlement of both claims for an aggregate amount of $475. The pretax charge of $771 in fiscal 1997 represents the $475 settlement plus legal and other directly-related costs, net of insurance recoveries.

(2) On October 27, 1995, several former Venture shareholders, whose shares were redeemed in August 1995 (prior to the Combination), asserted a claim against certain officers of the Company. On November 15, 1995, such officers entered into a settlement agreement. Since the settlement resulted in a transfer of personal shares held by such officers, there was no dilution of the ownership interests of other shareholders of the Company. The settlement was recorded as a noncash expense and an increase in paid-in capital of the Company in December 1995.

(3) The nine months ended March 31, 1998, include special charges related to the purchase price allocation for Deposition Sciences Inc. ("DSI") of $18,220 for purchased in-process research and development. The special charges also include $18,500 principally relating to the rationalization of the Company's global power supply operations (a) the discontinuance of certain power supply products at the Company's power supply facilities, (b) the write-down of certain intangible and fixed assets and (c) charges related to the consolidation and rationalization cost of distribution activities and of new information systems and a reassessment of investments The amounts are classified in the March 31, 1998 statement of operations as: cost of sales -- $2,000; purchased in-process research and development -- $18,220; and, special charges -- $15,700.

(4) In the nine months ended March 31, 1998, the Company incurred an extraordinary loss on the early extinguishment of debt of $604.

(5) In fiscal 1996, the Company incurred an extraordinary loss on the early extinguishment of debt of $135. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) In fiscal 1995, the Company incurred an extraordinary loss on the early extinguishment of debt of $253. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(7) Upon emergence of Venture from Chapter 11 reorganization, the Company recognized an extraordinary gain in fiscal 1993 from the early extinguishment of certain indebtedness.

(8) EBITDA is provided because it is a measure commonly used to evaluate a company's ability to service its indebtedness. EBITDA is presented to enhance the understanding of the Company's operating results and is not intended to represent cash flows or results of operations in accordance with GAAP for the periods indicated. EBITDA is not a measurement under GAAP and is not necessarily comparable with similarly titled measures of other companies. Net cash flows from operating, investing and financing activities as determined using GAAP are also presented in Other Financial Data. In the nine months ended March 31, 1998, EBITDA was inadequate to cover interest expense by $18,956. In fiscal 1993, EBITDA was inadequate to cover interest expense by $5,072.

(9) For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost, whether expensed or capitalized, and that portion of rental expense that is representative of interest. In the nine months ended March 31, 1998, earnings were inadequate to cover fixed charge requirements by $21,894. In fiscal 1993, earnings were inadequate to cover fixed charge requirements by $6,346. After giving effect to the transactions described under "Unaudited Pro Forma Financial Data," earnings for the nine months ended March 31, 1998, would be inadequate to cover fixed charge requirements by $23,517. The pro forma ratio of earnings to fixed charges, after giving effect to the transactions described under "Unaudited Pro Forma Financial Data," would be 2.1x for the year ended June 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in connection with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

GENERAL

     The Company designs, manufactures and markets metal halide lighting products, including materials, systems and components and production equipment. Metal halide lighting is currently used primarily in commercial and industrial applications such as factories and warehouses, outdoor site and landscape lighting, sports facilities and large retail spaces such as superstores. Systems and components and materials revenue is recognized when products are shipped, and production equipment revenue is recognized under the percentage of completion method.

     Consistent with the Company's strategy for new product introductions, the Company invests substantial resources in research and development to engineer materials and system components to be included in customers' specialized lighting systems. Over the last three fiscal years, the Company has spent an aggregate of $9.7 million on research and development, representing 5.3% of aggregate net sales from continuing operations over that period. During the nine months ended March 31, 1998, the Company spent $6.1 million on research and development, representing 5.5% of net sales for that period. Such expenditures have enabled the Company to introduce new specialized products, develop new applications for metal halide lighting and improve the quality of its materials. The Company has spent additional amounts for manufacturing process and efficiency enhancements, which were charged to cost of goods sold when incurred. The Company expects to continue to make substantial expenditures on research and development to enhance its position as the leading innovator in the metal halide lighting industry.

     The Company also has invested substantial resources in acquisitions and strategic investments. Since December 31, 1997, the Company has acquired Ruud Lighting and DSI and increased its equity investment in Fiberstars. From February 11, 1997 to February 25, 1998, the Company's investment in notable acquisitions and strategic investments aggregated approximately 3.6 million shares of Common Stock and approximately $74.7 million in cash, plus certain additional contingent amounts and shares. See "Background of the Company -- Recent Acquisitions and Strategic Investments" above and "-- Liquidity and Capital Resources" below.

SPIN-OFF OF MICROSUN BUSINESS

     In March 1998, the Company approved a plan to distribute to its shareholders all of the ownership of MicroSun, the subsidiary primarily responsible for development, design, assembly and marketing of metal halide portable fixtures for residential and hospitality uses, in a spin-off transaction which is expected to be tax-free. The Company believes the creation of two separate companies will enable the Company and MicroSun to devote the resources necessary to develop each of their core strategies in pursuit of their growth objectives.

     Summary operating information for MicroSun for the three month and nine month periods ended March 31, 1998 and 1997, is presented below for informational purposes only and does not necessarily reflect what the results of operations would have been had MicroSun operated as a stand-alone entity.

                                                    THREE MONTHS        NINE MONTHS
                                                  ENDED MARCH 31,     ENDED MARCH 31,
                                                  ----------------    ----------------
                                                   1998      1997      1998      1997
                                                  -------    -----    -------    -----
                                                             (IN THOUSANDS)
Sales...........................................  $ 1,610    $ 300    $ 2,764    $ 485
Costs and expenses..............................    2,765      437      4,761      861
                                                  -------    -----    -------    -----
Loss before income taxes........................   (1,155)    (137)    (1,997)    (376)
Income tax benefit..............................     (416)     (49)      (719)    (135)
                                                  -------    -----    -------    -----
Net loss........................................  $  (739)   $ (88)   $(1,278)   $(241)
                                                  =======    =====    =======    =====

     Operating losses through the intended date of the spin-off follow:

                                                          BEFORE
                                                          INCOME     INCOME
                                                           TAXES     TAXES      NET
                                                          -------    ------    ------
                                                                (IN THOUSANDS)
Operating losses for the nine months ended March 31,
  1998..................................................  $ 1,997    $  719    $1,278
Estimated operating losses from April 1, 1998 to
  December 31, 1998.....................................    9,100     3,086     6,014
                                                          -------    ------    ------
Operating losses through spin-off.......................  $11,097    $3,805    $7,292
                                                          =======    ======    ======

     The estimated date of disposition extends to December 31, 1998 pending the determination by the Internal Revenue Service of the spin-off as tax-free. As a result of the Board of Directors' approval to spin-off the MicroSun business, the consolidated financial statements of the Company have been adjusted and restated to reflect the results of operations of MicroSun as a discontinued operation in accordance with generally accepted accounting principles.

FISCAL THIRD QUARTER 1998 CHARGES

     During the three months ended March 31, 1998, the Company recorded special charges related to the purchase price allocation for DSI and an assessment of the Company's global power supply operations.

     The Company completed the acquisition of DSI in January 1998. The special charges include $18.2 million for purchased in-process research and development, determined by an independent valuation, relating to the DSI acquisition.


     The special charges also include $18.5 million principally relating to the Company's decision to refocus and restructure its recently acquired global power supply operations to focus on opportunities in metal halide. With the January 1998 acquisition of Ruud Lighting, the Company accelerated this rationalization of its existing power supply manufacturing operations and distribution activities in order to capitalize on new opportunities not previously available. This assessment resulted in (a) the discontinuance of certain power supply products at the Company's power supply facilities, (b) the write-down of certain intangible and fixed assets and (c) a $2.8 million write-down of inventory which is classified in cost of sales.


     In addition, the charges cover the cost of consolidating distribution activities and facilities, the write-down of assets in connection with the implementation of new information systems and a reassessment of investments resulting from a change in expansion strategy arising from the Ruud Lighting acquisition.

     The special charges were determined in accordance with formal plans developed by the Company's management using the best information available to it at the time and, subsequently approved by the Company's Board of Directors. The amounts the Company may ultimately incur may change as the plans are executed.

     Actions required by the plans are expected to be completed by June 30, 1999. Cash outlays to complete the balance of the Company's initiative to rationalize the Company's global power supply operations are estimated to be approximately $1.3 million.

     After an income tax benefit of $4.7 million, these special charges reduced net income by $32.1 million, or $1.61 diluted earnings per share for the three months ended March 31, 1998.

     See the Notes to Condensed Consolidated Financial Statements for the three months and nine months ended March 31, 1998 and 1997, included herein.


IN-PROCESS RESEARCH AND DEVELOPMENT



     In connection with the purchase of DSI, the Company allocated $18.2 million of the $25.4 million purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the incomplete research and development projects. At the date of acquisition, the development of these projects had not yet reached technological feasibility and had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date. DSI's in-process research and development value is comprised of five primary research and development programs. DSI had five major research and development programs in progress at the time of the acquisition. The MicroDyn/Automation Project is intended to improve the coating process of optical thin-films to both rigid and flexible surfaces so that the process can be used in a wider array of applications. The Plastics (Acrylic) Coating Project is designed to produce a method for applying thin-film coatings to plastics or other similar materials that cannot withstand the heat and pressure generated during the standard coating process. The goal of the Deposition Material Development Project is to develop new thin-film materials that can be used in coatings and to improve existing coating materials. The Lighting Projects are intended to develop improvements to existing lighting technologies by using coatings to improve efficiency and increase the longevity of lamp life. The Fiber Optic Project is intended to improve telecommunications by providing optical thin-film coatings that are used in conjunction with optical fibers to increase the transmission capacity of the fiber. These projects will involve between 19 and 33 people. Completion of the first of these projects may occur in fiscal 1999 and the final project is projected for completion in 2003. At the acquisition date, programs ranged in completion from 15 to 40 percent and the Company estimates the expenditures after the acquisition to complete these projects to be approximately $7.0 million.



     Remaining development efforts for these programs are highly complex and include the development and advancement of the necessary physics and chemistry, various stages of academic and computer simulation, prototype design and testing, refinement, initial small-scale deployment, further refinement and eventually full-scale market introduction. As such, the projects are generally considered to have effective lives of three-to-five years during which time the science, technology, and processes are researched, designed, developed, and tested.



     Certain projects within the in-process research and development programs will, if successful, begin to bear results in 1999 and 2000, but will not be fully complete for two to three years thereafter. Annual Company expenditures to complete these projects included $0.8 million in fiscal 1998, and are estimated at $2.4 million, $2.3 million, and $1.5 million in 1999 through 2001, respectively. These estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur. Additionally, even if successfully completed, these projects will require maintenance research and development after they have reached a state of technological and commercial feasibility. In addition to usage of DSI's internal cash flows, ADLT will likely provide a substantial amount of funding to complete the DSI programs.



     As evidenced by their continued support for these projects, management believes the Company has a reasonable chance of successfully completing each of the major research and development programs. However, there is substantial risk associated with the completion of the projects and there is no steadfast assurance that each will meet with either technological or commercial success. An examination of DSI's research and development history revealed a variety of projects which either failed outright or were substantially delayed in their completion due to the Company's inability to attain a technologically feasible project, technology and/or process. The delay or outright failure of the DSI in-process research and development may materially impact the Company's financial condition.



     The value assigned to purchased in-process technology was determined by estimating the costs to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows from the projects and discounting the net cash flows to their present value. The revenue projection used to value the in-process research and development is based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. Historically, DSI has generated revenues from contract research and development arrangements (many in classified government programs), whereas future revenue growth is highly dependent upon the in-process projects resulting in commercially viable technologies which will allow the Company to offer advanced products to various untapped markets.



     In order to develop a valuation for the various DSI assets, the Company developed revenue and expense projections. Revenue projections were based on DSI's historical growth and comparable companies. Estimated revenue from DSI's existing technologies is expected to nearly double in fiscal 1999, then begin a rapid decline as the in-process technologies are completed and existing processes and know-how continue to rapidly approach obsolescence. The estimated revenues for the in-process projects peak in 2002 and then decline as other new products and technologies are expected to enter the market.



     Cost of sales were estimated based on DSI's historical results and discussions with management regarding anticipated gross margin improvements. A substantial gross margin improvement is expected in 1999 due to restructuring of compensation to levels consistent with ADLT's existing plan. General and administrative expense was increased to reflect DSI's intention to maintain its general and administrative spending, while substantially increasing its internal level of research and development spending to complete its in-process projects.



     The rates used to discount the net cash flows to their present value are based on cost of capital calculations and several studies of investment rates of return. Due to the nature of the forecast and the risks associated with the projected growth, profitability and developmental projects, a discount rate of
35.0 percent was appropriate for the business enterprise, 30.0 percent for the existing products and technology, and 37.5 to 40.0 percent for the in-process research and development. These discount rates are commensurate with DSI's corporate maturity; the uncertainties in the economic estimates described above; the inherent uncertainty surrounding the successful development of the purchased in-process technology; the useful life of such technology; the profitability levels of such technology; and, the uncertainty of technological advances that are unknown at this time.



     The forecasts used by the Company in valuing in-process research and development were based upon assumptions the Company believes to be reasonable but which are inherently uncertain and unpredictable. The Company's assumptions may be incomplete or inaccurate, and unanticipated events and circumstances are likely to occur. For these reasons, actual results may vary from the projected results.

RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of net sales, certain items in the Company's Condensed Consolidated Statements of Income for the indicated period:

                                                        NINE MONTHS
                                                           ENDED            YEAR ENDED
                                                         MARCH 31,           JUNE 30,
                                                       -------------   ---------------------
                                                       1998    1997    1997    1996    1995
                                                       -----   -----   -----   -----   -----
Net Sales............................................  100.0%  100.0%  100.0%  100.0%  100.0%
Costs and Expenses:
  Cost of sales......................................   59.7    53.6    53.4    53.4    53.7
  Marketing and selling..............................   15.2    17.1    17.7    15.8    15.7
  Research and development...........................    5.5     6.4     6.0     5.3     4.1
  General and administrative.........................    6.6     8.9     8.3    11.2    13.4
  Fiber optic joint venture formation cost...........     .2      --      .3      --      --
  Purchased in-process R & D.........................   16.4      --      --      --      --
  Special charges....................................   14.2      --      --      --      --
  Settlement of claim................................     --     1.3      .9     5.0      --
  Amortization of intangible assets..................     .8      .3      .4      .2      .1
  Restructuring......................................     --      --      --      --     (.3)
                                                       -----   -----   -----   -----   -----
Income (loss) from operations........................  (18.6)   12.4    13.0     9.1    13.3
Other income (expense):
  Interest expense...................................   (1.5)   (1.2)   (1.8)   (2.8)   (5.2)
  Interest income....................................    1.0     1.0     1.0      .4      .1
  Loss from equity investment........................     --      --      --      --      --
                                                       -----   -----   -----   -----   -----
Income (loss) from continuing operations before
  income taxes and extraordinary charge..............  (19.1)   12.2    12.2     6.7     8.2
Income taxes.........................................     .8     4.3     3.4     1.8      .5
                                                       -----   -----   -----   -----   -----
Income (loss) from continuing operations before
  extraordinary charge...............................  (19.9)    7.9     8.8     4.9     7.7
Loss from discontinued operations, net of income tax
  benefits...........................................   (6.6)    (.4)    (.5)    (.3)     --
                                                       -----   -----   -----   -----   -----
Income (loss) before extraordinary charge............  (26.5)    7.5     8.3     4.6     7.7
Extraordinary charge, net of income tax benefits.....    (.6)     --      --     (.2)    (.6)
                                                       -----   -----   -----   -----   -----
Net income (loss)....................................  (27.1)%   7.5%    8.3%    4.4%    7.1%
                                                       =====   =====   =====   =====   =====

---------------

     The Company's revenues are driven by sales in the lighting market overall, the penetration of metal halide lighting systems in new commercial and industrial construction activities and the level of replacement sales serving the installed base of metal halide fixtures and systems. The primary components of the cost of sales are purchased materials, fixed and variable manufacturing overhead (including depreciation of plant, property and equipment) and labor production costs. Purchased materials include quartz used in lamp production as well as packaging materials. Marketing and selling and general and administrative expenses include costs related to developing, advertising, marketing and selling the Company's products, as well as infrastructure costs for management and systems.

NINE MONTHS ENDED MARCH 31, 1998 ("FIRST NINE MONTHS OF FISCAL 1998") COMPARED WITH NINE MONTHS ENDED MARCH 31, 1997 ("FIRST NINE MONTHS OF FISCAL 1997")

     Net sales. Net sales increased 83.9% to $110.9 million for the first nine months of fiscal 1998 from $60.3 million for the first nine months of fiscal 1997. The increase in system components, materials, and systems ($46.4 million) was primarily attributable to increased unit volume, including a $22.0 million increase from the Company's power supply subsidiaries acquired in the second half of fiscal 1997 and a $14.9 million increase from the Company's Ruud Lighting subsidiary, which was acquired on January 2, 1998. The increase in equipment sales ($4.2 million) resulted from an increase in equipment contracts-in-progress, as compared with the number of contracts-in-progress during the first nine months of fiscal 1997, due in part to the acquisition of DSI in January 1998.

     Cost of Sales. Cost of sales increased 105.1% to $66.2 million in the first nine months of fiscal 1998 from $32.3 million in the first nine months of fiscal 1997. As a percentage of net sales, cost of sales increased to 59.7% in the first nine months of fiscal 1998 from 53.6% in the first nine months of fiscal 1997. Cost of sales included a $2.8 million write-down of inventory related to the rationalization of the Company's global power supply operations and the elimination of certain nonfocus product lines. After excluding this write-down, cost of sales increased 96.4% to $63.4 million, or 57.2% of net sales. The increase was primarily attributable to increased unit volume, but also reflects a change in the product mix, whereby lower-margin power supply products represented a larger component of total sales in fiscal 1998.

     Marketing and Selling Expenses. Marketing and selling expenses increased 63.7% to $16.9 million in the first nine months of fiscal 1998 from $10.3 million in the first nine months of fiscal 1997. Marketing and selling expenses, as a percentage of net sales, decreased to 15.2% in the first nine months of fiscal 1998 from 17.1% in the first nine months of fiscal 1997. This decrease as a percentage of net sales reflects the leveraging of certain fixed marketing and selling expenses as sales levels increase and relatively lower marketing expenses associated with the sale of power supplies.

     Research and Development Expenses. Research and development expenses increased 57.6% to $6.1 million in the first nine months of fiscal 1998 from $3.9 million in the first nine months of fiscal 1997. This increase arose from increased spending for the: (i) expansion of the line of new lamps (with improved energy efficiency, quicker starting and restarting and a more compact arc source, which improves the light and reduces material costs) intended to replace many first generation metal halide lamps in industrial and commercial applications; (ii) development and testing of electronic power supply systems; and, (iii) development of new materials for the world's major lighting manufacturers. As a percentage of net sales, research and development expenses decreased to 5.5% in the first nine months of fiscal 1998 from 6.4% in the first nine months of fiscal 1997.

     General and Administrative Expenses. General and administrative expenses increased 35.9% to $7.3 million in the first nine months of fiscal 1998 from $5.4 million in the first nine months of fiscal 1997. As a percentage of net sales, general and administrative expenses decreased to 6.6% in the first nine months of fiscal 1998 from 8.9% in the first nine months of fiscal 1997. The decrease as a percentage of net sales primarily reflects a spending growth rate considerably lower than sales increases through the leveraging of fixed costs as sales levels increase.

     Fiber Optic Joint Venture Formation Costs. On May 6, 1997, the Company entered into a joint development agreement with Rohm and Haas Company ("Rohm and Haas") for the development of advanced fiber optic cable systems using metal halide lamps. On December 31, 1997, the Company and Rohm and Haas completed a series of agreements that resulted in the formation of Unison Fiber Optics Lighting Systems LLC ("Unison"), a joint venture that focuses on the manufacture and sale of fiber optic lighting systems to the worldwide lighting market. In connection with this joint venture, the Company incurred $212,000 of formation and development costs which were charged to operations during the first quarter of fiscal 1998.

     Purchased In-Process Research & Development. In connection with its acquisition of DSI in January 1998, the Company acquired in-process research and development valued at $18.2 million. In accordance with generally accepted accounting principles, the entire amount has been recorded as an expense in the third quarter of fiscal 1998.

     Special Charges. During the third quarter of fiscal 1998, the Company recorded special charges related to the rationalization of the Company's global power supply businesses. Additionally, the special charges, which total $18.5 million (including the $2.8 million write-down of inventory discussed above), cover the elimination of certain nonfocus product lines, the consolidation and rationalization cost of distribution activities and facilities, the write-down of assets in connection with the implementation of new information systems and a reassessment of investments.

     Settlement of Claim. During the second quarter of fiscal 1997, the Company paid $475,000 in an out-of-court settlement of a claim brought by certain former common shareholders of a predecessor of the Company.

The charge of $771,000 ($.06 per share) represents the $475,000 settlement plus legal and other directly-related costs, net of anticipated insurance recoveries.

     Income (Loss) from Operations. As a result of the aforementioned factors, during the first nine months of fiscal 1998, the Company incurred a loss from operations of $20.6 million, as compared to income from operations of $7.5 million during the first nine months of fiscal 1997. Excluding the fiber optic joint venture formation costs, total special charges, purchased in-process R&D, and the settlement of claim, income from operations increased 97.0% to $16.3 million, or 14.7% of net sales, from $8.3 million, or 13.7% of net sales in the first nine months of fiscal 1997.

     Interest Expense. Interest expense increased to $1.6 million during the first nine months of fiscal 1998 as compared to $749,000 in the first nine months of fiscal 1997. This increase resulted primarily from the higher average debt outstanding during the first nine months of fiscal 1998 as compared to the first nine months of fiscal 1997.

     Interest Income. Interest income increased to $1 million during the first nine months of fiscal 1998 as compared to $610,000 in the first nine months of fiscal 1997. This increase is attributable to higher average cash equivalents and short-term investments during the first nine months of fiscal 1998 as compared to the first nine months of fiscal 1997.

     Income (Loss) from Continuing Operations before Income Taxes and Extraordinary Charge. As a result of the aforementioned factors, during the first nine months of fiscal 1998, the Company incurred a loss from continuing operations before income taxes and extraordinary charge of $21.2 million, as compared to income from continuing operations before income taxes and extraordinary charge of $7.4 million during the first nine months of fiscal 1997. Excluding the fiber optic joint venture formation costs, total special charges, purchased in-process R&D, and the settlement of claim, income from continuing operations before income taxes and extraordinary charge increased 93.3% to $15.7 million or 14.2% of net sales, from $8.1 million, or 13.5% of net sales in the first nine months of fiscal 1997.

     Income Taxes. The Company recorded income tax expense of $918,000 for the first nine months of fiscal 1998, as compared to $2.6 million in the first nine months of fiscal 1997. The income tax expense for the first nine months of fiscal 1998 was reduced by a tax benefit of $4.7 million related to the tax-deductible portion of the special charges. Without this reduction, the income tax expense would have been $5.6 million resulting in an effective tax rate of 36% on income from continuing operations, which is comparable to the tax rate of 36% incurred in fiscal 1997.

     Loss from Discontinued Operations. In March 1998, the Company approved a plan to distribute to its shareholders all of the ownership of MicroSun, the subsidiary primarily responsible for development, design, assembly and marketing of metal halide portable fixtures for residential and hospitality uses, in a spin-off transaction which is expected to be tax-free. The Company believes the creation of two separate companies will enable the Company and MicroSun to devote the resources necessary to develop their core strategies in pursuit of their growth objectives. The loss from discontinued operations of $7.3 million represents the total of MicroSun's loss from operations in the first nine months of fiscal 1998 and estimated operating losses through the intended date of the spin-off.

     Extraordinary Charge. The Company recorded a $604,000 extraordinary charge (net of applicable income taxes of $311,000) during the third quarter of fiscal 1998, representing costs associated with the early extinguishment of debt.

FISCAL 1997 COMPARED WITH FISCAL 1996

     Net Sales. Net sales increased 56.8% to $85.6 million for the fiscal year ended June 30, 1997 from $54.6 million for the fiscal year ended June 30, 1996. This increase consisted of a $22.6 million increase in system components, a $6.3 million increase in production equipment, a $700,000 increase in systems, and a $1.4 million increase in materials. The increase in systems components is primarily the result of increased unit sales of the Company's core businesses and the addition, during fiscal 1997, of the Company's newly-acquired power supply businesses. The increase in systems and materials sales arose primarily from increased unit volume, while the increase in equipment sales was attributable to an increase in the number of equipment contracts in-progress for the sale of production equipment, as compared with the contracts in-progress during fiscal 1996.

     Cost of Sales. Cost of sales increased 56.7% to $45.7 million in fiscal 1997 from $29.2 million in fiscal 1996, relatively consistent with the increase in net sales. As a percentage of net sales, cost of sales was 53.4% for both fiscal 1997 and 1996.

     Marketing and Selling Expenses. Marketing and selling expense increased 75.2% to $15.2 million for fiscal 1997, compared with $8.7 million for fiscal 1996. Marketing and selling expense, as a percentage of net sales, increased to 17.7% during fiscal 1997, from 15.8% during fiscal 1996. The increase as a percentage of net sales primarily reflects increased spending to develop new domestic and foreign market opportunities.

     Research and Development Expenses. Research and development expenses increased 76.1% to $5.1 million in fiscal 1997 from $2.9 million in fiscal 1996. As a percentage of net sales, research and development expenses increased to 6.0% in fiscal 1997 from 5.3% in fiscal 1996. The increased spending in this vital area reflected the Company's continued emphasis on the development of additional commercial and industrial products, the introduction of new lamp types and metal halide systems development.

     General and Administrative Expenses. General and administrative expenses increased 15.9% to $7.1 million in fiscal 1997 from $6.2 million in fiscal 1996. As a percentage of net sales, general and administrative expenses decreased to 8.3% in fiscal 1997 from 11.2% in fiscal 1996. The decrease primarily reflects a spending growth rate considerably lower than sales increases, achieved through the leveraging of fixed costs as sales levels increase.

     Settlement of Claims. During fiscal 1997, the Company paid $475,000 in an out-of-court settlement of a claim brought by certain former common shareholders of a predecessor of the Company. The charge of $771,000 ($0.06 per share) represents the $475,000 settlement plus legal and other directly-related costs, net of insurance recoveries.

     During fiscal 1996, a settlement agreement was entered into by certain principal shareholders of the Company with former holders of preferred stock of a subsidiary of the Company (the "Settlement"). Since the Settlement resulted in a transfer of personal shares held by such shareholders, there was no dilution of the ownership interest of the remaining shareholders of the Company. The Settlement was recorded as a noncash expense in fiscal 1996 and an increase to the Company's paid-in capital. This Settlement resulted in a noncash charge of $2.7 million.

     Fiber Optic Joint Venture Formation Costs. In May 1997, the Company entered into a joint development agreement with Rohm and Haas, for the development of advanced fiber optic cable systems using metal halide lamps. The Company negotiated with Rohm and Haas to form the Unison joint venture focused on the manufacture and sale of fiber optic cable and illuminators and fiber optic lighting systems. In connection with this proposed joint venture, the Company incurred $286,000 of formation and preoperating costs which was charged to operations during fiscal 1997.

     Income from Operations. Income from operations during fiscal 1997 increased to $11.1 million from $4.9 million during fiscal 1996. As discussed above, excluding the nonrecurring charges for the settlements noted above, income from operations for fiscal 1997 would have increased to $11.9 million, a 54.5% increase over the income from operations of $7.7 million that would have been reported for fiscal 1996. As a percentage of net sales, income from operations before the nonrecurring charges would have decreased to 13.9% in fiscal 1997 from 14.1% in fiscal 1996.

     Interest Income. Interest income increased to $845,000 in fiscal 1997, as compared to $232,000 in fiscal 1996. This increase is attributable to the short-term investments and cash equivalents arising from the availability of the net proceeds of the Common Stock offering completed during July 1996.

     Income Taxes. Income tax expense increased to $2.9 million for fiscal 1997 from $1.0 million during the preceding year. The increase was caused by increased profitability in fiscal 1997 and by the utilization of lesser amounts of net operating loss carryforwards ("NOLs") in 1997, compared with the utilization of NOLs in fiscal

1996. At June 30, 1997, the Company had United States NOLs for tax purposes of approximately $4.5 million to offset future taxable income. These NOLs expire in the fiscal years 2006 through 2011.

     Extraordinary Charge. The Company did not record an extraordinary charge in 1997 compared with a $135,000 extraordinary charge (net of applicable income tax benefits of $91,000) recorded in fiscal 1996, representing costs associated with the early extinguishment of debt.

FISCAL 1996 COMPARED WITH FISCAL 1995

     Net Sales. Net sales increased 34.0% to $54.6 million for fiscal 1996 from $40.8 million for fiscal 1995. This increase consisted of a $12.3 million increase in system component sales, a $1.2 million increase in materials sales, and the remainder from increased production equipment sales. The increase in system component and materials sales arose primarily from increased unit volume in all major lamp sales channels and material categories and increased sales of new products.

     Cost of Sales. Cost of sales increased 33.2% to $29.2 million for fiscal 1996 from $21.9 million for fiscal 1995. As a percentage of net sales, cost of sales decreased to 53.4% for fiscal 1996 from 53.7% for fiscal 1995. This slight decrease was primarily the result of improved margins on system components and materials sales, which were somewhat offset by transitional costs of operational integration associated with the acquisition of Current Industries.

     Marketing and Selling. Marketing and selling expenses increased 35.7% for fiscal 1996 to $8.7 million from $6.4 million for fiscal 1995. As a percentage of net sales, marketing and selling expenses remained relatively constant at 15.8% in fiscal 1996 compared to 15.7% in fiscal 1995.

     General and Administrative Expenses. General and administrative expenses increased 12.8% to $6.2 million for fiscal 1996 from $5.5 million for fiscal 1995. As a percentage of net sales, the expenses decreased to 11.2% in fiscal 1996 from 13.4% in fiscal 1995, primarily as a result of fixed costs leveraged against increased sales.

     Research and Development Expense. Research and development expenses increased 73.0% to $2.9 million for fiscal 1996 from $1.7 million for fiscal 1995. As a percentage of net sales, research and development expenses increased to 5.3% for fiscal 1996 from 4.1% for fiscal 1995. These increases arose from increased spending for the: (i) expansion of the line of new lamps intended to replace many first generation metal halide lamps in industrial and commercial applications; (ii) development and testing of electronic power supply systems and (iii) development of new materials for the world's major lighting manufacturers.

     Noncash Settlement of Claim and Restructuring Credit. As mentioned above, fiscal 1996 results include a noncash settlement expense of $2.7 million. In fiscal 1995, the Company recorded a $121,000 credit to operating expenses. This credit resulted from a revision of the Company's plan of disposition for exiting a product line unrelated to lighting. There was no such credit in fiscal 1996.

     Income from Operations. As a result of the factors discussed above, including the effects of the noncash charge for the Settlement and the restructuring credit, income from operations decreased 8.8% to $4.9 million in fiscal 1996 from $5.4 million in fiscal 1995. As a percentage of net sales, income from operations decreased to 9.1% in fiscal 1996 from 13.3% in fiscal 1995. Excluding the noncash charge for the Settlement during fiscal 1996 and the restructuring credit recognized in fiscal 1995, income from operations for fiscal 1996 would have increased to $7.7 million from $5.3 million in fiscal 1995. As a percentage of net sales, income from operations would have increased to 14.1% in fiscal 1996 from 13.0% in fiscal 1995.

     Interest Expense, Net. Interest expense decreased 26.5% to $1.5 million for fiscal 1996 from $2.1 million for fiscal 1995. This decrease resulted from lower average debt outstanding, lower noncash amortization of debt issuance costs and higher interest income for fiscal 1996 as compared to the average debt outstanding, noncash amortization of debt issuance costs and interest income for fiscal 1995.

     Interest Income. Interest income increased to $232,000 during fiscal 1996 as compared to $33,000 for fiscal 1995. This increase is the result of deposits of available proceeds from the Company's initial public offering of Common Stock in fiscal 1996.

     Income Taxes. Income tax expense for fiscal 1996 increased by $753,000 from fiscal 1995 primarily due to higher state and local income taxes and an increase in deferred tax expense attributable to accelerated depreciation for tax purposes.

     Extraordinary Item. The Company recorded a $135,000 extraordinary charge (net of applicable income taxes of $91,000) during fiscal 1996, representing costs associated with the early extinguishment of debt using a portion of the net proceeds from its initial public offering. In fiscal 1995, the Company recorded a $253,000 extraordinary charge (net of applicable income taxes of $168,000), which also represented costs associated with the early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital requirements are for developing manufacturing equipment, market development activities, research and development efforts, investments in business acquisitions, joint ventures and working capital. These requirements have been, and the Company expects they will continue to be, financed through a combination of cash flow from operations, borrowings under various credit facilities and the sale of Common Stock (including the remaining proceeds from the July 1996 and the July 1997 public offerings of Common Stock currently invested in short-term instruments and cash equivalents).

     During July 1997, the Company received net proceeds of $69.3 million from the sale of three million shares of Common Stock in a public offering, of which $33.0 million was used to reduce debt outstanding under the Company's domestic Revolving Credit and Security Agreement and Term Note (the "Loan Agreement") (subsequently terminated and replaced by the Credit Facility). Approximately $8.5 million of such borrowings had been incurred to fund the Parry acquisition in June 1997, and approximately $5.5 million had been incurred in February 1997 to finance the cash portion of the Ballastronix acquisition. Of the remaining net proceeds, $14.5 million was used for capital expenditures, primarily production equipment and leasehold improvements, $4.8 million was used to purchase 29.0% of Fiberstars, a company specializing in the marketing and distribution of fiber optic lighting products, $2.0 million was contributed to Unison, the Company's joint venture with Rohm and Haas and $11.2 million was used for working capital purposes.

     The Company's working capital (current assets less current liabilities) at March 31, 1998 was $87.6 million, resulting in a working capital ratio of current assets to current liabilities of 3.4 to 1.0, as compared to $42.4 million or 2.5 to 1.0 at June 30, 1997. As of March 31, 1998, the Company had approximately $34.7 million in cash and cash equivalents and short-term investments and had no working capital advances outstanding under the Loan Agreement.

     On January 2, 1998, the Company replaced the Loan Agreement and other borrowings in North America with the Credit Facility. Proceeds from this facility were used to finance the $35.5 million cash portion of the Ruud Lighting acquisition and the $14.5 million cash portion of the DSI acquisition. Proceeds were also used to repay $19.2 million of existing and outstanding North American bank borrowings of the Company, Ruud Lighting and DSI. As a growth company, the Company may need to amend or replace the Credit Facility prior to its maturity on December 31, 2000. See "Description of Certain Indebtedness."

     The early extinguishment of debt under the Loan Agreement resulted in a noncash write-off of deferred financing costs and an extraordinary charge of $604,000, net of applicable income tax benefits of $311,000, in the quarter ending March 31, 1998.

     On March 13, 1998, the Company sold $100 million of the Old Notes, resulting in net proceeds of $96.2 million. Approximately $76.3 million of the net proceeds of the Notes were used to repay amounts outstanding under the Bank Credit Facility, thereby lengthening the term of the Company's debt, most of which had been incurred to finance the acquisitions of Ruud Lighting and DSI.


     Net cash used in operating activities during fiscal 1997 totaled $4.2 million. Inventory also increased as a result of the Company's efforts to introduce new products which are accepted slowly into the marketplace, but must be initially stocked. Inventory levels across the Company increased as a result of the Company's efforts to improve customer service levels, e.g., minimizing out-of-stock items. Efforts were concentrated at units abroad where shipping time to distribution centers causes longer delays in the shipping process. Use of cash flow also included approximately $9.0 million in accounts receivable related to production equipment contracts. Production equipment contracts affect cash flow because production equipment revenues are recognized under the percentage of completion method of accounting, while cash payments are received in accordance with contract terms. These factors were partially offset by an increase in accounts payable and accrued expenses resulting from higher levels of business activity.


     Net cash used by operating activities during the nine months ended March 31, 1998 amounted to $18.1 million, primarily as a result of higher accounts receivable resulting from increased sales. Inventory increased primarily as the Company attempted to increase its service levels abroad and at its recently acquired subsidiaries. An increase in prepaids and other assets, and a reduction in accounts payable also contributed to the Company's use of cash in the nine months ended March 31, 1998.

     Capital expenditures, primarily for production equipment and leasehold improvements, totaled $18.1 million in fiscal 1997. For the nine months ended March 31, 1998, the Company invested approximately $21.6 million in capital expenditures as compared with $11.6 million for the first nine months of fiscal 1997. Capital expenditures for the nine months ended March 31, 1998 related to additional machinery and equipment to improve production processes, resulting in increased productivity and capacity in the production of lamps, power supplies and other lighting system products. Capital expenditures also included expenditures made for facilities, including on March 11, 1998, the Company purchased its existing Solon, Ohio facility for a purchase price of $7.8 million, including the assumption by a single purpose subsidiary of an existing mortgage in the amount of approximately $4.8 million.

     The Company intends to spend an additional $14.4 million on the expansion and upgrading of this multipurpose facility, which serves as its world headquarters, lamp manufacturing and distribution center, and will, after the completion of construction, serve as a showroom and training center for its lighting products. See "Business -- Properties." The Company also intends to spend about $20 million on additional capital expenditures, primarily production equipment over the next twelve months. The Company intends to fund its planned building expansion through financings using its presently owned real estate.

     The Company believes that the successful completion of the July 1997 stock offering and the Notes offering has strengthened its financial position and enhanced its ability to obtain additional financing. In addition, the Company believes that the acquisition of Ruud Lighting will favorably impact its cash flow from operations, as Ruud Lighting has historically achieved significant positive cash flows from its operations.

     The Company believes that the combination of its anticipated cash flows from Ruud Lighting's operations, available cash, current borrowing facilities and strengthened financial position will be sufficient for the Company to fund its operations for at least the next 12 months. In addition, it is the Company's intention to avail itself of appropriate financing alternatives to ensure that growth opportunities, including those arising from acquisitions and additional investments in existing relationships, are realized. If the Company engages in significant acquisition or strategic investment activity in the near to medium term, it may need to obtain additional capital. In this regard, the Indenture will allow the Company to incur substantial additional amounts of Indebtedness. See "Description of the New Notes -- Covenants."


     Production equipment will be funded through future cash flow from operations, which will be supported by the existing revolving credit arrangement and, if required, by the Company's ability to raise other sources of debt or equity capital. The revolving credit arrangement also will be used to partially fund existing and future working capital requirements. The Company estimates its maintenance level of capital expenditures to approximate $7.5 million over the next twelve months. Future capital expenditures beyond this level will be discretionary, as the Company presently has sufficient capacities to support several years of sales increases at its historical rates of sales growth.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued FAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The statement requires a "management" approach to reporting financial and descriptive information about a Company's operating segments. The Company must adopt this statement in the first quarter of fiscal 1999. Management is currently studying the potential effect of adopting this statement.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides authoritative guidance on accounting for and financial reporting of start-up costs and organization costs. The Company is required to adopt the SOP on July 1, 1999 (though earlier application is encouraged) and, upon adoption, expense all previously capitalized start-up costs and organization costs as a cumulative effect of a change in accounting principle. Management is reviewing its capitalization policies and determining the impact that the adoption of this SOP is expected to have on its consolidated results of operations and financial position.

YEAR 2000 COMPLIANCE

     State of Readiness. During the past two fiscal years, the Company has been actively involved in finding and correcting the Year 2000 problems within its information technology structure. The information system correction process is essentially complete. The Company maintains its critical information technology systems in close cooperation with its suppliers. The Company is not currently operating any legacy systems which are no longer being supported by the original supplier.

     The most critical non-information technology systems, such as robots and other numerically controlled equipment, are relatively new and are being upgraded and maintained with the help of the Company's various suppliers. To date, the Company's investigation of these systems has not revealed any Year 2000 problems; however, investigation in this area continues.

     Each operating unit's purchasing and production control departments are in the process of analyzing the unit's key third-party dependencies and working with each of these key suppliers to determine the suppliers' Year 2000 status. Since the Company's key suppliers are in the process of conducting similar investigations with their key suppliers, and so on, the Company has had limited success in obtaining reliable Year 2000 compliance certifications.

     Costs. The Company has had only limited expenditures related to Year 2000 issues, consisting principally of personnel costs incurred in the scope of normal operations. In addition, software replacements and upgrades in the ordinary course of business have enhanced the Company's Year 2000 readiness without incremental costs. The Company does not anticipate that the future Year 2000 costs related to information technology that are beyond the scope of normal operations will be significant.

     The Company is in the process of developing contingency plans to protect it from Year 2000 failures. These plans will likely result in some expenditures, primarily increased inventory costs to assure adequate supplies, the exact amount of which is not known at this time.

     Risks. In the early weeks of 2000, the Company may experience some random supply chain disruptions that may affect its ability to produce and distribute key products. These disruptions will be material if the U.S. experiences significant interruptions in basic services, such as the electric power grid, telephone service or the banking system.

     Contingency Plans. The Company, through its various purchasing and production control departments, is in the early stages of developing contingency plans at each of its worldwide operations. These plans will be particularly focused on preparing the operation for the inability of key third-party suppliers to perform their normal functions. Of critical importance will be the development of alternative suppliers, the enhancements of on-hand materials and the augmentation of our most critical finished goods.

     Completion. Based on management's assessment of current progress, the Company believes it will complete necessary Year 2000 modifications and contingency plans by mid-1999. The Company can give no assurance that the Company's Year 2000 preparations will prevent disruptions in its business resulting from Year 2000 problems of the Company, its suppliers or its customers or that the costs to the Company of its preparations or any disruptions will not be material.

FOREIGN CURRENCY

     Approximately 17% of the Company's net sales in fiscal 1997, on a pro forma basis for the Ruud Lighting acquisition, were denominated in currencies other than U.S. dollars, principally Pounds Sterling, Australian dollars and Canadian dollars. A weakening of such currencies versus the U.S. dollar could have a material adverse effect on the Company and its ability to make payments on the New Notes. The Company currently does not hedge its foreign currency exposure.

                                    BUSINESS

     The Company is an innovation-driven designer, manufacturer and marketer of metal halide lighting products. Metal halide lighting combines superior energy efficient illumination with long life, excellent color rendition and compact lamp size. The Company has integrated vertically to design, manufacture and market a broad range of metal halide products, including materials used in the production of lamps and lamps and other components for lighting systems, as well as complete metal halide lighting systems. The Company also manufactures and markets equipment used to produce metal halide lamps. The Company's materials and components are used in the manufacture of its own lighting systems for sale to end-users and are sold to third party manufacturers for use in the production of their metal halide products. The vertical integration of the Company's approach to its products is illustrated below:

                             METAL HALIDE PRODUCTS
             Vertical Integration from Materials through Systems

Products for Manufacturers       Products for End Users                      Innovative Products
                                                                                for End Users
                                    Metal Halide
       MATERIALS                       Systems
                                   Produced by the
         LAMPS                         Company                                   New
                                                                                 Applications
    POWER SUPPLIES                                         Commercial/
                                                           Industrial/         -Fiber Optics
       CONTROLS                                              Outdoor           -Residential
                               Replacement Parts          Applications         -Headlights
   OPTICS/COATINGS             Sold to End Users                               -Projection TV

      EQUIPMENT                    Metal Halide Systems
                                       Produced by
                                      Third Parties

     Invented approximately 35 years ago, metal halide is the newest of all major lighting technologies and can produce the closest simulation to sunlight of any available lighting technology. A 100 watt metal halide lamp, which is approximately the same size as a household incandescent lamp, produces as much light as five 100 watt incandescent lamps and as much as three 34 watt, four foot long fluorescent lamps. Metal halide lighting is currently used in commercial and industrial applications such as factories and warehouses, outdoor site and landscape lighting, sports facilities and large retail spaces such as superstores. Due to metal halide's superior lighting characteristics, the Company believes many opportunities exist to "metal halidize" applications currently dominated by older technologies, incandescent and fluorescent. For example, metal halide lighting has recently been introduced in fiber optic, projection television and automotive headlamp applications and the Company has introduced a line of portable metal halide fixtures. The Company believes that applications for metal halide lamps will continue to increase as metal halide systems become more widely known and available.

     Management believes the Company is the only designer and manufacturer in the world focused primarily on metal halide lighting. As a result of this unique focus, the Company has developed substantial expertise in all aspects of this industry. The Company believes that this focus enhances its responsiveness to customer demand and has contributed to its technologically advanced metal halide product development and manufacturing capabilities. The Company believes it supplies 100% of the metal halide salts used in domestic metal halide lamp production and in excess of 80% of those used worldwide. It is also a leading domestic producer of other metal halide materials, and the only vendor of turnkey metal halide lamp production equipment groups. The Company currently markets over 240 specialty and 40 standard-type metal halide lamps, giving it the most diverse product line of any metal halide lamp manufacturer. In addition, the Company offers components such as more than 400 power supply products for metal halide and other HID lamp systems and produces metal halide systems, which consist of a lamp, power supply and related electronic controls and switches and other necessary components. The Company also designs, manufactures and markets turnkey lamp production equipment groups. Since the Company's initial public offering in December 1995, the Company has expanded into additional metal halide system components products, primarily through acquisitions, and now offers more than 400 magnetic and electronic power supply products. In addition, through the Ruud Lighting acquisition, the Company has become a leading manufacturer and marketer of metal halide fixtures for commercial and industrial markets.

     The Company's turnkey lamp production equipment groups are typically sold into international markets. Such equipment is sold to existing lamp manufacturers or to joint ventures formed by the Company in developing markets. Through the sale of lamp production equipment, the Company generates revenue from the initial sale of its production equipment and recurring sales of the materials used in lamp production. The Company's recently acquired DSI subsidiary designs, manufactures and markets equipment capable of depositing thin film and coatings on glass and other surfaces. The Company also manufactures and sells photometric measuring equipment and markets its power supply production equipment in international markets.

     In marketing its production equipment internationally, the Company endeavors to work with the most technically advanced lamp manufacturers in each country. The Company develops a customized configuration for the production equipment to meet the customers' needs. The Company believes its ability to supply a full range of materials provides it an advantage in selling production equipment. International sales aggregated $59.4 million (53% of net sales) for the nine months ended March 31, 1998, $41.0 million (47% of net sales) for fiscal 1997, $16.3 million (29.9% of net sales) for fiscal 1996 and $12.1 million (29.8% of net sales) for fiscal 1995.

     The Company has begun to leverage this broad knowledge base and ability to supply additional system components to design and produce metal halide lighting systems for new applications.

LIGHTING TECHNOLOGY

  Background

     Light is radiant energy that provides the ability to see detail and color and can be used to highlight form, color and texture, provide atmosphere and enhance safety and security. The quantity of light, measured in lumens, generated by a light source can differ significantly from the quantity that reaches the intended area. Lighting quality is determined by characteristics such as color of light and color rendition. Color rendition is a qualitative measure of how accurately a light source allows an object's actual color to be viewed.

     The lifetime cost of a lighting system is composed of the cost of the original lamp and fixture, replacement lamps, related labor costs, and the cost of energy to power the system. Energy costs typically represent more than 80% of a lighting system's total lifetime cost. The Company believes that the principal lighting design considerations for industrial and commercial buildings, outdoor space and residences are total system costs, up front costs and the quality of light produced.

     There are three primary types of lighting technology: incandescent, fluorescent and HID, which includes metal halide. Each of these lighting technologies offers certain characteristics (such as energy efficiency, color rendition, range of color, average life, lamp size and ability to deliver substantial amounts of light to a focused area) that makes it suited for particular applications.

  The Older Lighting Technologies -- Incandescent and Fluorescent

     Incandescent. The oldest and most common lighting technology, incandescent, was first introduced approximately 110 years ago. Incandescent lamps have the largest installed base, primarily residential and retail, and, due to their design versatility, over 1,000 different types of incandescent lamps are presently available. As a result of the continued introduction of new incandescent products, such as halogen, and the increase in the number of new residences, domestic sales of incandescent lamps grew approximately 6% in 1997. Incandescent lamps represented approximately 48% of the domestic lamp market in 1997.

     Incandescent light is produced by the flow of electric current through a wire or filament. Incandescent lamps produce a yellowish light. Incandescent lamps offer the advantages of low initial cost, good color rendition, versatility and the ability to deliver substantial amounts of light to a focused area. Incandescent lamps have the shortest life (750 to 2,000 hours), are the least energy efficient (15 to 30 lumens per watt) and generally have the highest lifetime system cost of any lighting technology.

     Developed in 1959, halogen incandescent lighting was first broadly introduced in automotive headlights in Europe. As a result of its aggressive introduction into the residential market in the early 1980's, halogen lighting has been the fastest growing technology in the incandescent lighting segment for more than a decade. Halogen's wide acceptance is primarily a result of its "whiter" light, small size and greater light levels (through increased wattages). These advantages, however, are accompanied by a number of disadvantages. Halogen lamps, as with all incandescent lamps, are extremely inefficient and convert most of the energy they consume into heat.

     One of the most popular halogen products is the floor lamp (torchiere) that uses either a 300 or 500 watt halogen bulb. As of January 1997, there were an estimated 40 million of these fixtures owned by consumers in the United States. Recently, there have been a number of instances of property damage, burns, injuries and even deaths resulting from fires caused by halogen products. Underwriters Laboratories ("UL") no longer approves 500 watt halogen torchiere products for residential use. In addition, UL has instituted more stringent testing standards for the 300 watt halogen torchieres effective February 1997. The metal halide table and floor lamps using MICROSUN(TM) technology have been approved by UL for residential use.

     Fluorescent. Fluorescent lamps were first introduced in 1935, and have become the standard interior light source for office buildings, retail stores and certain industrial applications. Today, over 400 different fluorescent lamp types are available. In 1997, domestic sales of fluorescent lamps grew approximately 4%. Fluorescent lamps represented approximately 39% of the domestic lamp market in 1997.

     Fluorescent lamps produce light when the discharge from an electrically excited low pressure mercury vapor interacts with a phosphor powder coating on the inside surface of the lamp. Unlike incandescent lamps, fluorescent lamps require a power supply device used to regulate electrical current. Fluorescent lamps produce a white light, but one that is often described as flat or unnatural. Fluorescent lamps offer instant light, good color rendition, improved life and efficiency as compared to incandescent lamps (10,000 to 20,000 hours life and 80 to 90 lumens per watt) and moderate initial cost. Light output decreases if the ambient temperature in the area in which a fluorescent lamp is installed declines, making fluorescent lighting impractical for many outdoor uses. Traditional fluorescent lamps are much larger than incandescent lamps, making it difficult to deliver substantial amounts of light to a focused area.

     The most recent fluorescent technology is compact fluorescent lamps ("CFLs"). CFLs are available in much smaller bulb sizes than traditional fluorescent lamps, increasing the number of applications for fluorescent lamps. CFLs were first introduced to the commercial market approximately ten years ago and, as energy awareness has increased, they have penetrated the residential market. CFLs have light outputs equivalent to incandescent lamps ranging from 15 to 100 watts. Although CFLs cost more than standard incandescent lamps, this initial cost is offset in most applications by energy savings and longer life.

  The Newer Lighting Technology -- High-Intensity Discharge

     General. An HID lamp produces light from a gaseous arc discharge, caused by electrical excitation of certain chemicals (or "doses") in the lamp. The gases and doses in an HID lamp are contained in an arc tube under high pressure. A wide array of lighting effects can be obtained by varying the doses. HID lamps are not affected by ambient temperatures. HID lamps require a power supply to regulate electrical current, a warm-up period to reach full brightness and a cool-down period before restart. HID light sources include mercury, high pressure sodium ("HPS") and metal halide.

     Mercury was the first HID lamp developed, but is used infrequently today because it is the least efficient HID lamp. The primary use of mercury lamps today is outdoor lighting in areas where there is a preference for white light over the yellow light produced by HPS lamps. In 1997, domestic sales of mercury lamps decreased approximately 9%. Mercury HID lamps have an energy efficiency ranging from 40 to 60 lumens per watt and have a life of approximately 16,000 to 24,000 hours. In 1997, mercury lamps represented approximately 1% of the domestic lamp market. HPS lamps produce a yellow light that provides poor color rendition, making HPS lamps a less desirable choice than metal halide lamps for most applications. As a result, HPS lamps are primarily used in roadway lighting and, to a lesser extent, outdoor flood lighting, warehouses and factories. In 1997, domestic sales of HPS lamps increased 3%, primarily as a result of increases in the amount of lighted roadway. HPS lamps have the longest life (24,000 hours) and the highest energy efficiency (100 to 140 lumens per watt) of any lighting technology. In 1997, HPS lamps represented approximately 5% of the domestic lamp market.

     Metal Halide Lamps. Metal halide products were first developed approximately 35 years ago and are used most commonly in commercial and industrial applications such as factories and warehouses, large public spaces such as convention centers and airports, outdoor site and landscape lighting, sports facilities and large retail spaces such as superstores. As a result of technological improvements in wattage, life and color consistency and the subsequent introduction of new products, metal halide lamps have become available for a wide range of applications. The primary factor in increasing applications for metal halide lighting has been the development of new lamps in a wide variety of sizes and wattages. Metal halide lighting has recently been introduced in fiber optic, projection television and automotive headlamp applications. Since 1993, domestic sales of metal halide lamps have grown at a compound annual growth rate of approximately 15%, and sales increased approximately 8% in 1996 and 14% in 1997, making metal halide the fastest growing lighting technology available. In 1997, metal halide lamp sales accounted for approximately 7% of the domestic lamp market.

     Metal halide lamps provide excellent color rendition, long life (10,000 to 20,000 hours) and very high efficiency (70 to 110 lumens per watt) making them the best choice for many applications. Metal halide lamps typically have higher initial costs than either incandescent or fluorescents, but these costs are more than offset in most applications by energy savings and long life as well as by the need to install fewer fixtures to achieve the same illumination as competing technologies. Metal halide lamps, like all HID and fluorescent lamps, require a power supply to regulate electric current. However, metal halide systems require a more technologically advanced power supply than fluorescent systems.

     Metal halide lighting can produce the closest simulation to sunlight of all available light sources, enhancing the sense of user comfort and well being and improving productivity. A single metal halide lamp produces approximately five times as much light as an incandescent lamp of the same wattage. The compact size of metal halide lamps allows delivery of substantial amounts of light to a focused area. These characteristics offer greater options in illumination levels, lighting design and system cost as well as significant energy savings. While the Company believes that incandescent and fluorescent technologies will continue to be used in most of their current applications, the characteristics of metal halide lighting make it more effective for a variety of such applications.

     Metal halide lamps are capable of producing a wide variety of lighting effects. The color of light produced by a metal halide lamp is dependent on the metal halide salts contained in the arc tube. By varying the metal halide salts, different effects may be achieved. Similarly, varying the size, shape and wattage of the lamp make it possible to change the lighting effect and the applications for which the lamp is used. Although these changes result in lamps very similar in appearance, many of these lamps are very difficult to engineer. For instance, scaling down a 400 watt lamp in size and wattage requires significant technological changes to maintain the same level of energy efficiency. Primarily as a result of these technological difficulties, the Company believes that only approximately 60 companies worldwide manufacture metal halide lamps as compared to thousands that manufacture incandescent lamps and hundreds that manufacture fluorescent lamps.

LIGHTING INDUSTRY

  Opportunities in Metal Halide

     The Company currently produces metal halide lighting products for commercial, industrial and residential applications. Until recently, metal halide technology served primarily the industrial and outdoor sectors, which represented approximately 32% of U.S. lighting fixture sales in 1997 (source:
Economic Industry Reports, Inc. from the U.S. Department of Commerce). However, with the miniaturization of metal halide lamps and fixtures and the recognition of the benefits of metal halide technology, including improved light color, energy efficiency, lower operating temperature and safety of metal halide products relative to other technologies, significant opportunities for growth exist. Key factors driving growth in the metal halide industry include:

     Demand for Specialized Lamps. The demand for specialized metal halide lamps has increased as the Company's OEM and lighting agent customers have recognized the benefits associated with using specialized metal halide products. While the lighting industry is dominated by GE, Philips and Sylvania, each of these companies has traditionally focused on the larger incandescent and fluorescent market and has generally limited its production of metal halide lamps to those found in the most common commercial and industrial applications. Although these standard-type metal halide lamps represent a substantial majority of total metal halide lamp sales, they do not afford the OEM or lighting agent complete flexibility in designing lighting contract bids. For example, a lighting agent may attempt to differentiate its bid by designing a lighting solution which incorporates a specialized metal halide lamp to reduce energy costs while still achieving desired lighting levels.

     Development of New and Advanced Metal Halide Power Supplies. Historically, the introduction of new metal halide lamps and systems has been constrained by the lack of complementary metal halide power supplies. Significant engineering expertise is required to adapt existing power supplies for new metal halide products. The Company believes that while domestic sales of metal halide power supplies exceeded approximately $150 million in 1996, power supply manufacturers, like lamp manufacturers, have focused on the larger fluorescent power supply market and, to a lesser extent, on the standard-type metal halide lamp market rather than development of new power supply products for specialized metal halide products and applications. The development of appropriate power supply sources focused on metal halide should significantly enhance the expansion of metal halide applications, reduce the development time currently required to introduce new metal halide products and improve the reliability and durability of existing metal halide products.

     Opportunity for Integrated Metal Halide Systems. Metal halide systems for commercial and industrial applications are assembled primarily by fixture manufacturers, lighting agents, and intermediaries who are limited in their ability to integrate different components which comprise a metal halide system. The Company believes that significant growth opportunities exist through the packaging of compatible, reliable system components for OEM customers from a single supplier. In addition, the Company believes that metal halide systems have significant potential to displace older lighting technologies in traditional applications and that residential sales and related hospitality applications will represent a substantial market for metal halide lighting within the next five years. Other potential applications for metal halide systems include fiber optic systems, projection television displays and automotive headlamps.

     International Demand for Metal Halide. International markets represent attractive opportunities for metal halide products as developing nations continue to build infrastructure to support their growing economies. Facilities such as train stations, airports, government buildings, highways and factories all require substantial lighting for which metal halide products are well suited. In addition, given the high energy efficiency of metal halide and the high cost of energy in developing nations (including the high cost of power plant construction), the Company believes that the international metal halide market will grow faster than the United States market.

STRATEGY

     The Company believes that metal halide technology represents the best lighting technology for a wide variety of applications, many of which are not yet served by an appropriate metal halide product. As the principal supplier of metal halide materials and production equipment to the metal halide lamp industry, the Company expects to benefit from continued growth in metal halide markets. The Company also expects to lead metal halide's continued market expansion, by providing innovative metal halide system components and integrated systems through the operating and growth strategies highlighted below.

     The Company's strategic objective is to remain focused on the metal halide market and expand its leadership position in the metal halide lighting industry by: (i) continuing to pursue vertical integration to expand the Company's ability to introduce new products and applications; (ii) strengthening the Company's relationships with OEMs and lighting agents to increase the number of metal halide applications and the penetration of the Company's products in new metal halide installations; and (iii) seeking to demonstrate the superiority of metal halide lighting solutions, thereby stimulating domestic and international demand for the Company's products.

     The Company seeks to achieve its strategic objective through internal growth and acquisitions and strategic investments. The Company acquires or invests in businesses that, when combined with the Company's existing capabilities and metal halide focus, provide technological, product or distribution synergies and offer the potential to enhance the Company's competitive position or accelerate development of additional metal halide market opportunities. The Company has made a number of acquisitions and investments since January 1997, as described under "Background of the Company -- Recent Acquisitions and Strategic Investments." The Company is currently considering other possible acquisition and strategic investment opportunities and will continue to do so in the future.

OPERATING STRATEGY

     The Company focuses its resources primarily on designing, manufacturing and marketing metal halide materials, system components, systems and production equipment. By focusing on metal halide, the Company believes it has developed unique design, manufacturing and marketing expertise. Such expertise provides the Company with significant competitive advantages, which enable the Company to deliver highly customized products to meet customer needs. The Company's experienced workforce is dedicated to improving metal halide lighting products, production processes and developing new applications for this technology.

     In addition, in order to increase the number of metal halide applications and the penetration of the Company's products, the Company pursues the following operating strategies:

  Continue Vertical Integration

     The Company began operations as a manufacturer of metal halide salts and expanded into production of system components, initially lamps. The Company has expanded its focus on systems and components to include commercial and industrial systems (through the Ruud Lighting acquisition), fiber optic systems (through the Unison joint venture), and magnetic and electronic power supplies (through the Ballastronix and Parry acquisitions). The Company is broadening its materials manufacturing capabilities to include filtering and optical coatings for lighting applications, through its recent acquisition of DSI. Through vertical integration, the Company is able to develop and package complementary system components and develop systems which enable metal halide lighting to penetrate applications and markets currently served by older technologies.

  Strengthen OEM and Lighting Agent Relationships

     The Company concentrates on developing strong relationships with lighting fixture OEMs by providing the key system components for a lighting fixture, either alone or packaged as a unit, tailored to meet their needs. Historically, the Company provided specialized lamps tailored to meet OEM needs. With its ability to design and manufacture power supplies, achieved through the acquisition of Ballastronix and Parry, the Company expects to better meet OEM needs by packaging the principal system components (lamps, power supplies, switches and controls) for a lighting fixture. Frequent interaction with OEMs serves dual purposes, providing the Company with valuable ideas for new component products and providing OEMs with the information necessary to market the Company's new products. Lamps and power supplies designed for a specific fixture are included with the fixture when sold by the OEM, increasing distribution of the Company's products. The Company has also entered into agreements with lighting agents to pay commissions for selling the Company's lamps. Such commissions, unique among lamp manufacturers, provide the agent an incentive to include the Company's metal halide lamps in its bids on a construction or renovation project. With its recent acquisition of Ruud Lighting, which is a leading direct marketer of HID systems, the Company expects to significantly enhance its ability to directly market HID systems for commercial, industrial, outdoor and retail lighting applications, as well as replacement lamps.

  Seek to Demonstrate Superiority of Metal Halide Lighting Solutions

     The Company seeks to demonstrate the superiority of metal halide lighting solutions to its customer base, including OEMs, lighting agents and contractors, thereby stimulating domestic and international demand for the Company's products. The Company believes that metal halide lighting systems have significant potential to displace older lighting technologies in traditional applications, as well as potential applications such as fiber optic systems, projection television displays and automotive headlamps.

GROWTH STRATEGY

     The Company is continuing to introduce more products for new applications and to expand the distribution channels for its products. The key elements of the Company's growth strategy include:

  Introduce New Products and Systems

     The Company believes it has introduced over 75% of the approximately 200 new lamps in the domestic metal halide lamp industry since 1985. As applications become increasingly complex, the advantage of simultaneous design of components as an integrated system is becoming more significant. To further the Company's integrated systems strategy, the Company completed the Ruud Lighting, Ballastronix and Parry transactions. As a result, the Company can now manufacture and market complete metal halide lighting systems for end-users, as well as complementary component packages for OEMs. The Company intends to develop, manufacture and market additional types of high performance and technologically advanced metal halide materials, components and systems. Capitalizing on its expanding production capability, design capability and unique metal halide focus, the Company expects to develop additional specialty systems, such as fiber optic lighting systems and projection television optical systems.

  Increase Sales of Existing Products

     By expanding existing relationships and developing new relationships with lighting agents and OEMs, the Company expects to increase sales of existing specialty lamps and power supplies. The Company anticipates that it also will be able to utilize Ruud Lighting's distribution capability to expand sales of existing products, particularly replacement lamps. The Company also expects its sales of replacement lamps, as well as power supplies, to increase through its recently expanded distribution capability (resulting from the Ruud Lighting acquisition) and as the installed base of fixtures for the Company's specialty lamps increases. The Company expects to increase sales in the replacement lamp market, in part through a novel direct marketing approach to end users. The Company prints its toll-free phone number on each lamp, and customers can order replacement lamps directly from the Company for express delivery. In addition, this interaction with customers provides the Company with the opportunity to market additional metal halide products.

  Participate in Growing International Markets

     The Company intends to continue to capitalize on opportunities in growing international markets in three ways. First, the Company directly exports its products to countries that do not impose restrictive tariffs, local content laws and other trade barriers. The primary countries in which the Company directly markets products are the United Kingdom, Australia, Canada and Japan. Since July 1995, the Company has strengthened its distribution capabilities by acquiring or investing in its distributors in these countries. Second, the Company may pursue strategic acquisitions or build manufacturing facilities in international markets. Third, in countries that impose trade restrictions, the Company either sells production equipment or enters into joint ventures with local lamp manufacturers. Purchasers of production equipment can become customers for the Company's metal halide salts and other materials. The Company has existing joint ventures in China, Korea and Japan and has entered into joint venture agreements in India and Vietnam to which it expects to sell production equipment and, when lamp production commences, certain materials.

  Penetrate the Residential Lighting Market

     The Company believes that residential and consumer applications will represent a substantial market for metal halide lighting within the next five years. Over the longer term, the Company intends to lead metal halide's penetration of the residential lighting market by: (i) expanding the marketing of its products, especially contractor-installed fixtures used in the construction of new and remodeled housing, building on Ruud Lighting's expertise in direct marketing to contractors; (ii) developing the use of metal halide fiber optic systems through a joint venture; and (iii) manufacturing components for compact metal halide lighting systems, utilizing MICROSUN(TM) technology developed by the Company.

     In connection with the market-testing, the Company developed the first metal halide lamp system for residential markets and MicroSun has begun the roll-out of its products. This roll-out began with the sale of table and floor lamps to certain premium hotel chains in the United States in March 1997, with these placements serving as the basis of a direct marketing program. MicroSun also has implemented a direct marketing program to up-scale consumers. To further facilitate the penetration of the residential market, the Company developed a

"gear pack" which permits existing incandescent table and floor lamp designs to be adapted to the Company's MICROSUN(TM) technology. The Company has announced that it intends to spin off MicroSun as an independent company for developing, designing, assembling, marketing and distributing these portable fixtures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Spin-Off of MicroSun Business."

PRODUCTS

     The Company designs, manufactures and sells metal halide materials, components and systems, which are used in a wide variety of applications and locations including:

- floodlighting                 - sports and arena lighting     - general lighting
- architectural area lighting   - commercial downlighting       - industrial highbays
- general industrial lighting   - airport and railway station   - tunnel lighting
- billboard and sign lighting   lighting                        - indirect indoor sports and
- site lighting                 - gas station canopy lighting   office lighting
- soffit lighting               - interior downlighting         - parking garage lighting
- hazardous location lighting   - decorative lighting           - security lighting
- accent lighting               - retail store downlighting     - landscape lighting
                                and track lighting

     The Company also designs, manufactures and sells lamp, power supply and production equipment for the metal halide industry and thin film deposition equipment for the lighting, ophthalmics and optics industries. The Company also designs, manufactures and sells photometric measurement instruments.

  Materials

     The Company produces and sells metal halide salts, electrodes, amalgams and getters. Metal halide salts are the primary ingredient within the arc tube of metal halide lamps, which determine the lighting characteristics of the lamp. Electrodes form the electrical connections within the lamp. Amalgams are chemicals which are used in the arc tubes of HPS lamps and in fluorescent lamps. Getters are devices required to be included in each metal halide lamp to prevent impurities from interfering with lamp operation.

     The Company produces over 300 different metal halide salts that can be used in metal halide lamps to produce different lighting characteristics. In addition to meeting its own needs, the Company believes it produces all of the metal halide salts used in metal halide lamps manufactured in the United States, including those manufactured by GE, Philips and Sylvania, and 80% of the metal halide salts used in metal halide lamps manufactured overseas. The Company serves all major lamp manufacturers, each of which uses different metal halide salts. The Company vigorously guards each customers' specific formulas from other customers, including the Company's own lamp engineers. Because of its ability to produce these ultra pure metal halide doses, the Company has also been called upon by its lamp manufacturer customer base to produce most of the amalgams used in the domestic production of HPS lighting and, most recently, to develop and supply a new amalgam for fluorescent applications.

     With the recent acquisition of DSI, the Company also now produces optical thin film coatings, including coatings for lighting applications with particular emphasis on coatings for metal halide arc tubes, as well as anti-reflection coatings, and electrochromic coatings for glass and plastic ophthalmic lenses, multilayer magnetic films and emissivity modification films for classified government applications, and infrared multilayer optical films on flexible polymeric substrates. Through a reactive sputtering process, these coatings are electrostatically attached to a product surface. When used in lighting applications, these coatings can significantly improve the optical performance of the light source, protect the system and its components from harmful ultra-violet and infra-red radiation, and increase the energy efficiency of the entire system.

  Systems and Components

     The Company's component products include specialty and standard lamps, magnetic and electronic power supplies, system controls and switches and fiber optic cable. Specialty lamps are lamps designed and manufactured for particular OEM applications. Standard lamps are high-volume lamps which the Company typically buys for resale under arrangements with GE and Sylvania. Power supplies are devices which regulate power and are necessary for operation of HID and fluorescent lamps. System controls and switches are auxiliary electrical controls included in fixtures and systems.

     The Company believes it differentiates itself from other metal halide lamp manufacturers by offering a wider variety of lamps, many of which have been customized to offer a specific solution to a lighting problem. Since 1985, the Company believes that it has introduced over 75% of the approximately 200 new lamps in the domestic metal halide lamp industry. Currently, the Company offers over 240 specialty lamp types and 40 standard-type lamps in 20 different watt variations ranging from 32 watts to 2,000 watts for over 30 different applications. In certain instances, the Company produces these products for its competitors on a private label basis in order to capture sales through competitors' distribution channels. The Company also sells standard-type lamps which it sources from other manufacturers.

     Through Ballastronix, the Company's Canadian subsidiary which manufactures magnetic and electronic power supplies, and Parry, the Company's United Kingdom subsidiary which manufactures magnetic power supplies for HID lighting systems, the Company currently offers over 400 power supply products, including a variety of HID (including metal halide) and fluorescent power supplies. The Company also offers electronic controls for metal halide lighting systems.

     A metal halide lighting system consists of a lamp, power supply and related electronic controls and switches and any other necessary components assembled into a product for an end user. The Company believes it will be able to combine its metal halide expertise and system component manufacturing capabilities to design, develop, produce and market metal halide systems for innovative applications. Through its acquisition of Ruud Lighting, the Company has recently expanded its capability to manufacture and direct market HID lighting systems, particularly metal halide installations for commercial, industrial and outdoor lighting applications.

     The residential metal halide lighting systems marketed by MicroSun use a compact 68 watt metal halide lamp (and the necessary electronic power supply) emitting light equivalent to a 300 watt halogen lamp while using less than 25% of the electricity. Additional benefits include longer life and greatly reduced operating temperatures, which dramatically lessen safety concerns. To further facilitate the penetration of the residential market, the Company's "gear pack" permits manufacturers to adapt existing incandescent table and floor lamp designs to the MICROSUN(TM) technology.

     The Company is in the early stages of development of an optical light system for use in projection systems, including televisions. Recent innovations in projection display have made it possible for a compact light unit to generate substantially larger and clearer imaging than that available in existing projection systems. Currently, television manufacturers are limited by the high cost of existing lighting units for projection systems. The Company is working with projection system manufacturers to develop a low-cost system using a metal halide lamp, electronic power supply and optical controls.

     The Company also believes that it has a significant opportunity to introduce metal halide technology to fiber optic lighting systems. Because of metal halide lighting's ability to produce varied lighting effects, it is particularly well-suited to be adapted as the light source for fiber optic lighting systems. Fiber optic lighting systems are currently used in accent applications, such as swimming pool lighting or as replacement lighting for neon lighting. In applications such as these, it is important that electricity and heat be located separately from the desired point of light emission. The Company expects to introduce, through its Rohm and Haas joint venture, metal halide fiber optic systems for retail applications, such as downlighting and display case lighting.

  Production Equipment

     The Company is the only manufacturer and marketer of turnkey metal halide lamp production equipment groups, and in fiscal 1997 began to market internationally its power supply production equipment. A metal halide lamp production equipment group consists of up to 50 different production machines. The Company has also begun to manufacture and sell photometric measuring equipment, which is used to measure quantity and quality of light for design and testing of lighting products and systems.

     Each lamp production equipment group sells for between $1.0 million to $6.0 million. In order to maintain manufacturing flexibility, the Company must continually update its own component production equipment, through the internal design and fabrication of production equipment. The Company leverages its manufacturing expertise by selling lamp production equipment groups in international markets to independent companies or to joint ventures formed by the Company. In connection with each lamp production equipment group sale, the Company provides lamp designs and specifications, trains the purchaser in production and creates a customer for materials products.

     With its recent acquisition of DSI, a leader in the development of sophisticated thin film deposition equipment and measurement instrumentation and thin film products, the Company also has the capability to manufacture and market turnkey deposition equipment to produce thin film coatings for a variety of applications. These systems employ sputtering technology to place optically precise thin coatings on lighting components and other materials. When DSI sells a system to a customer, DSI will either operate the system for the customer at DSI's facility or transfer the system to the customer's facility.

PRODUCT DESIGN AND DEVELOPMENT

     Management believes one of its key strengths is its ability to design and develop new products. The Company has dedicated research and development efforts in each of its product lines having invested $9.7 million or 5.3% of net sales from continuing operations into research and development over the last three full fiscal years. In the nine months ended March 31, 1998 the Company invested $6.1 million of net sales in research and development. Historically, the Company's efforts primarily have been focused on the development of materials and system components.

     Materials. The Company is focused on improving the purity of, and production processes for, metal halide salts. The Company pursues these efforts proactively as well as in response to customer requests for specific metal halide salts. The Company also focuses on designing and developing improved electrodes, amalgams and getters used in lamp manufacturing. Through DSI, the Company expects to continue producing thin film coatings primarily for lighting applications with particular emphasis on coatings for metal halide lighting systems, as well as develop related software, measurement and test instrumentation and reliable, cost-effective application processes.

     Systems and Components. The Company's product design and development has focused on developing innovative components to meet the specialized needs of various customers, including lighting fixture OEMs. The Company's product design teams work together with OEMs on the design, development and commercialization of new system components. Such collaborative development efforts have resulted in the design of improved metal halide lamps with reduced wattage, better energy efficiency, smaller size and increased life expectancy.

     Since 1996, the Company has increased its focus on design and development of integrated systems. For example, the "gear pack" was designed by leveraging the Company's expertise in materials and components. The Company expects efforts in this area to become increasingly important as the Company seeks to develop new fiber optic applications and systems for the residential and hospitality markets and utilizes the capability of Ruud Lighting to manufacture and directly market HID lighting systems.

MARKETING AND DISTRIBUTION

  Commercial Products

     Electrical distributors typically market only standard-type lamps, and the Company believes that its specialty lamp products do not lend themselves to the traditional marketing channels associated with standard-type lamp products. Accordingly, the Company has adopted innovative marketing techniques for its lamps. As a result, in initial distribution, the Company markets its metal halide system components through OEMs, which generally have been involved in the design of the lamp, and commissioned lighting agents, who package the Company's lamps and power supplies in their bids on construction or renovation projects. Due to the fact that the Company's lamps are produced to the specifications required to match a particular fixture or use by an OEM, the Company's lamp will generally be included with the fixture each time the fixture is sold. The Company intends to market complementary lamps and power supplies as a package to provide better service to its OEM customers and lighting agents, as well as to increase sales.

     The Company also has distributed its metal halide lamps through lighting agents. Unlike GE, Philips and Sylvania that each have extensive local distributor relationships, the Company has entered into agency agreements with lighting agents who represent a full line of fixture manufacturers, under which the agent receives a commission for selling the Company's lamps. The Company believes it is the only major lamp manufacturer to distribute its products through lighting agents. This relationship allows the lighting agent to package the Company's metal halide lamps with the other products included in its bid on a project. By bidding a more complete or unique package, the lighting agent has a competitive advantage over less complete bids and, if selected, earns a commission on Company lamps sold, which agents generally do not receive from other lamp suppliers.

     The Company intends to increase its sales of replacement lamps through direct marketing by exploiting both the Company's internally developed capabilities and Ruud Lighting's direct marketing relationships with contractors and end-users. Since 1994, the Company has printed its toll-free number on each lamp that it sells, allowing a customer to call the Company, rather than an electrical distributor, to order a replacement lamp. This enables the customer to speak to a more knowledgeable representative, thereby increasing the accuracy and efficiency of service to the end user. This interaction also allows the Company to suggest enhanced products better suited for the end user's needs. In addition, the Company telemarkets replacement lamps in connection with catalogue distributions. Lamps are delivered by express courier to end users, thereby providing service efficiency comparable to local electrical distributors. The Company estimates it sold less than 1% of all replacement metal halide lamps in 1996. Given the expected life of the Company's lamps, the Company is only now beginning to benefit from this strategy. Replacement lamps are typically sold at a higher gross margin than lamps sold initially through OEMs or lighting agents.

     In addition to packaging power supplies with lamps, the Company is continuing direct marketing to OEMs and sales through electrical distributors.

     The Company markets its metal halide materials to other metal halide lamp manufacturers, primarily GE, Philips and Sylvania. The Company also markets lamp materials to its joint venture partners. In addition, the Company works very closely with its customers to manufacture materials according to their specifications. Certain customer-developed materials are considered proprietary to the Company's customers.

  Residential Products

     The Company is seeking to lead metal halide's penetration of the residential lighting market by: (i) expanding the marketing of its products, especially contractor-installed fixtures used in the construction of new and remodeled housing, building on Ruud Lighting's expertise in direct marketing to contractors; (ii) developing the use of metal halide fiber optic systems through a joint venture; and (iii) manufacturing components for compact metal halide lighting systems utilizing the MICROSUN(TM) technology developed by the Company.

     In connection with the market-testing, MicroSun has begun assembling and marketing of portable metal halide fixtures for the residential and hospitality markets. The Company intends to pursue a strategy of selling components for these products to MicroSun, which is expected to brand its products under the MICROSUN(TM) brand name to create brand identity, differentiating it from potential competitors, as well as establishing brand loyalty. In fiscal 1996, MicroSun conducted focus groups where various examples of incandescent table lamps and table lamps containing the MICROSUN(TM) metal halide lighting system were presented to and compared by various potential customers. The responses received by MicroSun were favorable, and using information obtained in the focus group sessions, MicroSun designed a line of table lamps and produced a catalogue to market these lamps. MicroSun has successfully marketed similar lamps to selected hotel chains to provide well-lit work areas for business travelers. MicroSun has received orders from several select lighting showrooms in Cleveland, Ohio to further test market the sale of table lamps using its MICROSUN(TM) brand name. MicroSun has commenced commercial production of MICROSUN(TM) brand products. There can be no assurance that MicroSun will continue to increase its sales of metal halide lighting into the residential market. As noted above, during 1998 the Company announced that it intends to spin-off MicroSun to its shareholders following a capital injection of $34 million to $45 million. See "Management's Discussion and Analyses of Financial Condition and Results of Operations -- Spin-Off of MicroSun Business."

MANUFACTURING AND OPERATIONS

     The Company's lamp manufacturing facility in Solon, Ohio operates five days a week, 16 hours a day, with the Company's lamp manufacturing employees working in two eight-hour shifts each day. The manufacturing of metal halide lamps consists of three primary processes. First, the quartz arc tube is shaped, electrodes for carrying the current are installed, the metal halide salt dose is introduced and the arc tube is sealed. The process is performed at high temperatures in carefully controlled conditions to ensure that the arc tube is properly sealed and that no impurities enter the arc tube. Second, the arc tube is mounted inside a pyrex bulb container and sealed. Finally, the lamp is finished by adding a contact for the electrical outlet. Although light output of metal halide lamps is not affected by ambient temperatures, an outer bulb is used to prevent contact with the arc tube, which operates at extremely high temperatures. Quartz and pyrex(R) are used in the production of metal halide lamps because of their durability and ability to retain shape and function at extremely high temperatures. Finished lamps are inspected, tested and then shipped in accordance with customer instructions.

     The Company produces magnetic power supplies at its facility in Amherst, Nova Scotia, which operates five days a week with one full shift and a partial second shift. The Company produces magnetic and electronic power supplies at its facility in Draycott, England, which operates five days a week with one full shift. The manufacture of magnetic power supplies is a combination of batch and production line processes. The production line process starts with a coil winding department, progresses to an in-line coil and core operation and then to final assembly. Subassemblies for ignitors and capacitors are located off-line in a batch operation for inclusion in final assembly.

     The Company produces all of the metal halide salts it uses and sells at its facility in Urbana, Illinois. The Urbana facility, with approximately 60 employees working a single shift, also produces precision metal pieces, precision metal electrode leads and high speed dose dispensers which are used by the Company and sold to other metal halide lamp manufacturers.

     The Company manufactures production equipment for metal halide lamp production at its facility in Bellevue, Ohio. This equipment is used internally for the Company's lamp production and is also sold to other lamp manufacturers. The Company manufactures many critical and proprietary parts for its production equipment. It purchases commercial components and has other parts built to its specifications by a number of local suppliers. The Company assembles and tests this production equipment as well as trains customers in its use. The Company supplies extensive product, quality, process and training documentation with the production equipment.

     The Ruud Lighting manufacturing facility in Racine, Wisconsin operates five days per week, with two eight-hour shifts per day. The manufacturing process is primarily assembly-to-order based on customer needs. Ruud Lighting's paint finishing facility is ISO 9002-registered. The facility is five years old and is capable of providing the combination of E-Coat primer and acrylic powder topcoat finishing style typically required by the automotive industry.

     At the Company's DSI facility in Santa Rosa, California, the Company produces optical thin film coatings for a variety of applications, as well as measurement and test instrumentation and equipment for deposition of thin film coatings. The facility operates five days per week with three eight-hour shifts per day. Coatings and systems are produced in accordance with exacting customer specifications. Management believes that DSI has expertise over a broad range of thin film deposition technologies allowing application of the coating technology most suitable for a particular client need.

RAW MATERIALS AND SUPPLIERS

     The Company sources its raw materials from a variety of suppliers. Presently, it sources most of its quartz tubing and pyrex bulbs for lamps from GE. Although an interruption in these supplies could disrupt the Company's operations, the Company believes that alternative sources of supply exist and could be arranged prior to the interruption having a material adverse effect on the Company's operations or sales. The materials for the Company's power supply products are readily available on the open market. The Company also purchases certain of its industrial standard-type lamps from GE and Sylvania. This enables the Company to devote its production equipment to higher margin specialty lamps.

     Most of the raw materials used in the production of metal halide salts can be sourced from several suppliers. The Company has been the dominant supplier of metal halide salts to the metal halide lamp industry for many years. Therefore, the Company has focused on addressing any circumstance which could jeopardize the continued production of these vital materials. Since the Company is the primary supplier of metal halide salts to the metal halide lamp industry, any disruption in supply would also affect each producer of the affected lamp type.

     The power supplies for the MICROSUN(TM) systems are manufactured by a single supplier. The Company believes that in the case of any disruption of this supply, alternative sources of these power supplies can be arranged prior to any material adverse effect on the Company's sales.

     Components for Ruud Lighting's systems are sourced from the Company as well as outside suppliers. The great majority of components are readily available from multiple suppliers.

     Raw materials and components for DSI coatings and equipment are sourced from outside suppliers. The Company has multiple qualified sources for critical materials and components.

COMPETITION

  General

     Metal halide systems compete with other types of lighting technology for many applications. The Company's metal halide lamps compete with lamps produced by other metal halide lamp manufacturers, primarily GE, Philips and Sylvania. Metal halide technology is the newest of all lighting technologies and although the market awareness and the uses of metal halide lamps continue to grow, competition exists from older technologies in each metal halide application.

  Materials

     The Company produces materials which are used by the Company and virtually all other manufacturers of metal halide lamps. In metal halide salts, where the Company has successfully used its technology focus and manufacturing capability to develop superior products, the Company has no competitors in the United States. In overseas markets, one lamp manufacturer produces metal halide salts, principally for its own use. In other materials categories, the Company's chief competition is internal production by GE, Philips and Sylvania.

  Systems and Components

     GE, Philips and Sylvania are the Company's principal competitors in the production of metal halide lamps. Although GE, Philips and Sylvania have focused their efforts on the larger incandescent and fluorescent markets, all three companies produce metal halide lamps. These three companies have emphasized sales of a relatively small variety of standard-type metal halide lamps, such as those found in the most common commercial and industrial applications, which the Company believes represents approximately 75% of the total metal halide lamp segment. Although the Company believes its technical and engineering expertise in the production of specialty metal halide lamps and its unique marketing approach give it a competitive advantage in this market, the Company's three primary competitors have significantly longer operating histories, substantially greater financial, technical and other resources and larger marketing and distribution organizations than the Company and could expand their focus into specialty lamps.

     The Company does not believe that the foreign lamp manufacturers to whom the Company sells lamp production equipment compete with the Company's specialty products. Due to the technical and engineering expertise required to produce a new type of metal halide lamp, these purchasers have typically only produced the standard-type lamps in which they have been trained by the Company. Although these purchasers could potentially produce specialty lamp types to compete with the Company, these purchasers would need to develop or acquire the expertise required to produce specialty metal halide lamps.

     The Company's North American and European power supply products compete primarily with products of two manufacturers, Advance Transformers, a subsidiary of Philips, and MagneTek, both headquartered in the United States. Both these companies have focused on the large fluorescent power supply market whereas the focus of the Company's recent acquisitions, Ballastronix and Parry, has been in HID magnetic power supplies for use primarily in metal halide applications.

     Ruud Lighting is the only metal halide systems manufacturer which uses direct marketing to contractors. Ruud Lighting has over 10,000 customers for this direct marketing effort. Competitors generally market these systems through distributors and lighting agents. The Company's portable metal halide lighting fixtures are in the early stages of commercial introduction and compete with portable lamps using older technology, primarily incandescent, including halogen, and compact fluorescent, manufactured by a large number of established manufacturers. The initial fiber optic systems marketed by the joint venture with Rohm and Haas will compete primarily with fiber optic products using older lighting technology as well as conventional systems using multiple lamps and fixtures.

     DSI has one or two principal competitors in each of its markets (lighting, coating equipment and government/aerospace). While competition is strenuous with these existing competitors, management believes that the high technical content of the products and services in these markets make entry by new thin film coating manufacturers relatively difficult.

INTELLECTUAL PROPERTY

     The Company relies primarily on trade secret, trademark and patent laws to protect its rights to certain aspects of its products, including proprietary manufacturing processes and technologies, product research and concepts and trademarks, all of which the Company believes are important to the success of its products and its competitive position. In recent years, the Company has successfully taken legal action to enjoin misappropriation of trade secrets by other parties. Any increase in the level of activities involving misappropriation of the Company's trade secrets or other intellectual property rights could require the Company to increase significantly the resources devoted to such efforts. In addition, an adverse determination in litigation could subject the Company to the loss of its rights to a particular trade secret, trademark or patent, could require the Company to grant licenses to third parties, could prevent the Company from manufacturing, selling or using certain aspects of its products or could subject the Company to substantial liability, any of which could have a material adverse effect on the Company's results of operations. See also "Legal Proceedings" below.

ENVIRONMENTAL REGULATION

     The Company's operations are subject to federal, state, local and foreign laws and regulations governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials as well as laws relating to occupational health and safety. The Company believes that its business, operations and facilities are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations, many of which provide for substantial fines and criminal sanctions for violations. However, the operations of manufacturing plants entail risks in these areas, which could potentially result in significant expenditures in order to comply with evolving environmental and health and safety laws, regulations or requirements that may be adopted or imposed in the future.

     In 1993, the Company entered into a consent decree with the City of Solon Sewer District ("Solon") with respect to the discharge of mercury into the sewer system from its Solon, Ohio plant operations. The Company instituted procedures to comply with this consent decree, and the consent decree expired by its terms due to the

Company's operation within required discharge limits for the period required by the decree. However, routine sampling of the effluent by Solon between September 1995 and September 1996 revealed instances of mercury discharge in excess of the limits imposed by Solon. Subsequent tests conducted by Solon showed mercury discharges within required limits. The Company has implemented a plan intended to prevent intermittently exceeding Solon's mercury standards in the future. The Company believes the cost of continued compliance will not have a material effect on its financial position or results of operations.

     The Company believes that the overall impact of compliance with regulations and legislation protecting the environment will not have a material effect on its future financial position or results of operations. Capital expenditures and operating expenses in fiscal 1995, fiscal 1996, fiscal 1997 and the nine months ended March 31, 1998 attributable to compliance with such legislation were not material.

PROPERTIES

     The Company's headquarters are located in Solon, Ohio, and the Company maintains manufacturing facilities in California, Ohio, Illinois, Wisconsin, Nova Scotia, Canada and Draycott, England. Set forth below is certain information with respect to the Company's principal facilities as of July 15, 1998:

                                                                            APPROXIMATE
                                                                              SQUARE       OWNED/
    FACILITY LOCATION                       ACTIVITIES                        FOOTAGE      LEASED
    -----------------                       ----------                      -----------    ------
NORTH AMERICA
Racine, Wisconsin          Office, manufacturing, finishing, warehouse        440,000      Owned
Solon, Ohio                System components manufacturing, office space      330,000      Owned
Bellevue, Ohio             System components manufacturing, production         60,000      Leased
                             equipment manufacturing
Cleveland, Ohio            Residential fixture assembly (discontinued          45,000      Owned
                             operations)
Santa Rosa, California     Offices, manufacturing                              12,000      Owned
                                                                               20,000      Leased
Amherst, Nova Scotia,      Power supply manufacturing                          45,000      Owned
  Canada
Middletown, Rhode Island   Fixture manufacturing                               37,000      Owned
Urbana, Illinois           Materials manufacturing                             30,000      Owned
Scarborough, Ontario,      Distribution warehouse, office space                28,000      Leased
  Canada
Mississauga, Ontario,      Power supply distribution warehouse                 13,000      Leased
  Canada
OTHER
Draycott, England          Power supply manufacturing                         125,000      Owned
Mitcham, Victoria,         Distribution warehouse, office space                16,000      Leased
  Australia

     The owned facilities are subject to mortgages in the following approximate outstanding amounts as of March 31, 1998: Solon -- $4.8 million;
Amherst -- $263,000; Urbana -- $703,000; Cleveland -- $443,000; Santa
Rosa -- $628,000; Middletown -- $307,000. The aggregate annual rental cost of the leased facilities is approximately $900,000, and the average remaining lease term is 3.8 years.

     On March 11, 1998 a single purpose subsidiary of the Company purchased the Company's existing Solon, Ohio facility for a purchase price of $7.8 million, which includes the assumption of an existing mortgage with a principal amount outstanding of approximately $4.8 million at March 31, 1998. The Company intends to invest an additional amount of approximately $8.9 million at the facility, which will become the Company's world headquarters, will have expanded manufacturing facilities, including manufacturing space for the Unison joint venture, and will have expanded sales and training facilities.

EMPLOYEES

     As of March 31, 1998, the Company had approximately 1,739 full-time employees, consisting of employees engaged in the designing, manufacturing and marketing of materials (72 employees), system components (1,006 employees), systems (528 employees) and production equipment (94 employees) and 39 employees in corporate/ administrative services. As a result of the Ruud Lighting and DSI acquisitions, the employees of these companies have become employees of the Company. The Company believes that its employee relations are good. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage.

LEGAL PROCEEDINGS

     The Company does not have pending any litigation that, separately or in the aggregate, if adversely determined, could reasonably be expected to have a material adverse effect on the Company. The Company and its subsidiaries may, from time to time, be a party to litigation or administrative proceedings which arise in the normal course of their business.

     The Company's recently acquired DSI subsidiary has received notice from a competitor, which manufactures and markets equipment for the application of thin films and provides thin film coatings for lighting and other markets, that the competitor believes certain of DSI's equipment may infringe on the competitor's patents. The competitor has taken no further action at the date of this Prospectus; if formal patent infringement claims are made, DSI's management believes that it has valid defenses to such patent infringement claims, and the Company intends to vigorously defend any claims which may actually be filed by the competitor. In light of the foregoing, however, the liability, if any, of the Company in relation to such possible claims cannot be quantified.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information, as of March 31, 1998, with respect to each person who is currently a director, an executive officer or key employee of the Company.

                                                                                        DIRECTORS
                                                                                          TERM
         NAME             AGE                         POSITION                           EXPIRES
         ----             ---                         --------                          ---------
Wayne R. Hellman          52     President, Chief Executive Officer and Chairman          1998
Alan J. Ruud              51     Vice Chairman and Director                               2000
Louis S. Fisi             63     Executive Vice President, Secretary and Director         2000
Francis H. Beam           62     Director                                                 2000
John R. Buerkle           48     Director                                                 1999
Theodore A. Filson        62     Director                                                 1998
Susumu Harada             46     Director                                                 1999
A Gordon Tunstall         53     Director                                                 1999
Nicholas R. Sucic         51     Chief Financial Officer, Vice President and
                                 Treasurer
Key Employees
David L. Jennings         48     Coordinator of Pacific Rim Development
Robert S. Roller          51     Coordinator of Market Development
Juris Sulcs               52     Coordinator of Technology Development


     Wayne R. Hellman has served as the chief executive and a director of the Company since 1995 and as chief executive or other senior officer of each of the Company's Predecessors since 1983. From 1968 to 1983 he was employed by the lighting division of General Electric Company. While at General Electric, Mr. Hellman served as Manager of Strategy Analysis for the Lighting Business Group; Manager of Engineering for the Photo Lamp Department; Halarc Project Venture Manager; Manager of Quartz Halogen Engineering and Manager of Metal Halide Engineering. As the Halarc Project Venture Capital Manager, he was given the responsibility of developing metal halide technology. Mr. Hellman has been an executive officer of Venture since its formation and was a director of Venture from 1990 to 1995. See "Background of the Company."


     Alan J. Ruud founded Ruud Lighting in December of 1982 and has served as its chairman of the board and chief executive officer since that time. At the time of the completion of the Ruud Lighting transaction, on January 2, 1998, Mr. Ruud was appointed to the Company's board, and serves as vice chairman and a member of the executive committee. Mr. Ruud founded SPI Lighting, an HID lighting manufacturer, in 1973, which was sold to McGraw Edison in 1978. Mr. Ruud managed SPI Lighting until 1982. From 1969 through 1979, Mr. Ruud also ran a consulting and lighting engineering group in Milwaukee, Wisconsin.


     Louis S. Fisi has served as the executive vice president and a director of the Company since 1995, served as chief financial officer of the Company from 1995 to November 1996 and chief financial officer of one or more of the Company's Predecessors from 1985 to November 1996, and assisted Mr. Hellman in the founding of the Predecessors. From 1976 to 1985, Mr. Fisi was employed in executive and financial capacities by the Smithers Company, an international industrial company, and from 1967 to 1976 was employed as a certified public accountant by an international accounting and consulting firm currently known as Ernst & Young LLP, the Company's independent auditors. Mr. Fisi has been an executive officer of Venture from its formation and was a director of Venture from 1991 to 1993. See "Background of the Company."



     Francis H. Beam has served as a director of the Company since 1995. Mr. Beam has served as President of Pepper Capital Corp., a venture capital firm which he formed, since 1988. Mr. Beam is also a director of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit and pipe, enclosures, wiring devices and accessories. From 1959 to 1988 he was employed by Ernst & Young LLP (and its predecessors), the Company's independent auditors. Beginning in 1967 he held various partnership positions with that firm until his retirement in 1988 as Vice Chairman and Regional Managing Partner.

     John R. Buerkle was appointed as a director of the Company in January 1998. Mr. Buerkle has served as Executive Vice President -- Regional Director, Consumer Products, Asia-Pacific, of S.C. Johnson & Son, Inc. ("S.C. Johnson"), a company engaged in the production of consumer household products, commercial products and services and specialty polymers, since April 1995. From 1982 to 1995, Mr. Buerkle was employed in executive and managerial capacities, engaged primarily in regional business and product development and has held other managerial positions with S.C. Johnson since 1972.

     Theodore A. Filson has been a director of the Company since 1995. Mr. Filson has served as an independent consultant to the lighting industry since 1994. From 1986 to 1994 he was employed as president and chief executive officer of Advance Transformer, Inc., the largest manufacturer of lighting system power supplies in the world.

     Susumu Harada has served as a director of the Company since January 1996. Mr. Harada is the chief executive officer of the following Japanese companies:
Koto Electric, Koto Bunkogen, Iwaki Cristal and Wakoh. Mr. Harada is also the chief executive of Venture Lighting Japan ("Venture Japan"), formerly, Koto Luminous, which is the Japanese distribution and manufacturing joint venture in which the Company has a 30% interest. The product lines of these companies include specialty lamps, hermetic seals for quartz crystal and optical semiconductors and digital display lamps. In 1981, Mr. Harada joined Koto as the Overseas and Domestic Sales and Planning Manager. He held a number of positions with Koto before he assumed his current position as chief executive officer in 1992.

     A Gordon Tunstall has served as a director of the Company since June 1996. He is the founder of, and for more than 13 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall is also currently a director of Romac International, Inc., a professional and technical placement firm; Orthodontic Centers of America, Inc., a manager of orthodontic practices; Discount Auto Parts, Inc., a retail chain of automotive aftermarket parts stores; and Horizon Medical Products, a medical device manufacturer and distributor.

     Nicholas R. Sucic joined the Company in 1996 as Special Assistant to the Chairman and was appointed chief financial officer and treasurer in November 1996 and Vice President in April 1997. He is a certified public accountant. From 1989 to 1996, he was employed by The Prudential Investment Corporation ("The Prudential") having served as chief financial officer and comptroller for various institutional investment units. Prior to joining The Prudential, Mr. Sucic was a partner with Ernst & Young LLP, the Company's independent auditors, having been associated with the firm since 1970.

     David L. Jennings has served as the senior officer responsible for product manufacturing and development for one or more of the Predecessors since 1983, and assisted Mr. Hellman in the founding of the Predecessors. From 1972 to 1983, he was employed by General Electric in a managerial capacity, engaged primarily in the marketing and engineering of metal halide and other lighting products.

     Robert S. Roller has served as the senior officer responsible for product marketing for one or more of the Predecessors since 1983, and assisted Mr. Hellman in the founding of the Predecessors. From 1966 to 1983, he was employed by the lighting division of General Electric in a managerial capacity, engaged primarily in the marketing and engineering of metal halide and other lighting products.

     Juris Sulcs has served as the senior officer responsible for technology development for one or more of the Predecessors since 1983, and assisted Mr. Hellman in the founding of the Predecessors. From 1966 to 1983, he was employed by the lighting division of General Electric in a managerial capacity, engaged primarily in the technological development and quality control of metal halide and other lighting products.

                              CERTAIN TRANSACTIONS

THE COMBINATION

     In connection with the Combination, the following executive officers and directors of the Company or their immediate family members received Common Stock in the merger of the Predecessors into the Company in exchange for the shares of common stock of the Predecessors which they had held. The following table sets forth the number of shares of Common Stock received by these individuals in the Combination.

                                                              NUMBER OF SHARES
                                                                 OF COMPANY
                     EXECUTIVE OFFICER,                         COMMON STOCK
                   DIRECTOR OR IMMEDIATE                          RECEIVED
                       FAMILY MEMBER                           IN COMBINATION
                   ---------------------                      ----------------
Wayne R. Hellman............................................     3,125,153
Louis S. Fisi...............................................       657,112
Theodore A. Filson(1).......................................        15,021
Francis H. Beam.............................................        34,685
Brian A. Hellman(2).........................................       177,523
Lisa B. Hellman(2)..........................................       167,206

---------------

(1) Mr. Filson no longer beneficially owns these shares.

(2) Brian Hellman and Lisa Hellman are Mr. Hellman's children.

     The Combination was principally effected through a series of nonmonetary mergers or stock exchanges in which the Predecessors' shareholders received shares of the Company, except that certain former employees received, in the aggregate, an insignificant amount of cash for their shares.

OTHER TRANSACTIONS WITH DIRECTORS AND OFFICERS

     During fiscal 1996, the Company paid $764,000 to H&F Management, Inc., a company owned solely by Mr. Hellman, Mr. Fisi and Mr. Brian A. Hellman. H&F Management, Inc. provided management services to certain Predecessors prior to the Combination. This arrangement terminated prior to the Company's initial public offering.

     On June 28, 1995, the Company loaned to Mr. Hellman $88,000 (due in June
1997), represented by Mr. Hellman's 8% promissory note to the Company. On May 10, 1995, the Company loaned to Mr. Fisi $70,000 (due in May 1997), represented by Mr. Fisi's 8% promissory note. These loans were repaid in full in fiscal 1997.

     On August 10, 1995, a Predecessor redeemed from Mr. Hellman 193,000 shares of such Predecessor's common stock at a total price of $146,250.

     On September 15, 1995, a Predecessor transferred its nonlamp assets to H&F Five, Inc., a company owned by Messrs. Hellman, Fisi and certain other employees of the Company, for a demand promissory note from H&F Five, Inc. in the amount of $220,000 bearing interest at 8.5% per annum. Total principal and accrued interest at June 30, 1997 was $250,000 and at March 31, 1998 was $263,000.

     In July 1994, Mr. Beam and Mr. Filson were each granted the right to purchase 48,750 shares of common stock of a Predecessor at $1.00 per share. Such grant further provided that if all shares were purchased pursuant to such rights the related rightholder would be entitled to receive an additional 9,750 shares of common stock of the Predecessor. On various dates in 1994 and 1995, Mr. Beam, either directly or through trusts or partnerships which he controlled or in which he had beneficial interests, exercised all of such rights and received such additional shares. In addition, as to the Filson interest, the shares were acquired by a trust for the benefit of a family member. In addition, in April 1995, Mr. Filson received an aggregate of 6,500 shares of common stock of the Predecessor for services rendered. Further, such directors each received 5,000 shares of common stock of the Predecessor in July 1993 upon its emergence from Chapter 11 reorganization for services rendered. No compensation expense for such shares was recorded in any period because the amount of such expense in each period was deemed insignificant. As a result of all of the foregoing, Mr. Beam and Mr. Filson received 34,685 shares and 15,021 shares of Common Stock, respectively, in the Combination.

     The Company entered into a three year agreement with Mr. Filson for consulting services commencing in 1994, which required payment by the Company of $100,000 per year. This agreement was terminated in 1996. In calendar 1997, Mr. Filson provided consulting services to the Company and received a fee of $100,000. In 1998, Mr. Filson has agreed to be available to provide consulting services to the Company, although the amount of any fees has not yet been determined.

     As generally required by the Indenture, the Company does not intend to enter into any material transaction with officers or directors, or their family members, without the approval of a majority of the nonemployee directors in the future.


     Mr. Harada, a director of the Company, is an executive officer, director and a shareholder of Venture Japan, formerly known as Koto Luminous Ltd., a Japanese manufacturer and marketer of lighting products. Venture Japan owns 142,268 shares of the Company, which were acquired in the Combination as a result of its investment in a Predecessor. In April 1997, the Company purchased a 30% equity interest in Venture Japan. Additionally, Mr. Harada and members of his family control Wakoh Corporation, a Japanese corporation. Wakoh Corporation and the Company are each 50% joint venture partners in Pacific Lighting, Inc., a British Virgin Islands holding company. The Company uses Pacific Lighting to own and hold a number of the Company's joint venture's investments. Venture Japan is the Company's sole trading partner in Japan and, as a result, the Company supplies Venture Japan with materials, lamps and equipment. The Company had sales of approximately $3.9 million and $700,000 in fiscal 1997 and the nine months ended March 31, 1998, respectively, to Venture Japan.


     On January 22, 1996 two subsidiaries of the Company each entered into a six-year Aircraft Operating Agreement with Levetz Investments, Inc. ("Levetz"), an unrelated Ohio corporation, for the purpose of chartering a 1986 Beechcraft King Air 300 airplane (the "King Air Aircraft"), which Levetz leased from LightAir Ltd. ("LightAir"), an Ohio limited liability company owned by Mr. Hellman (80%) and Mr. Fisi (20%). On May 27, 1997, the Company entered into a ten-year Aircraft Dry Lease Agreement with LightAir for the purpose of leasing a 1993 Lear Jet 60 airplane (the "Lear Aircraft"). In each case, the leased airplanes enable the Company to have air service into locations which are not adequately served by commercial carriers. On May 6, 1998, LightAir sold the 1986 King Air Aircraft. On April 13, 1998, LightAir purchased a 1991 Beechcraft King Air 350 airplane (the "Replacement King Air Aircraft") which Levetz leases from LightAir on the same terms as the original King Air Aircraft; however, there is no commitment by the Company or any subsidiary for a minimum number of flight hours for the Replacement King Air Aircraft. However, it is expected that the Company's usage will remain comparable to the usage of the King Air Aircraft, which was 453 hours during calendar year 1997. One of the subsidiaries committed to a minimum of 200 flight hours per year on the King Air Aircraft, and the other subsidiary committed to a minimum of 75 flight hours per year on the King Air Aircraft. The Company and its subsidiaries will pay $950 per flight hour on the Replacement King Air Aircraft for the first 275 hours, and $550 per flight hour thereafter, in each case plus operating and maintenance expenses. The Company has committed to a minimum of 260 flight hours per year on the Lear Aircraft. The lease rate for the Lear Aircraft is $2,500 per flight hour, plus operating costs and maintenance expenses. Messrs. Hellman and Fisi guaranteed the repayment of $2.8 million of indebtedness incurred to purchase the Replacement King Air Aircraft and the repayment of $8.4 million of indebtedness incurred to purchase the Lear Aircraft. Payments to LightAir pursuant to the King Air Aircraft lease totalled $244,000 in fiscal 1996 and $553,808 in fiscal 1997. Payments to LightAir totalled $1.6 million for the nine months ended March 31, 1998. Levetz has entered into a separate Aircraft Dry Lease Agreement with LightAir for use of the Lear Aircraft when not in use by the Company. LightAir has agreed to pay certain rebates of amounts paid by the Company. These amounts are recorded as noninterest bearing receivables of the Company which were $346,000 at June 30, 1997 and $534,000 at March 31, 1998.

     On May 20, 1998, LightAir II Ltd. ("LightAir II"), an Ohio limited liability company owned by Mr. Hellman (50%) and Mr. Ruud (50%), acquired a 1988 Cessna Citation III aircraft. The Company has not entered into any agreement with respect to this aircraft. It is anticipated that it will be available for charter to third parties at market rates. LightAir II has advised the Company that it intends to make the Citation III available for charter to the Company at approximately 80% of these third party rates. Scott Air Charter of Milwaukee, Wisconsin is the charter broker for the plane. Messers Hellman and Ruud guaranteed the repayment of $6.4 million of indebtedness incurred to purchase the Citation III.

     On January 2, 1998, the Company acquired all of the capital stock of Ruud Lighting. Mr. Ruud received approximately $17.8 million and 1,502,857 shares of Common Stock in the transaction and Mr. Ruud's adult children received, in the aggregate, approximately $9.3 million and 782,857 shares of Common Stock. In connection with the transaction pursuant to which the Company acquired Ruud Lighting, in November 1997 certain shareholders of Ruud Lighting, including Mr. Ruud, purchased undeveloped real estate contiguous to the Ruud Lighting facility, from Ruud Lighting, for $345,000. The terms of the transactions were determined by arm's-length negotiation.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 30, 1998, by: (i) each of the Company's directors and executive officers; (ii) each person known by the Company to own beneficially 5.0% or more of the outstanding Common Stock; and (iii) all directors and executive officers of the Company as a group. Except as otherwise noted below, each of the holders listed below has sole voting power and investment power with respect to the shares shown as beneficially owned.

                                                                     SHARES OF COMMON STOCK
                                                                       BENEFICIALLY OWNED
                                                              ------------------------------------
                          NAME(1)                                     NUMBER            PERCENTAGE
                          -------                                     ------            ----------
Wayne R. Hellman(2).........................................        4,684,676              23.2%
Alan J. Ruud(3).............................................        3,000,000              14.9%
Louis S. Fisi(4)............................................          495,917               2.5%
Nicholas R. Sucic...........................................            8,550                 *
Francis H. Beam.............................................           36,554                 *
John R. Buerkle.............................................               --                 *
Theodore A. Filson..........................................            9,000                 *
Susumu Harada(5)............................................          155,028                 *
A Gordon Tunstall...........................................            9,000                 *
All Directors and Executive Officers as a Group(3)(5).......        7,907,093              39.3%

---------------

*   Less than one percent.

(1) The business address of each of Messrs. Hellman, Fisi, Sucic and Filson is 32000 Aurora Road, Solon, Ohio 44139. The business addresses of Messrs. Ruud, Buerkle, Beam, Harada and Tunstall are: Mr. Ruud -- Ruud Lighting, Inc., 9201 Washington Avenue, Racine, Wisconsin 53406; Mr. Buerkle -- S.C. Johnson & Son, Inc., 1525 Howe Street, Racine, Wisconsin 53403; Mr.
    Beam -- Pepper Capital Corporation, 30195 Chagrin Boulevard, Suite 114N, Pepper Pike, Ohio 44124; Mr. Harada -- Koto Electric Co., Ltd., Bunmeido Bldg., 7th Floor, 3-16-5, Taito, Taito-Ku, Tokyo 110, Japan; and Mr. Tunstall -- Tunstall Consulting, 13153 North Dale Mabry, Tampa, Florida, 33618.

(2) Includes 1,898,070 shares owned by Mr. Hellman individually; 125,000 shares owned by a limited liability company of which Mr. Hellman is the manager and as to which Mr. Hellman has voting and investment power; 50,000 shares owned by a private charitable foundation established by Mr. Hellman and as to which Mr. Hellman has voting and investment power; 70,414 shares beneficially owned by certain shareholders of the Company held under a voting trust which expires in 2005 (the "Trust") and 2,510,581 shares formerly subject to the Trust as to which Mr. Hellman holds an irrevocable proxy under similar terms. These shares, totaling 2,580,995, are referred to herein as the "Trust Shares." The Trust Shares include all shares individually owned by Messrs. Fisi, Jennings, Roller and Sulcs, Ms. Christine Hellman and Ms. Lisa Hellman, the estate of James Sarver and trusts for the benefit of Mr. Roller's children. The Trust Shares also include shares owned by Mr. Brian Hellman. Pursuant to the terms of the Trust and the irrevocable proxies, Mr. Hellman is empowered to vote the Trust Shares for all purposes at his sole discretion, but is not provided with investment power with respect to the Trust Shares. Beneficial owners of the Trust Shares may remove the shares from the Trust or release the shares from the irrevocable proxy, as the case may be, to effect a bona fide sale free of the restrictions of the Trust. All share distributions on account of the Trust Shares become subject to the Trust, and all cash and other nonshare distributions on the account of the Trust Shares are to be paid over to the grantors of the Trust. The expiration of the Trust may be accelerated under certain circumstances. Mr. Hellman does not receive any compensation for serving as voting trustee of the Trust. Also includes shares beneficially owned by Mr. Hellman's wife as to which Mr. Hellman disclaims beneficial ownership, consisting of 25,861 shares owned and 4,750 shares subject to options exercisable within 60 days of the date hereof.

(3) Mr. Ruud has the sole power to vote 3,000,000 shares of Common Stock of which 1,497,143 shares of Common Stock are subject to the terms of a voting trust agreement dated January 2, 1998 (the "Voting Trust") or an irrevocable proxy similar to the irrevocable proxies held by Mr. Hellman, discussed above (collectively, the "Voting Trust Shares"), representing approximately 7.5% of the outstanding Common Stock and the sole power to dispose of 1,502,857 shares of Common Stock, which constitutes approximately 14.9% of the outstanding Common Stock in the aggregate. The purpose of the Voting Trust Agreement and proxies is to provide Mr. Ruud with the power to vote all of the 1,497,143 shares of Common Stock held by the signatories to the Voting Trust Agreement. The Voting Trust Shares include all shares individually owned by Messrs. Donald Wandler, Theodore O. Sokoly, Christopher A. Ruud and Ms. Cynthia A. Johnson.

(4) All individually owned shares are Trust Shares subject to voting control by Mr. Hellman.

(5) Includes 142,268 shares owned by Venture Japan, of which Mr. Harada is chief executive officer. Mr. Harada disclaims beneficial ownership of these shares.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     On January 2, 1998, the Company replaced its then outstanding Loan Agreement and other borrowings in North America with the $85 million Credit Facility provided by several North American financial institutions. The Credit Facility was amended on February 26, 1998, effective the Closing Date of the offering of the Old Notes, and as of May 13, 1998. Set forth below is a summary description of the Credit Facility, as amended.

     The Credit Facility matures on December 31, 2000, subject to extension as provided therein. Interest rates on loans outstanding are based, at the Company's option, on (i) the London Interbank Offered Rate ("LIBOR") or (ii) the "Alternate Rate," which is the greater of (a) the agent bank's prime rate and
(b) the federal funds rate in effect from time to time plus 0.5%. The interest rates based on LIBOR may range between LIBOR plus .625% and LIBOR plus 1.75%. The interest rates based on the Alternate Rate may range between the Alternate Rate and the Alternate Rate plus .25%. The Company is also obligated to pay commitment fees of between .20% and .375% on the unused portion of the Credit Facility. The Credit Facility is secured by substantially all of the personal property of the Company and each of its North American subsidiaries and a pledge of stock of each of the Company's principal subsidiaries. The Credit Facility contains certain affirmative and negative covenants customary for this type of agreement, including restrictions on incurrence of debt, changes in business, acquisitions, consolidations, mergers or sale of assets, liens, loans and guaranty obligations, certain leases, capital expenditures, minimum consolidated net tangible net worth, transactions with affiliates and sale/leaseback transactions. Furthermore, the Credit Facility contains certain financial covenants that require the Company to maintain specified ratios, including (i) a ratio of total debt to EBITDA of not more than (a) 4.00 to 1.00 for any period on or prior to December 31, 1998, (b) 3.75 to 1.00 for any subsequent period ending on or prior to December 31, 1999, or (c) 3.50 to 1.00 for any subsequent period and (ii) a ratio of the sum of (a) EBIT and (b) amortization to total interest expense of 4.00 to 1.00. For calculation of these ratios for periods including the three months ended March 31, 1998, EBIT is increased by $35,020,000, effectively eliminating the effect of noncash charges taken by the Company in such quarter. The Credit Facility provides also for customary events of default, including defaults on other indebtedness and final judgments of $500,000 or more.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Placement Agent, pursuant to which the Company agreed to use its reasonable best efforts to consummate an exchange offer with respect to the exchange of the Old Notes pursuant to an effective registration statement for debt securities with terms identical in all material respects to the terms of the Old Notes, except that (i) the New Notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration and other rights under the Registration Rights Agreement, and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if the Exchange Offer is not consummated by September 13, 1998, the interest rate borne by the Old Notes following September 13, 1998 will increase by 0.50% per annum until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, Holders of Old Notes will not be entitled to any increased rate of interest thereon or any further registration rights under the Registration Rights Agreement, except that the Placement Agent may have certain registration rights under limited circumstances. See "Risk Factors -- Certain Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes."

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $100,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $100,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of $1,000 and integral multiples thereof.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered. As of the date of this Prospectus $100,000,000 aggregate principal amount of the Old Notes is outstanding.

     Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except that the Placement Agent may have certain registration rights under limited circumstances.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

     Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See " -- Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on
            , 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

     The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Certain Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "-- Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date.

     In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

     The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If, for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

     Pursuant to the Letter of Transmittal, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

     VALID TENDER. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent," and either (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

     If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     SIGNATURE GUARANTEES. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     GUARANTEED DELIVERY. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

          (i) such tenders are made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

          (iii) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

     Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

     The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

     DETERMINATION OF VALIDITY. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Certain Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

     In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Old Notes."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE NEW NOTES

     Each New Note will bear interest at the rate of 8.00% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from March 18, 1998. Interest on the New Notes will be payable semiannually on March 15 and September 15 of each year, commencing on the first such date following the original issuance date of the New Notes.

     Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after March 18, 1998.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following events or conditions have occurred or exists or have not been satisfied:

          (a) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the Commission;

          (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

          (c) any law, statute, rule or regulation shall have been adopted or enacted which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

          (d) a banking moratorium shall have been declared by United States federal or Ohio or New York state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

          (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

          (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

     If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

BY MAIL:                                       BY OVERNIGHT DELIVERY OR HAND:
---------------------------------------------  ---------------------------------------------
The Bank of New York                           The Bank of New York
101 Barclay Street, 7E                         101 Barclay Street
New York, New York 10286                       Corporate Trust Services Window
Attn: Reorganization Section,                  Ground Level
      7E: Odell Romeo                          New York, New York 10286
(Registered or Certified Mail Recommended)     Attn: Reorganization Section,
                                                     7E: Odell Romeo

                  TO CONFIRM BY TELEPHONE OR FOR INFORMATION:
                                 (212) 815-6337

                            FACSIMILE TRANSMISSIONS:
                   (212) 815-6339 (ELIGIBLE INSTITUTION ONLY)

Delivery to other than one of the above addresses or facsimile numbers will not constitute a valid delivery.

FEES AND EXPENSES

     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

                          DESCRIPTION OF THE NEW NOTES

     The Old Notes were issued and the New Notes are to be issued under an Indenture, to be dated as of March 18, 1998, between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). Copies of the Indenture and the forms of certificates evidencing the Old and New Notes have been filed as an exhibit to the Registration Statement and are incorporated herein by reference. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by the Trust Indenture Act of 1939, as amended. For definitions of certain capitalized terms used in the following summary, see " -- Certain Definitions."

     The Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, Holders of the Old Notes who do not exchange their Old Notes for New Notes will vote together with the Holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding Notes. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the New Notes and the Holders of such Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

     The New Notes and the Old Notes are sometimes referred to as, collectively, the "Notes" and, individually, a "Note."

GENERAL

     The Notes will be unsecured unsubordinated obligations of the Company, initially limited to $100 million aggregate principal amount, and will mature on March 15, 2008. Each Note will bear interest at 8.00% per annum from March 18, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the March 1 or September 1 immediately preceding Interest Payment
Date) on March 15 and September 15 of each year, commencing with the first Interest Payment Date occurring after the date of original issuance of such Note.

     Each Note will cease to bear interest from the maturity date or any redemption date unless, upon due presentation, payment of principal is improperly withheld or refused. In such event, the relevant Note shall continue to bear interest at the rate per annum shown on the front cover page hereof (both before and after judgment) until the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Holder. Interest on the Notes will be calculated on the basis of a 360-day year of twelve 30-day months and, in the case of an incomplete month, the number of days elapsed.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See "--Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The New Notes offered hereby together with the Old Notes and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

     Subject to applicable law, the Trustee and the paying agents shall pay to the Company upon written request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to such monies must look to the Company for payment as general creditors.

     The Company may at any time purchase New Notes in the open market or otherwise at any price.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after March 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the

Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing March 15, of the years set forth below:

                            YEAR                              REDEMPTION PRICE
                            ----                              ----------------
2003........................................................      104.000%
2004........................................................      102.667
2005........................................................      101.333
2006 and thereafter.........................................      100.000

     In addition, at any time and from time to time prior to March 15, 2001, the Company may redeem up to 35% of the principal amount of the Notes with the proceeds to the Company from one or more Public Equity Offerings, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of principal amount) of 108%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that after any such redemption Notes representing at least 65% of the Notes originally issued remain outstanding and that notice of such redemption is mailed within 60 days of such Public Equity Offering.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange or automated quotation system, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange or automated quotation system, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Such new Notes can be obtained at the offices of the paying agents and transfer agents.

SINKING FUND

     There will be no sinking fund payments for the Notes.

RANKING

     The Notes will be unsecured senior indebtedness ranking pari passu with existing and future unsubordinated unsecured indebtedness and senior in right of payment to all subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries with respect to the collateral securing such indebtedness, and the New Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. At March 31, 1998, the Company had approximately $119.8 million of indebtedness outstanding, including approximately $9.2 million of indebtedness of the Company's subsidiaries, and the Company's subsidiaries had approximately $31.6 million of additional liabilities. At March 31, 1998, the Company and its subsidiaries also had $77.7 million available (subject to financial ratio compliance and other limitations) to be drawn under the Credit Facility, which is secured by substantially all of the personal property of the Company and each of its North American subsidiaries and a pledge of stock of each of the Company's principal subsidiaries. See "Risk Factors -- Leverage" and "-- Priority of Secured Creditors; Holding Company Structure."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture and the Notes. Reference is made to the Indenture and the Notes for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not

Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses (on an after-tax basis).

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant, or (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and (b) such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than may then be voted by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new or successor directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors on the date of their election or nomination) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Old Notes were originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or Asset Sales or Asset Dispositions), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net

Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Credit Facility" means the Credit Facility dated as of January 2, 1998, as amended on February 26, 1998, among the Company and the lenders party thereto and any other lenders or borrowers from time to time party thereto, collateral documents, instruments and agreements executed in connection therewith and any amendments, supplements, substitutions, modifications, extensions, renewals, restatements, replacement, refinancings or refundings thereof.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Eligible Accounts Receivable" means at the time of reference thereto accounts receivable as set forth on the most recent consolidated balance sheet filed pursuant to the "Commission Reports and Reports to Holders" covenant, less accounts receivable of Unrestricted Subsidiaries as of the date of such balance sheet.

     "Eligible Inventory" means at the time of reference thereto inventory as set forth on the most recent consolidated balance sheet filed pursuant to the "Commission Reports and Reports to Holders" covenant, less inventory of Unrestricted Subsidiaries as of the date of such balance sheet.

     "Existing Stockholders" means (i) Mr. Wayne R. Hellman, (ii) any trust to the extent that any member of Wayne R. Hellman's family has "beneficial" (as defined in Rule 13d-3 under the Exchange Act) ownership of the res thereof and
(iii) any "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) that includes parties specified in clauses (i) or (ii) above if such parties "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) Voting Stock representing a majority of the voting power of the Voting Stock owned by such group.

     "Fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Foreign Subsidiaries" means Ballastronix Inc., Parry Power Systems, Ltd. and any other Subsidiary of the Company incorporated or organized, as the case may be, outside of the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes and (ii) except as otherwise provided, the amortization of any amounts required or permitted to be amortized by Accounting Principles Board Opinion Nos. 16 and 17, as subsequently modified or amended, or the write-off of such amounts.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,
(A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available, as determined by the Company.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Investment Grade Securities" means debt securities or debt instruments with (A) a final maturity no later than one year after date of acquisition thereof and (B) a rating of BBB+ or higher by S&P or Baa1 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "MicroSun" means Microsun Technologies, Inc., an Ohio corporation.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations have recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole,
(iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations have recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee for delivery to each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis (with any rounding determined by the Company to be reasonable) Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof (with any rounding determined by the Company to be reasonable). The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) an Investment in any Person consisting solely of the transfer to such Person of an Investment in another Person that is not a Restricted Subsidiary; (vi) Investment Grade Securities; and (vii) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; (viii) Investments, not to exceed $30 million at any one time outstanding (and for purposes of this clause (viii) an Investment shall be deemed to be outstanding in the amount of the excess (but not, in any event, less than zero) of the amount of such Investment on the date or dates made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment); and (ix) Investments, to the extent the consideration therefor consists of Capital Stock (other than Disqualified Stock) of the Company or net cash proceeds from the sale of such Capital Stock, if such Capital Stock was issued or sold within 90 days of the making of such Investment.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or to refinance Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;
(x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

     "Public Equity Offering" means an underwritten public offering of Common Stock by the Company pursuant to an effective registration statement under the Securities Act.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year, as determined by the Company.

     "S&P" means Standard & Poor's Ratings Services and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least BBB+ by S&P or Baa1 by Moody's and (vi) time deposit accounts, certificates of deposits and money market deposits aggregating no more than $10 million at any one time outstanding, issued by one of the five largest (based on assets on the most recent December 31 for which data is available) banks organized under the laws of the country in which the Foreign Subsidiary marking the deposit referred to above is organized, if such bank is not under material government intervention.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services, in each case required to be paid within one year.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (x) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind having the power to vote for the election of directors, managers or other voting members of the governing body of such Person (not including, however, any Capital Stock having such right to vote only upon the happening of certain events or under limited circumstances).

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on March 18, 1998); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2.5:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company under the Credit Facility or any other agreement in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi), (vii), (viii), (ix), (x) or (xii) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new

Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (x) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness of the Company, not to exceed $15 million in any fiscal year of the Company, Incurred to finance capital expenditures; (viii) Indebtedness of the Company in an aggregate principal amount outstanding at any time not to exceed the sum of 80% of Eligible Accounts Receivable and 60% of Eligible Inventory; (ix) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $20 million and (B) one-third of Consolidated EBITDA for the then most recent four fiscal quarters covered by filings made pursuant to the "Commission Reports and Reports to Holders" covenant; (x) Indebtedness of Restricted Subsidiaries, not to exceed $10.5 million, secured by real property of such Restricted Subsidiaries; (xi) Acquired Indebtedness, provided that, pro forma for the transactions in which such Acquired Indebtedness is Incurred, the Interest Coverage Ratio would be no less than 2.5:1; and (xi) Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (xi) above) in an aggregate principal amount outstanding at any time not to exceed $70 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (i) Indebtedness Incurred under the Credit Facility on or prior to the Closing Date shall be treated as Incurred pursuant to clause (i) of the second paragraph of this "Limitation on Indebtedness" covenant, (ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (iii) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (i) of the preceding sentence), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

     (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) except in the case of an Investment, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution; provided that Restricted Payments, to the extent made solely in Capital Stock other than Disqualified Stock, shall for purposes of this clause (C) be deemed to be in an amount equal to zero) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in outstanding Investments (other than reductions in outstanding Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made). Notwithstanding anything herein to the contrary, Investments made through the transfer of equipment shall be valued at the book value at the time of Investment with respect to such equipment.

     (b) The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of

Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; or (vi) dividends consisting of rights to purchase Common Stock, or consisting of Common Stock, of MicroSun; provided that the balance sheet value of MicroSun's assets, net of intangible assets, does not exceed $10 million as of the date of such dividend; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     (c) Each Restricted Payment permitted pursuant to paragraph (b) of this "Limitation on Restricted Payments" covenant (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv) thereof, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Credit Facility, the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) encumbrances or restrictions relating solely to Foreign Subsidiaries that support Indebtedness Incurred under clause (ix) of the second paragraph of paragraph (a) of the "Limitation on Indebtedness" covenant. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; or (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale (iv) the issuance or sale of Common Stock of any Restricted Subsidiaries if the proceeds thereof are applied in accordance with the "Limitation on Asset Sales" covenant.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary (x) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) of the Indebtedness Incurred under the Credit Facility. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each other Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder other than an entity that is an Affiliate solely by reason of being a Subsidiary of the Company) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized firm having expertise in the specific area which is the subject of such determination stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; or (vi) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or incentive plans approved by the Board of Directors. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through
(v) of this paragraph, the aggregate amount of which (until after the Stated Maturity of the Notes) exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date, including Liens securing obligations under the Credit Facility;
(ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary;
(iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;
(v) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; (vi) Liens with respect to real property to secure Indebtedness Incurred pursuant to clause (x) of the second paragraph under clause (a) of the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

  Limitation on Sale-Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to the United States and such Net Cash Proceeds are not actually applied in accordance with the foregoing paragraphs, the Company shall not be required to apply the portion of such Net Cash Proceeds so affected but may permit the applicable Restricted Subsidiaries to retain such portion of the Net Cash Proceeds so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation) and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale had occurred on such date; provided that to the extent that the Company has determined in good faith that repatriation of any or all of
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

the Net Cash Proceeds of such Asset Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affective may be retained by the applicable Restricted Subsidiary for so long as such material adverse tax cost event would continue.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $20 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness exists on the Closing Date or shall thereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness shall not have been discharged in full or such acceleration shall not have been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses
(iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The New Notes will be represented by a permanent global Note in definitive, fully registered form without interest coupons (the "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to receive physical delivery of Certificated Notes (as defined below).

     Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated New Notes.

                          DESCRIPTION OF THE OLD NOTES

     The terms of the Old Notes are identical in all material respects to the New Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except to the extent that the Initial Purchaser may have certain registration rights under limited circumstances); and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, in the event that the Exchange Offer is not consummated or a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes is not declared effective on or prior to September 18, 1998, the interest rate on the Old Notes will increase by 0.50% per annum following September 18, 1998; provided, however, that if the Company requests holders of Old Notes to provide certain information called for by the Registration Rights Agreement for inclusion in any such Shelf Registration Statement, then Old Notes owned by holders who do not deliver such information to the Company or who do not provide comments on the Shelf Registration Statement when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after September 18, 1998, the interest rate on any Old Notes which remain outstanding will be reduced, from the date of such consummation or effectiveness, as the case may be, to 8% per annum and the Old Notes will not thereafter be entitled to any increase in the interest rate thereon. The New Notes are not entitled to any such increase in the interest rate thereon. In addition, the Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. See "Description of the New Notes -- General." Accordingly, holders of Old Notes should review the information set forth under "Risk
Factors -- Certain Consequences of a Failure to Exchange Old Notes" and "Description of the New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes certain United States Federal income tax considerations to holders of the New Notes who are subject to U.S. net income tax with respect to the New Notes ("U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the New Notes or holders thereof. It does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular investor in light of his particular investment circumstances or to certain types of investors subject to special treatment under the U.S. Federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.

     Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

     The exchange of Old Notes for New Notes should not be a taxable event to holders for U.S. Federal income tax purposes. The exchange of Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for U.S. Federal income tax purposes because the terms of the New Notes should not be considered to differ significantly from the terms of the Old Notes and because the exchange is occurring pursuant to the terms of the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for U.S. Federal income tax purposes, such exchange should constitute a tax-free recapitalization for U.S. Federal income tax purposes in which a holder would not recognize gain or loss. Accordingly, a holder should have the same adjusted basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

INTEREST ON THE NOTES

     A holder of a Note will be required to report as ordinary interest income for U.S. Federal income tax purposes interest earned on the Note in accordance with the holder's regular method of tax accounting.

DISPOSITION OF NEW NOTES

     A holder's tax basis for a New Note or an Old Note generally will be the holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of a Note, a holder will recognize gain or loss equal to the difference (if any) between the amount realized (except for amounts attributable to accrued but unpaid interest) and the holder's tax basis in the Note sold, exchanged, redeemed, retired or disposed of. Such gain or loss will be long-term capital gain or loss if the Note has been held for more than one year and otherwise will be short-term capital gain or loss (with certain exceptions to the characterization as capital gain if the New Note was acquired at a market discount). The Taxpayer Relief Act of 1997 (the "1997 Tax Act") reduced the maximum rates on long-term capital gains recognized on capital assets held by individual taxpayers for more than eighteen months as of the date of disposition. The capital gains rate for capital assets held by individual taxpayers for more than twelve months but less than eighteen months was not changed by the 1997 Tax Act.

BACKUP WITHHOLDING

     A holder of a Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the Note and proceeds from the sale, exchange, redemption or retirement of the Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a Note who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS.

     A holder of a Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

     Any amount paid as backup withholding will be creditable against the holder's U.S. Federal income tax liability.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer -- Resales of New Notes."

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Notes offered hereby will be passed upon for the Company by Cowden, Humphrey & Sarlson Co., L.P.A., Cleveland, Ohio, counsel to the Company, and Brown & Wood LLP, New York, New York, special counsel to the Company. Brown & Wood LLP will rely as to certain matters of Ohio law upon the opinion of Cowden, Humphrey & Sarlson Co., L.P.A.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Advanced Lighting Technologies, Inc. and subsidiaries as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 included in this Prospectus and the financial statements of Ruud Lighting, Inc. as of November 30, 1997 and 1996 and for each of the three years in the period ended November 30, 1997 included in this Prospectus have been audited by Ernst & Young LLP, independent auditors as stated in their reports appearing herein.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ADVANCED LIGHTING TECHNOLOGIES, INC.
Audited Consolidated Financial Statements:
  Report of Ernst & Young LLP, Independent Auditors.........   F-2
  Consolidated Balance Sheets as of June 30, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Operations for the Years Ended
     June 30, 1997, 1996 and 1995...........................   F-4
  Statements of Consolidated Shareholders' Equity for the
     Years Ended June 30, 1997, 1996 and 1995...............   F-5
  Consolidated Statements of Cash Flows for the Years Ended
     June 30, 1997, 1996 and 1995...........................   F-6
  Notes to Consolidated Financial Statements................   F-7

Unaudited Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets as of March 31, 1998
     (Unaudited) and June 30, 1997..........................  F-23
  Condensed Consolidated Statements of Operations
     (Unaudited) for the Nine Months Ended March 31, 1998
     and 1997...............................................  F-24
  Condensed Statement of Consolidated Shareholders' Equity
     (Unaudited) for the Nine Months Ended March 31, 1998...  F-25
  Condensed Consolidated Statements of Cash Flows
     (Unaudited) for the Nine Months Ended March 31, 1998
     and 1997...............................................  F-26
  Notes to Condensed Consolidated Financial Statements
     (Unaudited)............................................  F-27

RUUD LIGHTING, INC.
Audited Financial Statements:
  Report of Ernst & Young LLP, Independent Auditors.........  F-32
  Balance Sheets as of November 30, 1997 and 1996...........  F-33
  Statements of Income for the Years Ended November 30,
     1997, 1996 and 1995....................................  F-34
  Statements of Shareholders Equity for the Years Ended
     November 30, 1997, 1996 and 1995.......................  F-35
  Statements of Cash Flows for the Years Ended November 30,
     1997, 1996 and 1995....................................  F-36
  Notes to Financial Statements.............................  F-37

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Shareholders
Advanced Lighting Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Advanced Lighting Technologies, Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows, for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advanced Lighting Technologies, Inc. as of June 30, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                            /s/ Ernst & Young LLP

Cleveland, Ohio
September 25, 1997, except earnings per share amounts and Notes J, O and U as to which the date is March 30, 1998

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,   JUNE 30,
                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
ASSETS
  Current assets:
  Cash and cash equivalents.................................  $  4,198   $  1,682
  Short-term investments....................................     4,075         --
  Trade receivables, less allowances of $315 and $287.......    28,916     13,736
  Receivables from related parties..........................       346         98
  Inventories:
     Finished goods.........................................    21,143     10,344
     Raw materials and work-in-progress.....................     7,982      2,363
                                                              --------   --------
                                                                29,125     12,707
  Prepaid expenses..........................................     1,363        526
  Deferred taxes............................................     2,566      3,517
                                                              --------   --------
Total current assets........................................    70,589     32,266
Property, plant and equipment:
  Land and buildings........................................     6,143      2,304
  Machinery and equipment...................................    32,712     17,298
  Furniture and fixtures....................................     7,704      2,994
                                                              --------   --------
                                                                46,559     22,596
  Less accumulated depreciation.............................     8,558      6,359
                                                              --------   --------
                                                                38,001     16,237
Deferred taxes..............................................       535        231
Receivables from related parties............................     1,209        913
Investments in affiliates...................................     7,565        638
Other assets................................................     8,954      2,447
Excess of cost over net assets of businesses acquired,
  net.......................................................     7,985      3,565
                                                              --------   --------
                                                              $134,838   $ 56,297
                                                              ========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt and current portion of long-term debt.....  $  3,731   $    972
  Accounts payable..........................................    15,773      8,790
  Payables to related parties...............................       699        434
  Employee-related liabilities..............................     2,674      1,859
  Accrued income and other taxes............................     1,689        263
  Other accrued expenses....................................     3,643      2,607
                                                              --------   --------
Total current liabilities...................................    28,209     14,925
Long-term debt..............................................    35,908     11,034
Other liabilities...........................................       463        161
Deferred taxes..............................................     4,226      3,583
Shareholders' equity
  Common stock..............................................        13         11
  Paid-in-capital...........................................    59,087     26,755
  Retained earnings (deficit)...............................     6,932       (172)
                                                              --------   --------
                                                                66,032     26,594
                                                              --------   --------
                                                              $134,838   $ 56,297
                                                              ========   ========

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1997       1996        1995
                                                              --------   ---------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                                      DOLLAR AMOUNTS)
Net sales...................................................  $85,645    $ 54,636    $40,767
Costs and expenses:
  Cost of sales.............................................   45,703      29,164     21,899
  Marketing and selling.....................................   15,165       8,656      6,381
  Research and development..................................    5,097       2,894      1,673
  General and administrative................................    7,133       6,152      5,452
  Fiber optic joint venture formation costs.................      286          --         --
  Settlement of claims......................................      771       2,732         --
  Amortization of intangible assets.........................      397          90         55
  Restructuring.............................................       --          --       (121)
                                                              -------    --------    -------
Income from operations......................................   11,093       4,948      5,428
Other income (expense):
  Interest expense..........................................   (1,513)     (1,548)    (2,107)
  Interest income...........................................      845         232         33
                                                              -------    --------    -------
Income from continuing operations before income taxes and
  extraordinary charge......................................   10,425       3,632      3,354
Income taxes................................................    2,869         965        212
                                                              -------    --------    -------
Income from continuing operations before extraordinary
  charge....................................................    7,556       2,667      3,142
Loss from discontinued operations, net of income tax
  benefits..................................................     (452)       (150)        --
                                                              -------    --------    -------
Income before extraordinary charge..........................    7,104       2,517      3,142
Extraordinary charge from early extinguishment of debt, net
  of income tax benefits....................................       --        (135)      (253)
                                                              -------    --------    -------
NET INCOME..................................................  $ 7,104    $  2,382    $ 2,889
                                                              =======    ========    =======
Earnings (loss) per share - Basic:
  Income from continuing operations.........................  $   .57    $    .14    $   .11
  Loss from discontinued operations.........................     (.03)       (.02)        --
  Extraordinary charge......................................       --        (.01)      (.04)
                                                              -------    --------    -------
EARNINGS PER SHARE - BASIC..................................  $   .54    $    .11    $   .07
                                                              =======    ========    =======
Earnings (loss) per share - Diluted:
  Income from continuing operations.........................  $   .55    $    .14    $   .10
  Loss from discontinued operations.........................     (.03)       (.02)        --
  Extraordinary charge......................................       --        (.01)      (.03)
                                                              -------    --------    -------
EARNINGS PER SHARE - DILUTED................................  $   .52    $    .11    $   .07
                                                              =======    ========    =======

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY
                    FOR THE THREE YEARS ENDED JUNE 30, 1997

                                                PREFERRED   COMMON   PAID-IN   RETAINED
                                                  STOCK     STOCK    CAPITAL   EARNINGS    TOTAL
                                                ---------   ------   -------   --------   -------
                                                          (DOLLAR AMOUNTS IN THOUSANDS)
BALANCE AT JULY 1, 1994.......................   $ 2,175    $ 359    $    --   $(1,369)   $ 1,165
Net income....................................        --       --         --     2,889      2,889
Redemption of preferred stock.................    (2,125)      --         --      (663)    (2,788)
Change in value of warrants...................        --       --         --    (2,302)    (2,302)
Capitalization of subsidiary..................        --        1         --        --          1
                                                 -------    -----    -------   -------    -------
BALANCE AT JUNE 30, 1995......................        50      360         --    (1,445)    (1,035)
Net income....................................        --       --         --     2,382      2,382
Activities prior to initial public offering of
  stock:
  Purchases of common stock...................        --      147         --        --        147
  Redemption of preferred and common stock....       (50)    (252)        --    (1,109)    (1,411)
  Stock options exercised.....................        --       10         --        --         10
  Exchange of subsidiary companies stock for
     parent company stock.....................        --     (259)       259        --         --
  Noncash claim settlement....................        --       --      2,732        --      2,732
Activities subsequent to initial public
  offering of stock:
  Net proceeds from initial public offering of
     2,900,000 shares.........................        --        3     23,927        --     23,930
  Issuance of common stock in exchange for
     warrants and other consideration.........        --        1     (1,350)       --     (1,349)
  Exchange of subsidiary company stock for
     parent company stock.....................        --       --        313        --        313
  Issuance of shares in connection with
     purchase of business.....................        --        1        874        --        875
                                                 -------    -----    -------   -------    -------
BALANCE AT JUNE 30, 1996......................        --       11     26,755      (172)    26,594
Net income....................................        --       --         --     7,104      7,104
Net proceeds from public offering of 2,452,050
  shares......................................        --        2     30,089        --     30,091
Stock options exercised.......................        --       --        706        --        706
Issuance of shares in connection with
  purchases of businesses.....................        --       --      1,537        --      1,537
                                                 -------    -----    -------   -------    -------
BALANCE AT JUNE 30, 1997......................   $    --    $  13    $59,087   $ 6,932    $66,032
                                                 =======    =====    =======   =======    =======

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  7,104   $  2,382   $  2,889
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Depreciation and amortization...........................     2,579      1,638      1,399
    Provision for doubtful accounts.........................        28         43         32
    Deferred income taxes...................................       419        695       (959)
    Noncash claim settlement................................        --      2,732         --
    Extraordinary charge....................................        --        135        253
    Restructuring...........................................        --         --        286
    Changes in operating assets and liabilities (excluding
     the effects of purchased businesses):
      Trade receivables.....................................   (10,890)    (4,057)    (2,338)
      Inventories...........................................   (12,174)    (4,128)      (986)
      Prepaid expenses and other assets.....................    (2,995)    (3,032)      (412)
      Accounts payable and accrued expenses.................    10,373      4,930      4,369
      Other liabilities.....................................     1,373        (12)       (69)
                                                              --------   --------   --------
        Net cash (used in) provided by operating
        activities..........................................    (4,183)     1,326      4,464
INVESTING ACTIVITIES
  Capital expenditures......................................   (16,015)    (5,050)    (1,530)
  Purchase of short-term investments, net...................    (4,075)        --         --
  Purchases of businesses...................................   (14,960)    (3,075)        --
  Investments in affiliates.................................    (2,827)        --         --
  Use of net proceeds from public offering:
    Capital expenditures....................................    (2,080)        --         --
    Investments in affiliates...............................    (4,101)        --         --
                                                              --------   --------   --------
        Net cash used in investing activities...............   (44,058)    (8,125)    (1,530)
FINANCING ACTIVITIES
  Proceeds from revolving credit facility...................    92,001     10,580     24,630
  Payments of revolving credit facility.....................   (60,822)    (8,192)   (24,088)
  Proceeds from long-term debt..............................    16,775     22,362      1,726
  Payments of long-term debt and capital leases.............    (8,159)   (19,453)    (4,776)
  Issuance of common stock..................................       706        157         --
  Redemption of common stock................................        --       (311)        --
  Borrowings for preferred stock redemption and dividends...        --         --      2,788
  Redemption of preferred stock and dividends...............        --     (1,100)    (2,788)
  Other.....................................................        --         --        (59)
  Net proceeds from public offering.........................    30,091     23,930         --
  Use of net proceeds from public offering:
    Payment of long-term debt...............................        --     (3,350)        --
    Payment of revolving credit facility....................   (16,800)    (4,429)        --
    Redemption of warrants..................................        --     (6,199)        --
    Payment of trade payables...............................    (3,035)    (4,447)        --
    Payment of note.........................................        --     (1,541)        --
    Other...................................................        --       (556)        --
                                                              --------   --------   --------
        Net cash provided by (used in) financing
        activities..........................................    50,757      7,451     (2,567)
                                                              --------   --------   --------
Increase in cash and cash equivalents.......................     2,516        652        367
Cash and cash equivalents, beginning of year................     1,682      1,030        663
                                                              --------   --------   --------
        CASH AND CASH EQUIVALENTS, END OF YEAR..............  $  4,198   $  1,682   $  1,030
                                                              ========   ========   ========
Supplemental Cash Flow Information:
  Interest paid.............................................  $  1,375   $  1,112   $  1,688
  Capitalized interest......................................       455         98          9
  Income taxes paid.........................................        81        375        280
  Noncash transactions:
    Equipment acquired through capital leases...............     1,683        149        145
    Stock issued for purchases of businesses................     1,537      1,188         --
  Detail of acquisitions:
    Assets acquired.........................................  $ 23,033   $  9,904   $     --
    Liabilities assumed.....................................     6,142      5,546         --
    Stock issued............................................     1,537      1,188         --
                                                              --------   --------   --------
    Cash paid...............................................    15,354      3,170         --
      Less cash acquired....................................       394         95         --
                                                              --------   --------   --------
    Net cash paid for acquisitions..........................  $ 14,960   $  3,075   $     --
                                                              ========   ========   ========

See notes to consolidated financial statements

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
A. ORGANIZATION

     Advanced Lighting Technologies, Inc. (the "Company") is an innovation-driven designer, manufacturer and marketer of metal halide lighting products, including materials, system components, systems, and production equipment.

     The Company was formed on May 19, 1995 for the purpose of acquiring ownership, primarily by merger (the "Combination"), of 17 affiliated operating corporations that were previously under common ownership and management (the "Predecessors"), each one of which is engaged in an aspect of the metal halide lighting business. More specifically, the Combination was principally effected through a series of nonmonetary mergers or stock exchanges in which the shareholders of the former companies received shares of the Company. The Combination has been accounted for as a reorganization of entities under common control. Historical financial statements of each of the Predecessors for periods prior to the Combination have been combined. Certain adjustments have been recorded primarily to eliminate intercompany transactions that would have been required had the Company been a consolidated entity during such periods.

B. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions and related revenues and expenses. Investments in 50% or less owned companies and joint ventures over which the Company has the ability to exercise significant influence are accounted for under the equity method. All other investments and investments of less than 20% are accounted for under the cost method.

  Accounting Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

  Translation of Foreign Currency

     The functional currency of consolidated subsidiaries outside of the United States is the local currency. All assets and liabilities of foreign subsidiaries are translated into United States dollars at year-end exchange rates while revenues and expenses are translated at weighted-average exchange rates in effect during the year. The resulting translation adjustments were not significant in all years presented.

  Cash Equivalents

     The Company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Short-Term Investments

     Short-term investments are recorded at fair market value, which approximates cost.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of temporary cash and cash equivalents, short-term investments and trade receivables. The Company invests its excess cash primarily in a high quality institutional money-market portfolio and high quality securities and limits the amount of credit exposure to any one financial institution.

     The Company provides credit in the normal course of business, primarily from major manufacturers and distributors in the lighting industry and, generally, collateral or other security is not required. The Company conducts ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management's expectations. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's worldwide customer base.

  Inventories

     Inventories are valued at the lower of cost (first-in, first-out method) or market.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. The cost of self-constructed assets includes related materials, labor, overhead and interest. Repair and maintenance costs are expensed as incurred.

     Depreciation is computed for financial reporting purposes by the straight-line method based on the estimated useful lives of the assets, both those owned and under capital lease, as follows: buildings, 15 to 30 years; machinery and equipment, 5 to 25 years; furniture and fixtures, 5 to 15 years; and, leasehold improvements, the lease periods.

  Intangible Assets

     Intangible assets are amortized using the straight-line method over the following lives:

Excess of cost over net assets acquired...................  15 -- 25 years
Patents, trademarks and tradenames........................  3 -- 17 years
Other intangibles.........................................  7 -- 15 years

     The Company examines the carrying value of its intangible assets when indicators of impairment are present. When the undiscounted cash flows are not sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified. No such event has been identified. Accumulated amortization was $720 and $314 at June 30, 1997 and 1996, respectively.

  Revenue Recognition

     Revenues from the sale of metal halide materials, system components (lamps, power supplies, system controls, fiber optic cable) and systems are recognized when products are shipped and production equipment revenues are recognized under the percentage of completion method.

  Advertising Expense

     External costs incurred in providing media advertising and promoting products are expensed the first time the advertising or promotion takes place.

  Research and Development

     Research and development costs, primarily the development of new products and modifications of existing products, are charged to expense as incurred.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

  Stock Compensation Arrangements

     The Company accounts for its stock compensation arrangements under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees." The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting and Disclosure of Stock-Based Compensation." These provisions require the Company to disclose pro forma net income as if compensation expense related to grants of stock options were recognized based on fair value accounting rules.

  Financial Statement Presentation Changes

     Certain amounts for prior years have been reclassified to conform to the current year reporting presentation.

C. ACQUISITIONS

     During fiscal 1997 and 1996, the Company completed the following business combinations, all of which were accounted for by the purchase method and, accordingly, results of operations for the acquired businesses have been included in the consolidated statement of income from their respective dates of acquisition. Assets acquired and liabilities assumed have been recorded at fair value based on best estimates available. Pro forma financial information is not presented because the impact is not significant to the results of operations.

     On June 2, 1997, the Company purchased for approximately $8,500, the system component manufacturing and operating assets of W. J. Parry & Co. (Nottingham) Ltd. ("Parry"), a manufacturer and marketer of magnetic power supplies for high intensity discharge lighting systems. The purchase price resulted in an excess of cost over net assets acquired of $1,121, which is being amortized over 25 years.

     On February 11, 1997, the Company acquired the outstanding shares of Ballastronix, Inc., a company focused on designing, manufacturing and marketing of electromagnetic power supplies for metal halide lighting systems. The purchase price consisted of $5,511 in cash and 38,024 shares of the Company's Common Stock (valued at $562). The purchase price resulted in an excess of cost over net assets acquired of $2,018 which is being amortized over 25 years.

     On January 31, 1997, the Company completed the purchase of certain assets of Web Design Associates, Inc., a company engaged in consumer product design and development for approximately $600 in cash. The purchase price resulted in an excess of cost over net assets acquired of $526, which is being amortized over 15 years.

     During December 1996, the Company acquired all the assets (and assumed certain liabilities) of Cable Lite Corporation in exchange for 50,000 shares of the Company's Common Stock (valued at $975), with up to an additional 50,000 shares of Common Stock contingently issuable if the per share market price of the Company's stock is less than $30.00 during the month of June 1998. The purchase price resulted in an excess of cost over net assets acquired of $1,073, which is being amortized over 25 years. Advanced Cable Lite Corporation designs, manufactures and sells fiber optic and fiber optic lighting systems.

     On June 28, 1996, the Company acquired the net assets of Venture Lighting Australia Pty Ltd ("VLA"), a leading lamp marketing organization in Australia, for $100 and 76,923 shares of the Company's Common Stock (valued at $875). VLA has been the exclusive agent for the Company's products in Australia since 1987. The purchase resulted in an excess of cost over net assets acquired of $1,698, which is being amortized over 20 years.

     On March 25, 1996, the Company acquired the net assets of Spectro Electric, Inc., ("Spectro") for $1,636 and 34,783 shares of the Company's Common Stock (valued at $500). Spectro (renamed Advanced Lighting Technologies, Canada, Inc.) distributes the Company's products in the Canadian market and has facilities in Toronto, Vancouver, Calgary and Montreal. The purchase resulted in an excess of cost over net assets acquired of $72, which is being amortized over 20 years.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     On February 5, 1996, the Company acquired the net assets of Current Industries, Inc. ("Current") of Oceanside, New York for $1,689. Current designs, manufacturers and markets specialized electrical and electromagnetic lighting control systems used in metal halide and other high intensity discharge lighting systems. The purchase resulted in an excess of cost over net assets acquired of $1,456, which is being amortized over 25 years.

     On July 1, 1995, and February 9, 1996 the Company acquired all of the outstanding common stock of Venture Lighting-UK ("VLI-UK"), for 50,000 shares of the Company's Common Stock (valued at $313). VLI-UK was the exclusive distributor of the Company's products in the United Kingdom. The purchase resulted in an excess of cost over net assets acquired of $675, which is being amortized over 20 years.

D. INVESTMENT IN JOINT VENTURE

     On April 2, 1997, the Company invested approximately $3,800 of cash in exchange for a 30% interest in Koto Luminous Co., Ltd. ("Koto"), the Company's sole agent in Japan. Subsequent to the date of investment, Koto, a marketer and distributor of metal halide lamps, began doing business under the name Venture Lighting Japan. Using the proceeds of the investment and an additional investment by an affiliate, Venture Lighting Japan will equip and operate a metal halide lamp manufacturing facility in Japan, which is expected to be operational in October 1997. The Company accounts for this investment under the cost method.

E. CONSUMER PRODUCT ADVERTISING COSTS

     In connection with the Company's metal halide lamp systems for the residential and consumer markets, beginning with the sale of portable lamps in March 1997, the Company implemented a direct marketing program which resulted in $398 of advertising and promotion costs, which have been included in the loss from discontinued operations during the fourth quarter of fiscal 1997.

F. FIBER OPTICS JOINT VENTURE FORMATION COSTS

     On May 6, 1997, the Company entered into a joint development agreement with Rohm and Haas Company ("Rohm and Haas"), for the development of advanced fiber optic cable systems using metal halide lamps. The Company is presently negotiating with Rohm and Haas to form a joint venture focused on the manufacture and sale of fiber optic cable and illuminators and fiber optic lighting systems. No assurance can be given that the negotiations will be successfully completed, that the joint venture will be formed or that the joint venture, if formed, will successfully develop or commercialize products. If the expected joint venture is formed, the Company will contribute $5,000 cash, its subsidiary, Advanced Cable Lite Corporation, and other fiber optic system assets. In connection with this proposed joint venture, the Company incurred $286 of formation and development costs which were charged to operations during the fourth quarter of fiscal 1997.

G. FINANCING ARRANGEMENTS

     Short-term debt consisted of the following:

                                                                 JUNE 30,
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
Multioption credit facility.................................  $  711   $  790
Trade facility..............................................     253       --
Revolving line of credit....................................   1,391       --
                                                              ------   ------
                                                               2,355      790
Current portion of long-term debt...........................   1,376      182
                                                              ------   ------
                                                              $3,731   $  972
                                                              ======   ======

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     In June 1996, the Company on behalf of a foreign subsidiary, entered into a multioption credit facility with a foreign bank that provides a short-term credit line of $1,200 and is collateralized with certain operating assets ($3,128 at June 30, 1997) and a $750 standby letter of credit. Amounts borrowed and related interest are payable quarterly. The foreign bank also provides a trade facility which allows the foreign subsidiary to issue documentary letters of credit for imports and term-trade finance for importing its inventory. The interest rate of this facility varies, depending upon the denomination of the currency advanced. The weighted average interest rate on the multioption credit facility was 9.33% and 7.89% during fiscal 1997 and fiscal 1996. The weighted average interest rate of the trade facility was 7.58% during fiscal 1997.

     A newly-acquired foreign subsidiary of the Company entered into a revolving line of credit agreement with a bank, prior to acquisition, to finance its working capital needs. This facility allows the subsidiary to borrow an amount that approximates $2,900. The agreement matured at June 30, 1997, but the bank agreed to extend the borrowing on a month-to-month basis. The bank has the right to cancel any unutilized portion available under the agreement at any time. Advances under the facility bear interest at the bank's prime rate plus 0.5% per annum. During fiscal 1997, the weighted average interest rate incurred on the revolving loan facility was 5.25%.

     Long-term debt consisted of the following:

                                                                   JUNE 30,
                                                              ------------------
                                                               1997       1996
                                                              -------   --------
Revolving credit and security agreements....................  $24,754   $  9,924
Term note...................................................    8,000         --
Mortgage notes payable......................................    2,499        985
Obligations under capital leases............................    1,598        195
Other.......................................................      433        112
                                                              -------   --------
                                                               37,284     11,216
  Less current portion......................................    1,376        182
                                                              -------   --------
                                                              $35,908   $ 11,034
                                                              =======   ========

     In July 1997, the Company repaid approximately $33,000 of amounts then outstanding under the Revolving Credit and Security Agreements, as amended, and a portion of the Term Note using proceeds from a Common Stock offering completed in July 1997. Excluding the July 1997 amounts repaid, the aggregate maturities of long-term debt (including capital lease obligations) for the five fiscal years subsequent to June 30, 1997, were as follows: 1998 -- $1,376;
1999 -- $713; 2000 -- $1,115; 2001 -- $689; and 2002 -- $502.

     In March 1996, the Company entered into a three-year domestic Revolving Credit and Security Agreement (the "Loan Agreement") with a bank. The Loan Agreement permits working capital advances to the Company in aggregate amounts equal to the lesser of: (i) $25,000 less the current outstanding amount of the advances under the Capex Facility (defined below) (the "Maximum Revolving Loan Amount") or (ii) an amount based on eligible receivables and inventory (the "Working Capital Facility"). The unpaid principal balance of the Working Capital Facility (together with accrued interest thereon) is payable in March 1999. Advances under the Working Capital Facility bear interest at the option of the Company at a rate per annum (the "Working Capital Interest Rate") equal to: (i) the higher of (a) the prime rate minus 0.5% or (b) the Federal Funds Rate; or
(ii) the average LIBOR plus 2.5%. Under the terms of the Loan Agreement, the bank may make advances in excess of the applicable percentages of eligible receivables and inventory, provided that, if such excess amounts remain outstanding for five or more days in any calendar month, all outstanding advances bear interest at the Working Capital Interest Rate plus 0.5% for such month. At June 30, 1997, the interest rate of the Working Capital Facility was 8.00%.

     The Company is able to obtain advances under the Loan Agreement up to $5,000 to permit the Company to finance permitted capital expenditures (the "Capex Facility"), which bear interest at a rate per annum equal to the

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

higher of (a) the prime rate plus 0.5% or (b) the Federal Funds Rate plus 1.0%. The unpaid principal balance of the Capex Facility (together with accrued interest thereon) is payable in March 1999. The bank has also agreed to issue letters of credit in an amount of up to $5,000, at anytime, provided the outstanding letters of credit and working capital advances do not exceed the Maximum Revolving Loan Amount. At June 30, 1997 no amounts were outstanding under the Capex Facility, and $4,234 was available through letters of credit.

     In July 1996, a foreign subsidiary of the Company entered into a similar Revolving Credit and Security Agreement with a foreign affiliate of the bank (the "Foreign Loan Agreement"). Pursuant to the Foreign Loan Agreement, the bank has agreed to extend working capital advances in the aggregate amount equal to the lesser of (i) the United States dollar equivalent of approximately $3,000 in the local currency (Canadian dollars) or (ii) an amount based on eligible receivables and inventory. All amounts advanced under the Foreign Loan Agreement reduce, by the United States dollar value of outstanding amounts, the Maximum Revolving Loan Amount available to the Company under the Loan Agreement. The unpaid principal balance of the Foreign Loan Agreement (together with accrued interest thereon) is payable in March 1999. Advances under the Foreign Loan Agreement bear interest at the rate per annum set at a formula intended to approximate that of the Loan Agreement.

     The provisions of the Loan Agreement contain certain restrictive covenants concerning the incurrence of indebtedness and liens, capital expenditures, investments, guarantees of the indebtedness of others, providing loans to others, the sale of assets, and prohibit the payment of dividends. In addition, the Company must maintain certain working capital, leverage, cash flow, debt, and tangible net worth ratios.

     In February 1997, the Company borrowed $8,400, for its acquisition of Parry, under a twenty-six month term note from the same bank that provided the Revolving Credit and Security Agreement. Interest accrues on the note at a rate equal to the higher of the prime rate or 0.5% over the Federal Funds Rate (rate approximated 8.5% at June 30, 1997). The Company pays monthly principal installments of $100 plus accrued interest for the first 25 months of the loan term with a final payment of $5,900 plus accrued interest due March 24, 1999.

     The Company leases certain equipment under agreements which are classified as capital leases. The lease agreements have varying terms and the leased assets, with a net carrying value of $1,819 at June 30, 1997, are included in the consolidated balance sheet as machinery and equipment.

     Mortgages payable consisted of six separate notes at various rates of interest, ranging from 7.5% to 9.75%, and at June 30, 1997 were collateralized by land and buildings with a net carrying value of $4,405.

     During fiscal 1996, the company recorded an extraordinary loss of $135 (net of applicable income tax benefits of $91) for the write-off of deferred financing costs related to the early extinguishment of debt. In October 1994, the Company refinanced certain of its borrowings, which resulted in an extraordinary loss on the early extinguishment of debt of $253 (net of applicable income tax benefits of $168).

     The fair value of debt, based on market rates and maturity dates, approximates carrying value. Debt issuance costs, classified with other assets, are being amortized over the terms of the related debt.

H. SHAREHOLDERS' EQUITY

  Shareholders' Equity

     The Company's authorized capital stock consists of 80 million shares of Common Stock having a par value of $.001 per share and 1 million shares of preferred stock having a par value of $.001 per share. At June 30, 1997 and 1996, there were 13,435,394 and 10,844,659 shares of Common Stock issued and outstanding, respectively, and no shares of preferred stock were issued and outstanding.

     On July 1, 1997, the Company issued 3,000,000 shares of its Common Stock in a public offering at $24.75 a share. Net proceeds, after offering costs, amounted to approximately $70,530, of which $33,000 was used to pay

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

down existing bank debt and $2,835 was used for the purchase of 630,111 shares of the common stock of Fiberstars, Inc., increasing the Company's ownership to 19.6% of Fiberstars. The remainder of the net proceeds will be used for capital expenditures and general corporate purposes, including investments in joint ventures.

     On July 16, 1996, the Company issued 2,452,000 shares of its Common Stock in a public offering at $13.50 a share. Net proceeds, after offering costs, amounted to $30,091.

     On December 12, 1995, the Company completed an initial public offering and issued 2,900,000 shares of its Common Stock. Prior to the initial public offering, shares of the Predecessors were exchanged for 7,281,849 shares of Common Stock of the Company; and 535,887 shares were issued to a warrant holder in exchange for the warrants. During 1996, the Company issued 126,923 shares of Common Stock in connection with certain acquisitions, and at June 30, 1997, 34,783 shares of Common Stock were issuable in connection with an acquisition. The common stock authorized, issued and outstanding as of June 30, 1995 represents the aggregate of the Predecessors' common stocks. The shares authorized, issued and outstanding of the individual issues of common stock of the Predecessors are not presented as the information is not meaningful. At June 30, 1995, the Company had 892,500 preferred shares outstanding (without par value). In August 1995, the Company redeemed such preferred shares for $1,012.

  Employee Stock Options

     The Company's 1995 Incentive Award Plan provides for granting of "A" and "B" incentive stock options to purchase common stock of the Company. The "A" options become exercisable over one-to-five years from the date of grant depending on the Company's operating performance. The "B" options become exercisable at the rate of 25% after one year, 35% after two years, and 40% after three years. All "A" and "B" options have been granted at market value on the date of grant and expire ten years from the date of grant. At June 30, 1997, the Company had 949,339 shares reserved for future issuance upon exercise of stock options granted under the Incentive Award Plan.

     Information related to stock options at June 30 under the Incentive Award Plan follows:

                                                                1997                  1996
                                                         -------------------   -------------------
                                                                   WEIGHTED-             WEIGHTED-
                                                                    AVERAGE               AVERAGE
                                                                   EXERCISE              EXERCISE
                                                         OPTIONS     PRICE     OPTIONS     PRICE
                                                         -------    ------     -------    ------
Outstanding, beginning of year.........................  791,850    $12.33          --        --
Granted................................................  228,150     19.73     814,350    $12.26
Exercised..............................................  (50,661)    10.32          --        --
Forfeited..............................................  (55,125)    10.63     (22,500)    10.00
                                                         -------               -------
Outstanding, end of year...............................  914,214     14.38     791,850     12.33
                                                         =======               =======
Weighted-average fair value of options granted during
  the year.............................................  $  6.62        --     $  3.77        --

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     The following table summarizes additional information concerning outstanding and exercisable options at June 30, 1997:

                                                   OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                                            ---------------------------------   -------------------
                                                       WEIGHTED-
                                                        AVERAGE     WEIGHTED-             WEIGHTED-
                 RANGE OF                              REMAINING     AVERAGE               AVERAGE
                 EXERCISE                             CONTRACTUAL   EXERCISE              EXERCISE
                  PRICES                    OPTIONS      LIFE         PRICE     OPTIONS     PRICE
------------------------------------------  -------    ---------     ------     -------    ------
$10.00 to 16.00...........................  439,827    8.9 years     $10.09      59,377    $10.05
 16.00 to 23.00...........................  474,387    9.3 years      18.36      61,800     17.00
                                            -------                             -------
                                            914,214                             121,177     13.60
                                            =======                             =======

     If the Company had elected to report compensation expense for the Incentive Award Plan based on the fair value at the grant dates for all awards consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", net income and earnings per share would be as follows:

                                                             YEAR ENDED JUNE 30,
                                                        ------------------------------
                                                            1997              1996
                                                        ------------      ------------
Net income as reported..............................       $7,104            $2,382
Pro forma...........................................        6,540             2,208
Diluted earnings per share as reported..............       $  .52            $  .11
Pro forma                                                     .48               .09

     The fair values of the stock options used to calculate the pro forma net income and pro forma earnings per share were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997 and 1996, respectively: expected volatility of 30% and 25%, risk-free interest rates of 6.41% and 6.06%, and expected lives of 4 years in both periods with no dividend yield.

I. REDEEMABLE STOCK PURCHASE WARRANTS

     Warrants issued in connection with a financing entered into during 1994 were redeemed in December 1995 for $3,000 plus 5.0% of the Company's then existing common stock. Warrants issued in connection with a financing entered into during 1990 were redeemed by the Company for $3,199 in March 1996.

J. INCOME TAXES

     Income from continuing operations before income taxes and extraordinary charges were attributable to the following sources:

                                                        YEAR ENDED JUNE 30,
                                                    ---------------------------
                                                     1997       1996      1995
                                                    -------    ------    ------
United States.....................................  $ 9,548    $3,291    $3,354
Foreign...........................................      877       341        --
                                                    -------    ------    ------
Total.............................................  $10,425    $3,632    $3,354
                                                    =======    ======    ======

     The provision for income taxes is computed using the liability method and is based on applicable federal and state statutory rates adjusted for permanent differences between financial and taxable income.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     Income taxes from continuing operations have been provided as follows:

                                                           1997      1996      1995
                                                          ------    ------    ------
Current:
  Federal...............................................  $1,545    $  (83)   $  776
  State and local.......................................     550       281       160
  Foreign...............................................     355        72        --
                                                          ------    ------    ------
                                                           2,450       270       936
Deferred:
  Federal...............................................     313       485      (538)
  State and local.......................................     149       167      (186)
  Foreign...............................................     (43)       43        --
                                                          ------    ------    ------
                                                             419       695      (724)
                                                          ------    ------    ------
  Income taxes from continuing operations...............  $2,869    $  965    $  212
                                                          ======    ======    ======

     The income tax provision for periods prior to the Combination has been calculated as if the Company filed a consolidated tax return.

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company's net deferred tax assets and liabilities at June 30, 1997 and 1996 are as follows:

                                                               1997      1996
                                                              -------   ------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 1,536   $2,882
  AMT carryforward..........................................      262      208
  Payroll-related and other accrued expenses................      768      630
  Other.....................................................      535      304
                                                              -------   ------
                                                                3,101    4,024
Deferred tax liabilities:
  Depreciation..............................................    2,989    3,380
  Other.....................................................    1,238      203
                                                              -------   ------
                                                                4,227    3,583
                                                              -------   ------
Net deferred tax assets (liabilities) before valuation
  allowance.................................................   (1,126)     441
Valuation allowance.........................................       --     (276)
                                                              -------   ------
Net deferred tax assets (liabilities).......................  $(1,126)  $  165
                                                              =======   ======

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     The statutory federal income tax rate and the effective income tax rate are reconciled as follows:

                                                              1997     1996     1995
                                                              -----    -----    -----
Statutory rate..............................................   35.0%    35.0%    35.0%
State and local income taxes net of federal benefit.........    3.6      9.2      1.0
Net operating loss carryforwards............................   (2.8)   (56.4)   (31.0)
Adjustment of deferred tax liabilities......................  (10.9)      --       --
Nondeductible settlement of a claim.........................     --     30.9       --
Other.......................................................    2.6      7.8      1.3
                                                              -----    -----    -----
Effective tax rate..........................................   27.5%    26.5%     6.3%
                                                              =====    =====    =====

     Income taxes paid (net of refunds) pertaining to both continuing and discontinued operations were $81 in 1997, $375 in 1996 and $280 in 1995.

     At June 30, 1997, the Company had United States net operating loss carryforwards ("NOLs") for tax purposes of approximately $4,500 to offset future taxable income. These NOLs expire in the fiscal years 2006 through 2011. Alternative minimum tax paid through June 30, 1997 of $262 is available as a credit with an unlimited carryforward period.

K.  EMPLOYEE BENEFITS

     The Company has defined contribution elective savings and retirement plans that cover substantially all full-time employees in its domestic and foreign subsidiaries. The Company matches the contributions of participating employees on the basis of the percentages specified in the respective plans, ranging from 1% to 2% of eligible employee earnings. Contributions charged to income for the defined contribution plans were $373 in fiscal 1997 and $250 in each of fiscal 1996 and fiscal 1995.

L.  SETTLEMENT OF A CLAIM

     On March 1, 1996, a former common shareholder of a Predecessor asserted a claim in the United States District Court for the Northern District of Ohio against the Chief Executive Officer and a director of the Company, and the Executive Vice President and a director of the Company, and subsequently, a claim against the Company. The claim alleged that certain misrepresentations and/or omissions were made to the former common shareholder in connection with:
(i) the Company's purchase of his equity interest effected by a merger of a Predecessor into the Company, as to which the former common shareholder waived his statutory appraisal rights and (ii) the purchase by the Chief Executive Officer of the former common shareholder's beneficial interest in a trust controlled by the Chief Executive Officer. The former common shareholder alleged that the misrepresentations and/or omissions caused direct damages which exceeded $900. The suit also claimed punitive damages in an undetermined amount believed by the former common shareholder to exceed $2,700. On August 23, 1996, another former common shareholder filed similar claims against the Chief Executive Officer and Executive Vice President and the Company seeking direct damages of $400 and punitive damages of $1,200. The Chief Executive Officer, the Executive Vice President and the Company denied all of the allegations and vigorously defended against the claims.

     On November 29, 1996, the Company, the Chief Executive Officer and the Executive Vice President reached an out-of-court settlement of both former common shareholders' claims. The charge of $771 represents the settlement of $475 plus legal and other directly-related costs, net of insurance recoveries.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

M.  NONCASH SETTLEMENT OF CLAIM

     On October 27, 1995, several former preferred shareholders of the Company's lamp manufacturing subsidiary, whose shares were redeemed in August 1995 (prior to the Combination), asserted a claim against certain officers of the Company. On November 15, 1995, such officers entered into a settlement agreement with the former preferred shareholders, whereby such officers and certain other shareholders transferred, from their personal holdings, an aggregate of 273,185 shares of the Company's common stock to the former preferred shareholders. Since the settlement resulted in a transfer of personal shares held by such officers, there was no dilution of the ownership interest of shareholders of the Company. The settlement was recorded as a noncash expense and paid-in-capital of the Company.

N.  RESTRUCTURING CHARGES

     In June 1994, one of the Company's subsidiaries provided for the costs, principally inventory and equipment write-downs, to exit its nonlamp product line. During 1995, the disposition plan was revised resulting in a reduction of $121 in the estimated costs to exit the nonlamp product line. During 1996, the assets of the nonlamp product line were sold to an affiliate of the Company for an amount equal to the carrying amount of such assets as of June 30, 1995. As of June 30, 1996 and 1997, the Company has an 8.5% note from the affiliate for $220 related to the sale of the assets of the nonlamp product line which is recorded as a long-term receivable from related parties in the consolidated balance sheet.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

O. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 128, "Earnings per Share." FAS No. 128 replaced the previously reported primary and fully-diluted earnings per share with basic earnings per share and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options. Diluted earnings per share is very similar to the previously reported fully-diluted earnings per share. The Company adopted FAS No. 128 in the second quarter of 1998. Prior year amounts have been restated to comply with FAS No. 128.

     Basic and dilutive earnings per share is computed as follows:

                                                               1997      1996      1995
                                                              -------   -------   -------
Income available to common shareholders:
  Income from continuing operations.........................  $ 7,556   $ 2,667   $ 3,142
  Less: Preferred stock dividends (1).......................       --        --        58
     Increase in warrants' value (2)........................       --     1,350     2,302
                                                              -------   -------   -------
  Income from continuing operations attributable to common
     shareholders...........................................  $ 7,556   $ 1,317   $   782
                                                              =======   =======   =======
  Net income................................................  $ 7,104   $ 2,382   $ 2,889
  Less: Preferred stock dividends (1).......................       --        --        58
     Increase in warrants' value (2)........................       --     1,350     2,302
                                                              -------   -------   -------
  Net income attributable to common shareholders............  $ 7,104   $ 1,032   $   529
                                                              =======   =======   =======
Weighted average shares:
  Basic:
     Outstanding at beginning of period.....................   10,844     7,282     7,282
     Issued pursuant to public offering.....................    2,327     1,601        --
     Issued upon conversion of warrant......................       --       296        --
     Issued in acquisitions.................................       41        --        --
     Issued for exercise of stock options...................       22        --        --
     Issued during the period in exchange of subsidiary
      stock.................................................       --        20        --
     Issuable in connection with an acquisition.............       35         8        --
                                                              -------   -------   -------
       Basic weighted average shares........................   13,269     9,207     7,282
                                                              =======   =======   =======
  Diluted:
     Basic from above.......................................   13,269     9,207     7,282
     Effect of options......................................      289       272       536
                                                              -------   -------   -------
       Diluted weighted average shares......................   13,558     9,479     7,818
                                                              =======   =======   =======
Earnings (loss) per share:
  Basic:
     Income from continuing operations......................  $   .57   $   .14   $   .11
     Loss from discontinued operations......................     (.03)     (.02)       --
     Extraordinary charge...................................       --      (.01)     (.04)
                                                              -------   -------   -------
     Earnings per share--Basic..............................  $   .54   $   .11   $   .07
                                                              =======   =======   =======
  Diluted:
     Income from continuing operations......................  $   .55   $   .14   $   .10
     Loss from discontinued operations......................     (.03)     (.02)       --
     Extraordinary charge...................................       --      (.01)     (.03)
                                                              -------   -------   -------
     Earnings per share--Diluted............................  $   .52   $   .11   $   .07
                                                              =======   =======   =======

---------------

(1) The preferred stock dividends represent cumulative dividends in arrears. No dividends were declared on the preferred stock in any of the years presented. The cumulative dividends in arrears were paid to the preferred shareholders when the related preferred shares were redeemed in October 1994.

(2) The warrants were redeemed in fiscal 1996.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

P. RELATED PARTY TRANSACTIONS

     Prior to the initial public offering, management fees paid by the Company to an affiliate were $764 in fiscal 1996 and $831 in fiscal 1995.

     During January 1996, the Company entered into a six-year Aircraft Operating Agreement ("Agreement") with an unrelated company to charter an airplane for service into locations which are not adequately served by commercial carriers. The unrelated company leases the airplane from an affiliate of the Company owned by certain officers of the Company. These officers have guaranteed the repayment of $1.7 million of indebtedness incurred by the affiliate to purchase the airplane. The Company's minimum annual commitments under the Agreement are $261.

     Fees paid by the Company under this agreement were $554 in fiscal 1997 and $244 in fiscal 1996.

     The Company paid a director of the Company $79 during fiscal 1997 and $100 in fiscal years 1996 and 1995 for consulting services.

     The Company sold lamps, lamp components, and lamp production equipment to an overseas company aggregating $3,853 in fiscal 1997, $2,363 in fiscal 1996 and $650 in fiscal 1995. An executive officer and director of the overseas company became a Director of the Company in January 1996.

Q. COMMITMENTS

     The Company leases buildings and certain equipment under noncancelable operating lease agreements. Total rent expense was $1,478 in 1997, $893 in 1996 and $613 in 1995. Future minimum lease commitments, as of June 30, 1997, were as follows:

                           YEAR:
                           -----
  1998....................................................    $1,645
  1999....................................................     1,495
  2000....................................................     1,293
  2001....................................................     1,169
  2002....................................................       785
  Thereafter..............................................       687
                                                              ------
                                             Minimum lease
    payments                                                  $7,074
                                                              ======

     Estimated costs to complete construction in progress at June 30, 1997 were $3,593.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

R. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended June 30, 1997 and 1996.

                                                       THREE MONTHS ENDED FISCAL 1997
                                                 ------------------------------------------
                                                 JUN 30(a)    MAR 31    DEC 31(d)   SEP 30
                                                  -------     -------    -------    -------
Net sales......................................   $25,354     $22,034    $19,948    $18,309
Gross profit...................................    11,997      10,232      9,330      8,383
Income from operations.........................     3,596       3,202      1,874      2,421
Income from continuing operations before
  extraordinary charge.........................     2,812       1,970      1,212      1,562
Loss from discontinued operations, net of
  income tax benefits..........................      (211)        (88)       (61)       (92)
Net income.....................................   $ 2,601     $ 1,882    $ 1,151    $ 1,470
                                                  =======     =======    =======    =======
Earnings per share--Basic......................   $   .19     $   .14    $   .09    $   .11
                                                  =======     =======    =======    =======
Earnings per share--Diluted....................   $   .19     $   .14    $   .08    $   .11
                                                  =======     =======    =======    =======
Price Range of Common Stock:
  High.........................................   $26.500     $27.250    $25.250    $19.875
  Low..........................................   $19.000     $22.000    $16.375    $13.125

                                                       THREE MONTHS ENDED FISCAL 1996
                                                 ------------------------------------------
                                                 JUN 30 (b)   MAR 31    DEC 31(d)   SEP 30
                                                  -------     -------    -------    -------
Net sales......................................   $17,341     $13,786    $12,037    $11,472
Gross profit (b)...............................     8,133       6,382      5,615      5,342
Income (loss) from operations (b)..............     2,265       1,923       (851)     1,611
Income (loss) from continuing operations before
  extraordinary charge.........................     1,627       1,516     (1,400)       924
Loss from discontinued operations, net of
  income tax benefits..........................       (68)        (29)       (53)        --
Income (loss) before extraordinary charge......     1,559       1,487     (1,453)       924
Net income.....................................   $ 1,559     $ 1,455    $(1,556)   $   924
                                                  =======     =======    =======    =======
Basic earnings (loss) per share:
  Before extraordinary charge..................   $   .14     $   .14    $  (.35)   $   .13
  Extraordinary charge.........................        --        (.00)      (.01)        --
                                                  -------     -------    -------    -------
Basic earnings (loss) per share................   $   .14     $   .14    $  (.36)   $   .13
                                                  =======     =======    =======    =======
Diluted earnings (loss) per share:
  Before extraordinary charge..................   $   .14     $   .14    $  (.33)   $   .12
  Extraordinary charge.........................        --        (.00)      (.01)        --
                                                  -------     -------    -------    -------
Diluted earnings (loss) per share..............   $   .14     $   .14    $  (.34)   $   .12
                                                  =======     =======    =======    =======
Price Range of Common Stock:
     High......................................   $18.125     $14.375    $10.188         (c)
     Low.......................................   $12.625     $ 8.500    $10.000         (c)

---------------

(a) Fourth Quarter 1997 -- Net income was increased by $1,000 for a change in accounting estimate related to income taxes.

(b) Fourth Quarter 1996 -- Capitalization of overhead variances increased gross profit and income from operations by approximately $300.

(c) Second Quarter 1996 -- The Company completed its initial public offering on December 12, 1995.

(d) See Notes L and M regarding claims settlements.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

S. INDUSTRY SEGMENT AND GEOGRAPHIC FINANCIAL AREA INFORMATION

     The Company operates in a single industry, on a global basis: the design, manufacture and sales of metal halide lighting products including materials, components, systems and production equipment.

     Information concerning the Company's operations in different geographic areas at June 30, 1997 and for the year then ended follows:

                                              NORTH     UNITED     OTHER
                                             AMERICA    KINGDOM   FOREIGN   ELIMINATIONS   CONSOLIDATED
                                             --------   -------   -------   ------------   ------------
Net sales to unaffiliated customers........  $ 74,095   $ 5,786   $5,764      $     --       $ 85,645
Transfers between geographic areas.........     3,424        --       --        (3,424)            --
                                             --------   -------   ------      --------       --------
Net sales..................................  $ 77,519   $ 5,786   $5,764      $ (3,424)      $ 85,645
                                             ========   =======   ======      ========       ========
Operating profit...........................  $ 10,811   $   347   $  270      $   (335)      $ 11,093
Identifiable assets........................   130,363    14,937    4,895       (15,357)       134,838

---------------

     The information presented above may not be indicative of the results of operations if the geographic areas were independent organizations. Transfers between geographic areas and other geographic transactions are made at established transfer prices. Operating profit by geographic segment is net sales less operating costs, excluding interest and income taxes. Net sales generated by the foreign operations or identifiable assets of foreign operations were less than 10% of related consolidated totals for fiscal 1996 and 1995.

     Export sales from the Company's United States operations, which did not exceed 10% of consolidated sales to any individual country, amounted to $16,696, $12,129 and $6,442 in fiscal 1997, 1996 and 1995, respectively.

     In fiscal 1997 and fiscal 1995 no single customer accounted for 10% or more of the Company's net sales, while approximately $5,689, or 10%, of fiscal 1996 net sales were made to one customer.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Reporting Disaggregated Information about a Business Enterprise". The statement requires a "management" approach to reporting financial and descriptive information about a Company's operating segments. The Company must adopt this statement in the first quarter of fiscal 1999. Management is currently studying the potential effect of adopting this statement.

T. SUBSEQUENT EVENTS

     In July 1997, the Company issued 3,000,000 shares of its Common Stock in a public offering. A portion of the net proceeds from this offering were used to repay substantially all amounts outstanding under its Revolving Credit and Security Agreement and its $8,400 term note. The early extinguishment of this debt will result in an extraordinary charge against the first quarter fiscal 1998 earnings of approximately $500 net of applicable estimated income tax benefits.

     In September 1997, the Company announced the signing of a letter of intent to acquire Ruud Lighting, Inc. for $35,500 and 3 million shares of the Company's Common Stock. The Company intends to complete this acquisition through a combination of available cash from its July 1997 offering and additional bank financing.

U. DISCONTINUED OPERATIONS, SPIN-OFF OF MICROSUN BUSINESS

     In March 1998, the Company approved a plan to distribute to its shareholders all of the ownership of Microsun Technologies, Inc., a wholly-owned subsidiary responsible for development, design, assembly, marketing and distribution of metal halide portable fixtures for residential and hospitality uses, in a spin-off

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

transaction which is expected to be tax-free. The Company believes the spin-off will enable the Company and MicroSun to devote the resources necessary to develop their individual core strategies in pursuit of their unique growth objectives.

     Summary operating information for MicroSun for the years ended June 30, 1997 and 1996, is presented below for informational purposes only and does not necessarily reflect what the results of operations would have been had MicroSun operated as a stand-alone entity.

                                                                YEAR ENDED
                                                                 JUNE 30,
                                                              ---------------
                                                               1997     1996
                                                              ------    -----
Sales.......................................................  $  845    $  --
Costs and expenses..........................................   1,469      205
                                                              ------    -----
Loss before income taxes....................................     624      205
Income tax benefit..........................................     172       55
                                                              ------    -----
Net loss....................................................  $ (452)   $(150)
                                                              ======    =====

     The estimated date of disposition extends to December 31, 1998 pending the determination of the spin-off as tax-free. As a result of the Board of Directors' approval to spin-off the MicroSun business, the consolidated financial statements of ADLT have been adjusted and restated to reflect the results of operations of MicroSun as a discontinued operation in accordance with generally accepted accounting principles.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                               MARCH 31,    JUNE 30,
                                                                 1998         1997
                                                              -----------   --------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 30,621     $  4,198
  Short-term investments....................................      4,075        4,075
  Trade receivables, less allowances of $397 and $315.......     38,433       28,916
  Receivables from related parties..........................      1,087          346
  Inventories:
     Finished goods.........................................     28,599       21,143
     Raw materials and work-in-process......................     12,862        7,982
                                                               --------     --------
                                                                 41,461       29,125
  Prepaid expenses..........................................      3,018        1,363
  Deferred taxes............................................      5,995        2,566
                                                               --------     --------
Total current assets........................................    124,690       70,589
Property, plant and equipment:
  Land and buildings........................................     27,816        6,143
  Machinery and equipment...................................     49,731       32,712
  Furniture and fixtures....................................     15,119        7,704
                                                               --------     --------
                                                                 92,666       46,559
  Less accumulated depreciation.............................     10,869        8,558
                                                               --------     --------
                                                                 81,797       38,001
Deferred taxes..............................................      2,050          535
Receivables from related parties............................      2,532        1,209
Net assets associated with discontinued operations -- Note
  K.........................................................      2,358           --
Investments in affiliates...................................     21,902        7,565
Intangible assets...........................................     34,485        4,737
Other assets................................................      7,445        4,217
Excess of cost over net assets of businesses acquired,
  net.......................................................     31,440        7,985
                                                               --------     --------
                                                               $308,699     $134,838
                                                               ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current portion of long-term debt.....   $  2,247     $  3,731
  Accounts payable..........................................     15,761       15,773
  Payables to related parties...............................        731          699
  Employee-related liabilities..............................      3,670        2,674
  Accrued income and other taxes............................      3,377        1,689
  Other accrued expenses....................................     11,258        3,643
                                                               --------     --------
Total current liabilities...................................     37,044       28,209
Long-term debt..............................................    117,520       35,908
Other liabilities...........................................        866          463
Deferred taxes..............................................      4,491        4,226
Shareholders' equity
  Common stock..............................................         20           13
  Paid-in-capital...........................................    171,854       59,087
  Retained earnings (deficit)...............................    (23,096)       6,932
                                                               --------     --------
                                                                148,778       66,032
                                                               --------     --------
                                                               $308,699     $134,838
                                                               ========     ========

See notes to condensed consolidated financial statements.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (IN THOUSANDS, EXCEPT PER SHARE DOLLAR AMOUNTS)

                                                          THREE MONTHS ENDED   NINE MONTHS ENDED
                                                              MARCH 31,            MARCH 31,
                                                          ------------------   ------------------
                                                            1998      1997       1998      1997
                                                          --------   -------   --------   -------
Net sales...............................................  $ 49,075   $22,034   $110,891   $60,291
Costs and expenses:
  Cost of sales -- Note I...............................    30,448    11,801     66,241    32,299
  Marketing and selling.................................     7,523     3,784     16,854    10,299
  Research and development..............................     2,848     1,291      6,069     3,851
  General and administrative............................     3,087     1,855      7,307     5,378
  Fiber optic joint venture formation costs.............        --        --        212        --
  Purchased in-process research & development--Note I...    18,220        --     18,220        --
  Special charges -- Note I.............................    15,700               15,700        --
  Settlement of claim...................................        --        --         --       771
  Amortization of intangible assets.....................       505       101        930       195
                                                          --------   -------   --------   -------
Income (loss) from operations...........................   (29,256)    3,202    (20,642)    7,498
Other income (expense):
  Interest expense......................................    (1,325)     (392)    (1,649)     (749)
  Interest income.......................................       274       283      1,079       610
  Loss from equity investment...........................        (2)       --         (2)       --
                                                          --------   -------   --------   -------
Income (loss) from continuing operations before income
  taxes and extraordinary charge........................   (30,309)    3,093    (21,214)    7,359
Income taxes............................................    (2,356)    1,123        918     2,616
                                                          --------   -------   --------   -------
Income (loss) from continuing operations before
  extraordinary charge..................................   (27,953)    1,970    (22,132)    4,743
Loss from discontinued operations, net of income tax
  benefits -- Note K....................................    (6,753)      (88)    (7,292)     (241)
                                                          --------   -------   --------   -------
Income (loss) before extraordinary charge...............   (34,706)    1,882    (29,424)    4,502
Extraordinary charge from early extinguishment of debt,
  net of income tax benefits -- Note E..................      (604)       --       (604)       --
                                                          --------   -------   --------   -------
NET INCOME (LOSS).......................................  $(35,310)  $ 1,882   $(30,028)  $ 4,502
                                                          ========   =======   ========   =======
Earnings per share -- Basic:
  Income (loss) from continuing operations..............  $  (1.40)  $   .15   $  (1.26)  $   .36
  Loss from discontinued operations.....................      (.34)     (.01)      (.42)     (.02)
  Extraordinary charge..................................      (.03)       --       (.03)       --
                                                          --------   -------   --------   -------
EARNINGS PER SHARE -- BASIC.............................  $  (1.77)  $   .14   $  (1.71)  $   .34
                                                          ========   =======   ========   =======
Earnings per share -- Diluted
  Income (loss) from continuing operations..............  $  (1.40)  $   .14   $  (1.26)  $   .35
  Loss from discontinued operations.....................      (.34)       --       (.42)     (.02)
  Extraordinary charge..................................      (.03)       --       (.03)       --
                                                          --------   -------   --------   -------
EARNINGS PER SHARE -- DILUTED...........................  $  (1.77)  $   .14   $  (1.71)  $   .33
                                                          ========   =======   ========   =======
Weighted average shares outstanding
  Basic.................................................    19,917    13,438     17,540    13,205
                                                          ========   =======   ========   =======
  Diluted...............................................    19,917    13,802     17,540    13,503
                                                          ========   =======   ========   =======

See notes to condensed consolidated financial statements.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

      CONDENSED STATEMENT OF CONSOLIDATED SHAREHOLDERS' EQUITY (UNAUDITED)
                        NINE MONTHS ENDED MARCH 31, 1998

                                                COMMON STOCK                 RETAINED
                                             ------------------   PAID-IN    EARNINGS
                                             SHARES   PAR VALUE   CAPITAL    (DEFICIT)    TOTAL
                                             ------   ---------   --------   ---------   --------
                                                                (IN THOUSANDS)
Balance at July 1, 1997....................  13,435      $13      $ 59,087   $  6,932    $ 66,032
Net loss...................................      --       --            --    (30,028)    (30,028)
Net proceeds from public offering of common
  shares...................................   3,000        3        69,317         --      69,320
Issuance of shares in connection with
  purchases of businesses..................   3,600        4        42,619         --      42,623
Stock options exercised....................      70       --           831         --         831
                                             ------      ---      --------   --------    --------
BALANCE AT MARCH 31, 1998..................  20,105      $20      $171,854   $(23,096)   $148,778
                                             ======      ===      ========   ========    ========

See notes to condensed consolidated financial statements.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1998         1997
                                                              --------     --------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
  Net income (loss).........................................  $(30,028)    $  4,502
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Purchased in-process research and development...........    18,220           --
    Depreciation and amortization...........................     3,335        1,829
    Provision for discontinued operations...................     9,100           --
    Special charges.........................................    18,500           --
    Deferred income taxes...................................    (5,750)       1,782
    Extraordinary loss......................................       604           --
    Changes in operating assets and liabilities:
      Trade receivables.....................................    (8,063)      (9,400)
      Inventories...........................................    (5,673)      (5,612)
      Prepaids and other assets.............................   (15,008)      (2,430)
      Accounts payable and accrued expenses.................    (3,384)       2,869
      Other liabilities.....................................        84          (74)
                                                              --------     --------
         Net cash used in operating activities..............   (18,063)      (6,534)
INVESTING ACTIVITIES
  Capital expenditures......................................    (7,058)     (11,589)
  Purchase of short-term investments........................        --      (10,229)
  Purchases of businesses...................................   (50,441)      (6,595)
  Investments in affiliates.................................    (4,343)      (1,023)
  Use of net proceeds from public offering:
    Capital expenditures....................................   (14,507)          --
    Investment in joint venture with Rohm & Haas Company....    (2,000)          --
    Acquisition of minority interest in Fiberstars, Inc.....    (4,780)          --
                                                              --------     --------
         Net cash used in investing activities..............   (83,129)     (29,436)
FINANCING ACTIVITIES
  Proceeds from revolving credit facility...................   313,196       65,189
  Payments of revolving credit facility.....................  (305,237)     (47,344)
  Proceeds from long-term debt..............................   104,353       14,822
  Payments of long-term debt and capital leases.............   (21,848)      (5,896)
  Issuance of common stock..................................       831          434
  Net proceeds from public offering.........................    69,320       30,091
  Use of net proceeds from public offering (excluding
    $11,199 used for working capital purposes for the nine
    months ended March 31, 1998):
    Payment of long-term debt...............................    (7,400)          --
    Payment of revolving credit facility....................   (25,600)     (16,800)
                                                              --------     --------
         Net cash provided by financing activities..........   127,615       40,496
                                                              --------     --------
Increase in cash and cash equivalents.......................    26,423        4,526
Cash and cash equivalents, beginning of period..............     4,198        1,682
                                                              --------     --------
         CASH AND CASH EQUIVALENTS, END OF PERIOD...........  $ 30,621     $  6,208
                                                              ========     ========
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid.............................................  $  1,673     $    684
  Income taxes paid.........................................     2,280           81
  Capitalized interest......................................       680          206
  Noncash transactions:
    Equipment acquired through capital leases...............       376        1,004
    Property acquired by assuming mortgage..................     4,807           --
    Stock issued for purchases of businesses................    42,623        1,537
  Detail of acquisitions:
    Assets acquired.........................................  $120,972     $ 14,212
    Liabilities assumed.....................................   (26,149)      (5,688)
    Stock issued............................................   (42,623)      (1,537)
                                                              --------     --------
    Cash paid...............................................    52,200        6,987
      Less cash acquired....................................    (1,759)        (392)
                                                              --------     --------
    Net cash paid for acquisition...........................  $ 50,441     $  6,595
                                                              ========     ========

See notes to condensed consolidated financial statements.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                 MARCH 31, 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)
A. ORGANIZATION

     Advanced Lighting Technologies, Inc. (the "Company" or "ADLT") is an innovation-driven designer, manufacturer and marketer of metal halide lighting products, including materials, system components, systems, and production equipment.

B. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the financial statements include all material adjustments necessary for a fair presentation, including adjustments of a normal and recurring nature as well as the special charges described in Note I. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended June 30, 1997. Operating results for the three months or nine months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full-year ending June 30, 1998.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides authoritative guidance on accounting for and financial reporting of start-up costs and organization costs. The Company is required to adopt the SOP on July 1, 1999 (though earlier application is encouraged) and, upon adoption, expense all previously capitalized start-up costs and organization costs as a cumulative effect of a change in accounting principle. Management is reviewing its capitalization policies and determining the impact that the adoption of this SOP is expected to have on its consolidated results of operations and financial position.

C. ISSUANCE OF COMMON STOCK

     In July 1997, the Company issued three million shares of its Common Stock in a public offering, resulting in net proceeds of $69,320. Approximately $33,000 of the net proceeds from this offering were used to repay substantially all amounts outstanding under its Revolving Credit and Security Agreement and its Term Note (the "Loan Agreement"). Of the remaining net proceeds, $14,507 was used for capital expenditures, primarily production equipment and leasehold improvements, $4,780 was used to purchase 29% of Fiberstars, Inc., a company specializing in the marketing and distribution of fiber optic lighting products, $2,000 was contributed to Unison Fiber Optics Lighting Systems LLC, the Company's joint venture with Rohm and Haas Company, and $11,199 was used for working capital purposes for the nine months ended March 31, 1998.

D. ACQUISITIONS

     During the nine months ended March 31, 1998, the Company completed the following business combinations, both of which were accounted for by the purchase method and, accordingly, results of operations for the acquired businesses have been included in the condensed consolidated statement of operations from their respective dates of acquisition. Assets acquired and liabilities assumed have been recorded at fair value based on appraisals and the best estimates available.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     On January 2, 1998, the Company acquired all of the capital stock outstanding (the "Stock") of Ruud Lighting, Inc. ("Ruud"), located in Racine, Wisconsin. Ruud manufactures and directly markets high-intensity discharge ("HID") lighting systems, with a strong focus on metal halide installations, for commercial, industrial, outdoor, and related lighting applications. The purchase price consisted of $35,500 in cash and three million shares of the Company's Common Stock (valued at $33,023). The excess of the purchase price over the net tangible assets acquired was allocated as $29,928 to various intangible assets such as trade name and customer service infrastructure and $29,031 to the excess of cost over net assets acquired ("goodwill"), which are being amortized over 40 years.

     The following unaudited pro forma results of operations give effect to the acquisition of Ruud Lighting as if it had occurred on July 1, 1996. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have resulted had the acquisition occurred on July 1, 1996, or which may result in the future.

                                                                NINE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1997
                                                              ---------   ---------
Net sales...................................................  $ 147,052   $111,681
Income (loss) from continuing operations before
  extraordinary charge......................................    (28,551)     6,238
Net income (loss)...........................................    (29,155)     6,238
Earnings (loss) per share -- diluted:
  Before extraordinary charge...............................  $   (1.63)  $    .38
  Net income................................................  $   (1.66)  $    .38

     On January 28, 1998, the Company completed the acquisition of Deposition Sciences, Inc.("DSI"), of Santa Rosa, California. DSI is the leader in the development of sophisticated thin film deposition systems (equipment) and coatings for lighting applications, with particular emphasis on coatings for metal halide lighting systems. The purchase price consisted of $14,500 in cash and 599,717 shares of the Company's Common Stock (valued at $9,600). The excess of the purchase price over the net tangible assets acquired was allocated as $18,220 to in-process research and development ("R&D") and $3,840 to intangible assets. Intangibles consist of trade names, assembled workforce and goodwill, and are amortized over 10 years. Purchased in-process R&D includes the value of products in the development stage and not considered to have reached technological feasibility and, in accordance with generally accepted accounting principles, was capitalized but immediately written-off subsequent to the acquisition of DSI.

E. REVOLVING BANK CREDIT FACILITY

     On January 2, 1998, the Company replaced its existing Loan Agreement and other borrowings in North America with an $85,000 revolving credit facility provided by several North American financial institutions ("Bank Credit Facility"). Proceeds from this facility were partially used to finance the $35,500 cash portion of the Ruud purchase price and the $14,500 cash portion of the DSI purchase price. Proceeds were also used to repay $19,200 of existing and outstanding North American bank borrowings of ADLT, Ruud and DSI.

     The facility has a three-year term expiring in December 2000, extendable annually for a three-year term. Interest rates on loans outstanding are based, at the Company's option, on LIBOR (plus .625% to 1.75%) or the agent bank's prime rate. The Company is also obligated to pay commitment fees of between .20% and .375% on the unused portion of the facility. The facility contains certain affirmative and negative covenants customary for this type of agreement, prohibits cash dividends, and includes financial covenants with respect to interest coverage, cash flow and tangible net worth. The principal security for the facility is substantially all of the personal property of the Company and each of its North American subsidiaries and a pledge of stock of each of the Company's principal subsidiaries.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     The early extinguishment of debt under the Loan Agreement resulted in a noncash write-off of deferred financing costs and an extraordinary charge amounting to $604, net of applicable income tax benefits of $311, in the three months ended March 31, 1998.

F. SENIOR NOTES OFFERING

     On March 13, 1998, the Company sold $100,000 of Senior Notes due March 15, 2008, resulting in net proceeds of approximately $96,150. The Notes have an annual coupon of 8% and are redeemable at the Company's option, in whole or in part, on or after March 15, 2003 at certain preset redemption prices. In addition, at any time prior to March 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes at 108% of par with the proceeds of one or more public equity offerings. Interest on the Senior Notes is payable semiannually on March 15 and September 15 of each year beginning on September 15, 1998. There are no sinking fund requirements.

     The Indenture contains covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined therein) to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, create liens, engage in transactions with stockholders and affiliates, sell assets and, with respect to the Company only, engage in mergers and consolidations.

     Approximately $76,300 of the net proceeds from the Senior Notes were used to repay amounts outstanding under the Bank Credit Facility, thereby lengthening the term of the Company's debt, most of which had been incurred to finance the acquisitions of Ruud Lighting and DSI.

G. PURCHASE OF CORPORATE HEADQUARTERS

     During March 1998, the Company purchased land and building in Solon, Ohio for $7,758, which includes the assumption of an existing mortgage of approximately $4,800. The mortgage has a 9.39% interest rate, a prepayment penalty that approximates $1,000, requires monthly amortizing payments and a final term payment of $4,100 due in June 2006. Prior to the purchase, a portion of the property was leased and used by the Company for system components manufacturing and office space. Subsequent to the purchase, the Company relocated its world headquarters to the facility. The Company has invested and intends to invest additional amounts for expanded manufacturing, sales and training facilities.

H. ADDITIONAL INVESTMENT IN FIBERSTARS, INC.

     During July 1997, the Company purchased an equity interest in Fiberstars, Inc., a marketer and distributor of fiber optic lighting products. At December 31, 1997, the Company owned approximately 669,000 common shares, or 19.6% of Fiberstars' shares outstanding. On February 11, 1998, the Company increased its equity ownership to approximately 1,023,000 common shares, or 29% of Fiberstars' shares outstanding. Accordingly, the Company has changed its method of carrying the investment to equity from cost in the quarter ended March 31, 1998. The Company can not purchase additional shares of Fiberstars without the consent of the board of directors of Fiberstars.

I. SPECIAL CHARGES

     During the three months ended March 31, 1998, the Company recorded special charges related to the purchase price allocation for Deposition Sciences Inc. ("DSI") and an assessment of the Company's global power supply operations.

     The Company completed the acquisition of DSI in January 1998. The special charges include $18,220 for purchased in-process research and development, determined by an independent valuation, relating to the DSI acquisition.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

     The special charges also include $18,500 principally relating to the rationalization of the Company's global power supply operations. With the January 1998 acquisition of Ruud Lighting, Inc., the Company accelerated the rationalization of its existing power supply manufacturing operations and distribution activities in order to capitalize on new opportunities not previously available. This assessment resulted in (a) the discontinuance of certain power supply products at the Company's power supply facilities and (b) the write-down of certain intangible and fixed assets.

     In addition, the charges cover the consolidation and rationalization cost of distribution activities and facilities, the write-down of assets in connection with the implementation of new information systems and a reassessment of investments resulting from a change in expansion strategy arising from the Ruud Lighting acquisition.

     The special charges were determined in accordance with formal plans developed by the Company's management using the best information available to it at the time and, subsequently, approved by the Company's Board of Directors. The amounts the Company may ultimately incur may change as the plans are executed.

     The amounts are classified in the March 31, 1998 statement of operations as: cost of sales--$2,800; purchased in-process research and development--$18,220; and, special charges--$15,700. The activity impacting the accrual related to special charges is summarized in the following table:

                                                               CHARGED                BALANCE AS OF
                                                                  TO       CHARGES      MARCH 31,
                                                              OPERATIONS   UTILIZED       1998
                                                              ----------   --------   -------------
Inventories.................................................   $ 2,800     $    91       $2,709
Asset write-downs:
  Intangibles...............................................     8,942       8,942          -0-
  Fixed assets..............................................     2,650       1,004        1,646
  Other assets..............................................     2,393       2,070          323
Contractual commitments and other accruals..................     1,600         473        1,127
Other.......................................................       115         115          -0-
                                                               -------     -------       ------
                                                               $18,500     $12,695       $5,805
                                                               =======     =======       ======

     Intangible assets primarily represent the excess of the purchase price of acquisition over the fair market value of the net assets acquired ("goodwill") and other costs allocated to tradenames, know-how, and other specifically identifiable intangibles arising from business acquisitions. Asset writedowns for the impairment of long-lived intangibles and fixed assets were determined in accordance with Financial Accounting Standards No. 121.

     Actions required by the plans are expected to be completed by June 30, 1999. Cash outlays to complete the balance of the Company's initiative to rationalize the Company's global power supply operations are estimated to be approximately $1,300.

     The March 31, 1998 balance of the accrual for special charges is classified within the balance sheet as follows:

Inventories.................................................  $2,709
Property, plant, and equipment..............................   1,646
Other assets................................................     323
Other accrued expenses......................................   1,127
                                                              ------
                                                              $5,805
                                                              ======

     After an income tax benefit of $4,664, these special charges reduced net income by $32,056, or $1.61 diluted earnings per share for the three months ended March 31, 1998.

                      ADVANCED LIGHTING TECHNOLOGIES, INC.

J. INCOME TAXES

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to loss before income taxes as a result of the difference between the financial reporting and tax bases of (a) the net assets of Deposition Sciences, Inc. reflected in the March 31, 1998 statement of operations as purchased in-process research and development and (b) a portion of the special charges related asset write-downs.

K. DISCONTINUED OPERATIONS, SPIN-OFF OF MICROSUN BUSINESS

     In March 1998, the Company approved a plan to distribute to its shareholders all of the ownership of Microsun Technologies, Inc. (MicroSun), the subsidiary primarily responsible for development, design, assembly and marketing of metal halide portable fixtures for residential and hospitality uses, in a spin-off transaction which is expected to be tax-free. The Company believes the creation of two separate companies will enable the Company and MicroSun to devote the resources necessary to develop their core strategies in pursuit of their growth objectives.

     Summary operating information for MicroSun for the three month and nine month periods ended March 31, 1998 and 1997, is presented below for informational purposes only and does not necessarily reflect what the results of operations would have been had MicroSun operated as a stand-alone entity.

                                                         THREE MONTHS          NINE MONTHS
                                                       ENDED MARCH 31,       ENDED MARCH 31,
                                                      ------------------    ------------------
                                                       1998        1997      1998        1997
                                                      -------      -----    -------      -----
Sales...............................................  $ 1,610      $ 300    $ 2,764      $ 485
Costs and expenses..................................    2,765        437      4,761        861
                                                      -------      -----    -------      -----
Loss before income taxes............................   (1,155)      (137)    (1,997)      (376)
Income tax benefit..................................     (416)       (49)      (719)      (135)
                                                      -------      -----    -------      -----
Net loss............................................  $  (739)     $ (88)   $(1,278)     $(241)
                                                      =======      =====    =======      =====

     Operating losses through the intended date of the spin-off follow:

                                                              BEFORE INCOME      INCOME
                                                                  TAXES       TAX BENEFITS    NET
                                                              -------------   ------------   ------
Operating losses for the nine months ended March 31, 1998...     $ 1,997         $  719      $1,278
Estimated operating losses from April 1, 1998 to December
  31, 1998..................................................       9,100          3,086       6,014
                                                                 -------         ------      ------
Operating losses through spin-off...........................     $11,097         $3,805      $7,292
                                                                 =======         ======      ======

     The estimated date of disposition extends to December 31, 1998 pending the determination of the spin-off as tax-free. As a result of the Board of Directors' approval to spin-off the MicroSun business, the consolidated financial statements of ADLT have been adjusted and restated to reflect the results of operations of MicroSun as a discontinued operation in accordance with generally accepted accounting principles.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Ruud Lighting, Inc.

     We have audited the accompanying balance sheets of Ruud Lighting, Inc. (the Company) as of November 30, 1997 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended November 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ruud Lighting, Inc. as of November 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1997, in conformity with generally accepted accounting principles.

                                            /s/ Ernst & Young LLP
Cleveland, Ohio
December 19, 1997

                              RUUD LIGHTING, INC.

                                 BALANCE SHEETS

                                                                   NOVEMBER 30
                                                              ----------------------
                                                                1997          1996
                                                              --------      --------
                                                              (IN THOUSANDS, EXCEPT
                                                                  SHARE AMOUNTS)
ASSETS
Current assets:
  Cash......................................................  $    39       $   134
  Trade accounts receivable, less allowances of $24 and $4,
     respectively...........................................    1,600         2,182
  Receivables from related parties..........................       79           259
  Other receivables.........................................       56           216
  Inventories:
     Finished goods.........................................    3,023         2,956
     Raw materials..........................................    5,134         5,082
                                                              -------       -------
                                                                8,157         8,038
  Prepaid expenses..........................................      289           333
                                                              -------       -------
Total current assets........................................   10,220        11,162
Property and equipment:
  Land and buildings........................................   18,450        18,702
  Machinery and equipment...................................   12,834        11,317
  Furniture and fixtures....................................    5,088         4,392
                                                              -------       -------
                                                               36,372        34,411
  Less accumulated depreciation.............................   13,774        11,294
                                                              -------       -------
                                                               22,598        23,117
Investments in affiliates...................................      517           380
Other assets................................................      375           177
                                                              -------       -------
                                                              $33,710       $34,836
                                                              =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term
     debt...................................................  $    --       $ 4,041
  Accounts payable..........................................    4,329         4,190
  Payables to related parties...............................       18           115
  Employee-related liabilities..............................    2,060         1,621
  Accrued taxes.............................................      218           388
  Other accrued liabilities.................................      447           617
                                                              -------       -------
Total current liabilities...................................    7,072        10,972
Long-term debt..............................................   11,074         8,300
Mezzanine equity, 5,240 shares issued and outstanding.......    7,767         7,767
Shareholders' equity:
  Common stock, $1 par value, 56,000 shares authorized,
     5,260 shares issued and outstanding....................        5             5
  Paid-in capital...........................................      120           120
  Retained earnings.........................................    7,672         7,672
                                                              -------       -------
Total shareholders' equity..................................    7,797         7,797
                                                              -------       -------
                                                              $33,710       $34,836
                                                              =======       =======

See notes to financial statements

                              RUUD LIGHTING, INC.

                              STATEMENTS OF INCOME

                                                                YEAR ENDED NOVEMBER 30
                                                              ---------------------------
                                                               1997      1996      1995
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Net sales...................................................  $69,249   $65,443   $58,762
Costs and expenses:
  Cost of sales.............................................   46,746    44,647    41,800
  Marketing and selling.....................................    5,970     6,626     5,027
  Research and development..................................    2,002     1,885     1,725
  General and administrative expenses.......................    6,358     5,478     4,825
                                                              -------   -------   -------
Income from operations......................................    8,173     6,807     5,385
Interest expense............................................   (1,070)     (823)     (730)
                                                              -------   -------   -------
Net income..................................................  $ 7,103   $ 5,984   $ 4,655
                                                              =======   =======   =======

See notes to financial statements

                              RUUD LIGHTING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                        YEARS ENDED
                                                             NOVEMBER 30, 1997, 1996 AND 1995
                                                           -------------------------------------
                                                           COMMON   PAID-IN   RETAINED
                                                           STOCK    CAPITAL   EARNINGS    TOTAL
                                                           ------   -------   --------   -------
                                                                      (IN THOUSANDS)
Balance December 1, 1994.................................   $  5     $120     $ 5,373    $ 5,498
  Net income.............................................     --       --       4,655      4,655
  Distributions to shareholders..........................     --       --      (3,250)    (3,250)
  Transfer to mezzanine equity...........................     --       --        (701)      (701)
                                                            ----     ----     -------    -------
Balance November 30, 1995................................      5      120       6,077      6,202
  Net income.............................................     --       --       5,984      5,984
  Distributions to shareholders..........................     --       --      (2,800)    (2,800)
  Transfer to mezzanine equity...........................     --       --      (1,589)    (1,589)
                                                            ----     ----     -------    -------
Balance November 30, 1996................................      5      120       7,672      7,797
  Net income.............................................     --       --       7,103      7,103
  Distributions to shareholders..........................     --       --      (7,103)    (7,103)
                                                            ----     ----     -------    -------
Balance November 30, 1997................................   $  5     $120     $ 7,672    $ 7,797
                                                            ====     ====     =======    =======

See notes to financial statements

                              RUUD LIGHTING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED NOVEMBER 30
                                                              ----------------------------
                                                                1997      1996      1995
                                                              --------   -------   -------
                                                                     (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  7,103   $ 5,984   $ 4,655
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................     2,621     2,427     2,232
  Provision for doubtful accounts...........................        20        --        --
  Loss on disposal of property and equipment................        31         6        87
  Net changes in:
     Accounts receivable and other receivables..............       902      (831)      (88)
     Inventories............................................      (119)     (499)     (357)
     Prepaid expenses and other assets......................      (154)      (67)     (167)
     Accounts payable and accrued expenses..................       141       232        59
                                                              --------   -------   -------
Net cash provided by operating activities...................    10,545     7,252     6,421
INVESTING ACTIVITIES
Capital expenditures........................................    (2,479)   (8,357)   (5,294)
Proceeds on sale of property................................       346        19        21
Investments in affiliates...................................      (137)      (41)     (339)
                                                              --------   -------   -------
Net cash used in investing activities.......................    (2,270)   (8,379)   (5,612)
FINANCING ACTIVITIES
Net proceeds (payments) on short-term borrowings............    (3,340)     (935)    3,306
Proceeds from issuance of long-term debt....................    27,257     5,069     1,765
Payments of long-term debt..................................   (25,184)     (304)   (2,599)
Distributions to shareholders...............................    (7,103)   (2,800)   (3,250)
                                                              --------   -------   -------
Net cash (used in) provided by financing activities.........    (8,370)    1,030      (778)
                                                              --------   -------   -------
Net (decrease) increase in cash.............................       (95)      (97)       31
Cash at beginning of year...................................       134       231       200
                                                              --------   -------   -------
Cash at end of year.........................................  $     39   $   134   $   231
                                                              ========   =======   =======
Supplemental cash flow information:
  Interest paid.............................................  $  1,083   $ 1,063   $   797
                                                              ========   =======   =======
  Capitalized interest......................................  $     --   $   236   $    65
                                                              ========   =======   =======

See notes to financial statements

                              RUUD LIGHTING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               NOVEMBER 30, 1997
                         (DOLLAR AMOUNTS IN THOUSANDS)
A. ORGANIZATION

  Nature of Business

     Ruud Lighting, Inc. (the Company) purchases and manufactures lighting products primarily for sale in the construction and commercial markets in the United States, Canada, Mexico and Pacific Rim countries. In addition, the Company operates a facility in which aluminum and steel parts are treated, painted and finished with top quality protective coatings. The Company uses these parts in the lighting products it manufactures. It also applies the process to outside customers' products.

B. SIGNIFICANT ACCOUNTING POLICIES

  Inventories

     Inventories are stated at cost, which is not in excess of market. Cost is principally determined using the last-in, first-out (LIFO) method. Certain inventory ($153 at November 30, 1997 and $276 at November 30, 1996) is determined using the first-in, first-out (FIFO) method.

     If the inventories had been costed using the first-in, first-out (FIFO) method, they would have been greater by approximately $565 and $536 at November 30, 1997 and 1996, respectively.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation expense related to buildings and building equipment is computed on the straight-line method. Depreciation expense on all other assets is computed using accelerated methods. Estimated useful lives are as follows:

                                                              YEARS
                                                              -----
Buildings..................................................   15 - 40
Machinery and equipment....................................   5 - 7
Furniture and fixtures.....................................   5 - 7

  Income Taxes

     The Company elected S Corporation status under the provisions of the Internal Revenue Code effective as of December 1, 1985. Under those provisions and most state laws, the Company generally does not pay federal or state income taxes on its taxable income. As a result of a taxable year different than the calendar year, the Company is required to make a refundable corporate tax deposit. This deposit represents the tax effect of income to the shareholders which is deferred due to the election of a November 30 year-end and is adjustable each year based upon changes in income to the shareholders. The deposit is fully refundable upon termination of S Corporation status or changing to a calendar year-end. The deposit was $233 and $177 at November 30, 1997 and 1996, respectively. As an S Corporation, any taxable income or loss of the Company will be includable in the individual income tax returns of the shareholders.

     As of November 30, 1997, there were previously taxed S Corporation earnings not distributed of approximately $14,300.

  Research and Development

     The Company expenses research and development costs as incurred.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    4
Incorporation of Certain Documents by
  Reference...........................    4
Summary...............................    6
Risk Factors..........................   15
Background of the Company.............   22
Use of Proceeds.......................   24
Capitalization........................   25
Unaudited Pro Forma Financial Data....   26
Selected Financial Data...............   29
Management's Discussion and Analysis
  of
  Financial Condition and Results of
  Operations..........................   32
Business..............................   44
Management............................   60
Certain Transactions..................   62
Principal Shareholders................   65
Description of Certain Indebtedness...   66
The Exchange Offer....................   66
Description of the New Notes..........   74
Description of the Old Notes..........   98
Certain United States Federal Income
  Tax Considerations..................   99
Plan of Distribution..................  100
Legal Matters.........................  100
Independent Auditors..................  100
Index to Consolidated Financial
  Statements..........................  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               ADVANCED LIGHTING
                               TECHNOLOGIES, INC.

                                 ADVANCED LOGO

                             OFFER TO EXCHANGE ITS
                          8.00% SENIOR NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          8.00% SENIOR NOTES DUE 2008
                          ---------------------------

                                   PROSPECTUS
                          ---------------------------
                                            , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 1701.59 of the Ohio Revised Code, which eliminates the personal liability in damages of a director for violations of the director's fiduciary duty, except if it is proved by clear and convincing evidence that his action or failure to act involved acts or omissions undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. This statute does not affect the liability of directors pursuant to Section 1701.95 of the Ohio Revised Code (providing for liability of directors for unlawful payment of dividends or unlawful distribution of assets).

     Reference is made to Section 1701.13 of the Ohio Revised Code, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the name of the corporation (a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's articles of incorporation, code of regulations, disinterested director vote, shareholder vote, agreement or otherwise.

     Reference is made to Article Seven of the Code of Regulations (by-laws) of the Company contained in Exhibit 3.2 hereto which provides for the indemnification of directors and officers to the fullest extent permitted by Ohio law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
4.1       Indenture dated as of March 18, 1998 between the Registrant and The Bank of New York, as trustee (incorporated by
          reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 1998).
4.2       Registration Rights Agreement, dated as of March 18, 1998, between the Registrant and Morgan Stanley & Co.
          Incorporated.*
4.3       Form of Security for 8% Senior Notes due 2008 originally
          issued by Advanced Lighting Technologies, Inc. on March 18,
          1998.*
4.4       Form of Security for 8% Senior Notes due 2008 to be issued by Advanced Lighting Technologies, Inc. and registered under the Securities Act of 1933.*
5.1       Opinion of Cowden, Humphrey & Sarlson Co., L.P.A.*
5.2       Opinion of Brown & Wood LLP.*
12        Statement re computation of ratio of earnings to fixed
          charges.*
23.1      Consent of Ernst & Young LLP, Independent Auditors.
23.2      Consent of Cowden, Humphrey & Sarlson Co., L.P.A. (included in Exhibit 5.1).
23.3      Consent of Brown & Wood LLP (included in Exhibit 5.2).
24        Powers of Attorney.*
25        Statement of eligibility of trustee.*
27.1      Financial data schedule.*
27.2      Financial data schedule.*
99.1      Form of Letter of Transmittal.*
99.2      Form of Notice of Guaranteed Delivery.*
99.3      Form of Exchange Agent Agreement.*

---------------
* Previously filed

     (b) Financial Statement Schedules.

     Schedules have been omitted since the information is not applicable, not required or is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT (FORM S-4, NO. 333-58609) TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON SEPTEMBER 8, 1998.


                                        ADVANCED LIGHTING TECHNOLOGIES, INC.


                                        By:          /s/ LOUIS S. FISI

                                           -------------------------------------

                                               Louis S. Fisi


                                             Executive Vice President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----

              /s/ Wayne R. Hellman                Chief Executive Officer and        September 8, 1998
------------------------------------------------  Director
                Wayne R. Hellman

             /s/ Nicholas R. Sucic                Chief Financial Officer, Vice      September 8, 1998
------------------------------------------------  President and Treasurer (Chief
               Nicholas R. Sucic                  Accounting Officer)

                /s/ Alan J. Ruud                  Director                           September 8, 1998
------------------------------------------------
                 Alan J. Ruud*

               /s/ Louis S. Fisi                  Director                           September 8, 1998
------------------------------------------------
                 Louis S. Fisi

             /s/ Theodore A. Filson               Director                           September 8, 1998
------------------------------------------------
              Theodore A. Filson*

              /s/ Francis H. Beam                 Director                           September 8, 1998
------------------------------------------------
                Francis H. Beam*

               /s/ Susuma Harada                  Director                           September 8, 1998
------------------------------------------------
                 Susuma Harada*

             /s/ A Gordon Tunstall                Director                           September 8, 1998
------------------------------------------------
               A Gordon Tunstall*

              /s/ John R. Buerkle                 Director                           September 8, 1998
------------------------------------------------
                John R. Buerkle*

* The undersigned, by signing his name hereto, does hereby execute this Amendment No. 2 to the
  Registration Statement on behalf of the above indicated officers and directors of Advanced Lighting
  Technologies, Inc., pursuant to Powers of Attorney executed by each such officer and director appointing the undersigned as attorney-in-fact and filed with the Securities and Exchange Commission.



                                          By: /s/ LOUIS S. FISI


                                            ------------------------------------

                                            Louis S. Fisi

                                            Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
4.1       Indenture dated as of March 18, 1998 between the Registrant and The Bank of New York, as trustee (incorporated by
          reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 1998).
4.2       Registration Rights Agreement, dated as of March 18, 1998, between the Registrant and Morgan Stanley & Co.
          Incorporated.*
4.3       Form of Security for 8% Senior Notes due 2008 originally
          issued by Advanced Lighting Technologies, Inc. on March 18,
          1998.*
4.4       Form of Security for 8% Senior Notes due 2008 to be issued by Advanced Lighting Technologies, Inc. and registered under the Securities Act of 1933.*
5.1       Opinion of Cowden, Humphrey & Sarlson Co., L.P.A.*
5.2       Opinion of Brown & Wood LLP.*
12        Statement re computation of ratio of earnings to fixed
          charges.*
23.1      Consent of Ernst & Young LLP, Independent Auditors.
23.2      Consent of Cowden, Humphrey & Sarlson Co., L.P.A. (included in Exhibit 5.1).
23.3      Consent of Brown & Wood LLP (included in Exhibit 5.2).
24        Powers of Attorney.*
25        Statement of eligibility of trustee.*
27.1      Financial data schedule.*
27.2      Financial data schedule.*
99.1      Form of Letter of Transmittal.*
99.2      Form of Notice of Guaranteed Delivery.*
99.3      Form of Exchange Agent Agreement.*

---------------

* Previously filed.